UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

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The Aaron’s Company, Inc.
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400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339

March 21, 2024

To Our Fellow Shareholders:
It is our pleasure to invite you to attend the 2024 Annual Meeting of Shareholders (the "Annual Meeting") of The Aaron’s Company, Inc. ("we," "our," "us," "The Aaron's Company" or the "Company") to be held on Wednesday, May 15, 2024, at 10:00 a.m., local time, at the law offices of Troutman Pepper Hamilton Sanders LLP, located at 600 Peachtree Street, N.E., Suite 3000, Atlanta, GA 30308. We will also offer a webcast of the Annual Meeting on the Investor Relations page of our website at investor.aarons.com under News & Events, Events Calendar. This will allow you to listen to the Annual Meeting but will not provide the opportunity to vote or otherwise participate in the Annual Meeting.
At the Annual Meeting, shareholders will vote on proposals to: (i) elect ten directors to each serve a one-year term expiring at the 2025 Annual Meeting of Shareholders, or until their successor is duly elected and qualified, (ii) approve, on a non-binding, advisory basis, the Company's named executive officer compensation, (iii) ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2024, (iv) approve an amendment and restatement of The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan, and (v) transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Annual Meeting will be followed by a report on the Company's financial performance and operations.
We believe the Proxy Statement and Annual Meeting are critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of shareholders at the Annual Meeting, solicit your vote on those proposals, provide you with information about our Board of Directors and executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as shareholders.
Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, as to how you would like to vote your shares on the proposals presented in the Proxy Statement. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, to your enclosed proxy card, so that your shares may be represented at the Annual Meeting.
We look forward to your participation in the Annual Meeting. On behalf of our management and directors, we want to thank you for your continued support of, and confidence in, The Aaron’s Company.

Sincerely,

John W. Robinson III	Douglas A. Lindsay
Chairman of the Board of Directors	Chief Executive Officer

400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2024
The 2024 Annual Meeting of Shareholders (the "Annual Meeting") of The Aaron’s Company, Inc. ("we," "our," "us," "The Aaron’s Company" or the "Company"), will be held on Wednesday, May 15, 2024, at 10:00 a.m., local time, and currently is scheduled to be held at the law offices of Troutman Pepper Hamilton Sanders LLP, located at 600 Peachtree Street, N.E., Suite 3000, Atlanta, GA 30308, for the purpose of considering and voting on the following items:

1.
Election of the ten directors named in the accompanying Proxy Statement to each serve a one-year term expiring at the 2025 Annual Meeting of Shareholders, or until their successor is duly elected and qualified.

2.	Approval, on a non-binding, advisory basis, of the Company's named executive officer compensation.
3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2024.
4.	Approval of an amendment and restatement of The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan.
5.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Information relating to these items is provided in the accompanying Proxy Statement.
    We will also offer a webcast of the Annual Meeting on the Investor Relations section of our website at investor.aarons.com under News & Events, Events Calendar that will allow you to listen to the Annual Meeting but will not provide the opportunity to vote or otherwise participate in the Annual Meeting.
    Only shareholders of record, as shown on the stock transfer books of The Aaron’s Company on March 14, 2024, are entitled to notice of, and to vote at, the Annual Meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in "street name," you must contact the firm that holds your shares for instructions on how to vote your shares.
If you were a shareholder of record on March 14, 2024, you are strongly encouraged to vote in one of the following ways, whether or not you plan to participate in the Annual Meeting: (1) in person; (2) by telephone; (3) by the Internet; or (4) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Rachel G. George
Executive Vice President, General Counsel, Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer

Atlanta, Georgia
March 21, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 15, 2024
We are pleased to announce that we are delivering your proxy materials for the 2024 Annual Meeting of Shareholders by the Internet. Because we are delivering proxy materials by the Internet, the United States Securities and Exchange Commission (the "SEC") requires us to mail a notice to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This notice, which we refer to as our "Notice and Access Letter," is being mailed to our shareholders on or about March 21, 2024.
Our Notice and Access Letter will instruct you on how you may vote your proxy by the Internet or by telephone, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice and Access Letter. Unless you request them, you will not receive printed proxy materials by mail.
The Proxy Statement and Annual Report are available free of charge on our website at investor.aarons.com under Financials, Annual & Proxy Reports and at http://www.proxyvote.com.

FORWARD-LOOKING STATEMENTS
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our environmental, social, and governance goals, commitments and strategies, and our compensation programs. These statements are based on management's current expectations and plans, which involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks, uncertainties, and other important factors that are discussed in our most recently filed annual report on Form 10-K and subsequent filings made with the SEC from time to time. We undertake no obligation to revise or publicly update any of these forward-looking statements, which speak only as of the date they were made, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.
PROXY SUMMARY
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of The Aaron’s Company, Inc. ("we," "our," "us," "The Aaron’s Company" or the "Company,") of proxies for use at the 2024 Annual Meeting of Shareholders, including any adjournment or postponement thereof, which we refer to as the "Annual Meeting." This summary highlights certain material information relating to the Annual Meeting contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire Proxy Statement carefully before voting. We anticipate that our Notice and Access Letter will first be mailed, and that this Proxy Statement along with our Annual Report to Shareholders for the fiscal year ended December 31, 2023 ("Annual Report") will be made available to our shareholders, on or about March 21, 2024.
2024 Annual Meeting of Shareholders

Date and Time	May 15, 2024, at 10:00 a.m., local time
Place	Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street, N.E. Suite 3000 Atlanta, GA 30308
Record Date	March 14, 2024
Voting	Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.
Admission	Attendance at the Annual Meeting will be limited to shareholders as of the record date or their authorized representatives.
Matters To Be Considered and Voting Recommendations

Proposal	Board Recommendation
Elect ten directors of the Company to each serve a one-year term expiring at the 2025 Annual Meeting of Shareholders, or until their successor is duly elected and qualified	"FOR" each director nominee
Approve, on a non-binding advisory basis, the Company's named executive officer compensation	"FOR"
Ratify the appointment of Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm for 2024	“FOR”
Approve an amendment and restatement of The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan	"FOR"
See "Matters To Be Voted On" beginning on page 4 for more information.
Executive Compensation Matters
The Compensation Committee of our Board of Directors designed our executive compensation program to retain key executives and motivate them to foster a culture of engagement and performance. Our executive compensation program is also structured so that a meaningful percentage of compensation is tied to the achievement of challenging financial and operational performance objectives. We believe this design will help enable us to meet the operational, financial and strategic objectives established by our Board of Directors. Each of our named executive officers identified in the "Compensation Discussion and Analysis" section of this Proxy Statement, which we refer to as our "named executive officers" or "NEOs", generally has a greater portion of their total direct compensation that is variable and performance-based than do our other Company employees

(who we refer to in this Proxy Statement as "employees" or "team members" from time to time). This is consistent with our philosophy that incentive compensation opportunities linked to performance – including financial, operating and stock price performance – should increase as overall responsibility increases.
Incentive compensation for 2023 performance is reflective of the Company's financial results. The Aaron's Company, Inc. is a leading, technology-enabled, omni-channel provider of lease-to-own ("LTO") and retail purchase solutions of furniture, electronics, appliances, and other home goods across its brands: Aaron's, BrandsMart U.S.A., BrandsMart Leasing, and Woodhaven Furniture Industries ("Woodhaven").

As of December 31, 2023, the Company's operating and reportable segments are the Aaron's Business and BrandsMart, each as described below.
Aaron's Business Segment
The Aaron's Business segment is comprised of (i) Aaron's branded Company-operated and franchise-operated stores; (ii) aarons.com e-commerce platform ("aarons.com"); (iii) Woodhaven; and (iv) BrandsMart Leasing (collectively, the "Aaron’s Business").
BrandsMart Segment
The retail store and e-commerce operations of BrandsMart U.S.A. (excluding BrandsMart Leasing) comprise the BrandsMart segment (collectively, "BrandsMart").
Fiscal Year 2023 Highlights
Results of the Company's performance for the year ended December 31, 2023, include the following:
•Consolidated revenues were $2.14 billion in 2023 compared to $2.25 billion in 2022, a decrease of 4.9%. This decrease is primarily due to a year over year decline in the Aaron's Business segment of $157.0 million, partially offset by a full-year inclusion of BrandsMart in the Company's consolidated results.
•Total revenues for the Aaron's Business were $1.55 billion in 2023 compared to $1.70 billion in 2022, a decrease of 9.2%. This decrease is primarily driven by a lower lease portfolio size throughout the year, as well as a lower exercise of early purchase options and lower retail and non-retail sales.
•The lease portfolio size, excluding BrandsMart Leasing, began 2023 at $126.5 million, down 7.2% compared to the beginning of 2022, and ended 2023 at $117.7 million, down 7.0% compared to the end of 2022.
•Increases in e-commerce revenues of 6.6% at the Aaron's Business and 2.9% at BrandsMart compared to the prior year.
•The Company opened 43 new GenNext locations, which combined with the 211 locations open at the beginning of the year, totaled 254 GenNext stores that contributed 29.7% of total lease and retail revenues for the Aaron's Business.
•The loss before income taxes was $1.1 million and was negatively impacted by restructuring charges of $15.6 million, BrandsMart acquisition-related costs of $3.6 million, and acquisition-related intangible amortization expense of $10.3 million.
•Diluted earnings per share were $0.09 compared with diluted losses per share of $0.17 in 2022.
•The Company repurchased 608,007 shares of common stock for $6.5 million, which represented 2.0% of the common stock outstanding as of December 31, 2022.
•During the year ended December 31, 2023, the Company paid total cash dividends to shareholders of $15.0 million. This included increasing the quarterly dividend from $0.1125 per share to $0.125 per share, an increase of 11%, beginning with the dividend paid on April 4, 2023.
2023 Performance and Incentive Pay Outcomes
Based on 2023 performance (see "Compensation Discussion and Analysis" for further details), the Compensation Committee approved the following short- and long-term awards for our named executive officers:
•Messrs. Lindsay, Olsen, Wall, Falkenstein, and Ms. George earned annual cash incentive awards of 95.5% of target based on Company financial performance and the achievement of compliance-related goals.

•The preliminary payout percentage for the first year of the three-year performance period for the Adjusted EBITDA portion of 2023 performance share awards is 94.1%, and the preliminary payout percentage for the second year of the three-year performance period for the Adjusted EBITDA portion of the 2022 performance share awards is 0%. Final payouts for the Adjusted EBITDA portion of outstanding 2022 and 2023 performance shares awards will be determined by the Compensation Committee following the completion of the three-year performance period for each award based on the average payout percentages for each year covered by the award. Final payouts for the relative total shareholder return portions of the 2022 and 2023 performance share awards will be determined by the Compensation Committee following the end of the three-year performance period with respect to each award.
See "Compensation Discussion and Analysis" beginning on page 51 for more information.

MATTERS TO BE VOTED ON
Proposal 1: Election of Ten Directors
Our Board of Directors is currently divided into three classes. However, beginning with this Annual Meeting, each director will stand for election to serve for a one-year term expiring at the next annual meeting of shareholders, or until a respective successor is duly elected and qualified. As a result, following the election of directors at the Annual Meeting, our Board will no longer be classified and our directors will thereafter stand for election each year for one-year terms.
Our Board of Directors is presently composed of ten members, and each of the ten members have been nominated for re-election. Each nominee elected to serve as a director will hold office until the expiration of his or her term at the 2025 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the proxy holders will vote for such substitutes as our Board of Directors recommends or the Board may reduce the number of directors accordingly. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected.
The following table provides summary information about each nominee, all of whom currently serve on our Board of Directors. All of the nominees listed below have consented to serve as directors if elected.

Nominee	Age	Occupation	Independent	Joined Our Board
Wangdali C. Bacdayan	53	Venture Partner for Delta-v Capital	Yes	October 2023
Laura N. Bailey	64	Retired Corporate Senior Vice President of Community Impact and Investment of Capital One Financial Corporation	Yes	May 2021
Kelly H. Barrett	59	Retired Senior Vice President of Home Services of Home Depot	Yes	December 2020
Walter G. Ehmer	57	Chairman of Waffle House, Inc.	Yes	December 2020
Hubert L. Harris, Jr.	80	Retired Chief Financial Officer of Invesco North America	Yes	December 2020
Timothy A. Johnson	56	Chief Financial Officer of Victoria's Secret & Co.	Yes	May 2021
Douglas A. Lindsay	54	Chief Executive Officer of The Aaron’s Company, Inc.	No	December 2020
Kristine K. Malkoski	63	Segment Chief Executive Officer, Learning & Development, of Newell Brands	Yes	October 2023
Marvonia P. Moore	66	Retired AT&T Vice President and General Manager	Yes	May 2021
John W. Robinson, III	52	Chairman, The Aaron’s Company, Inc.	Yes	December 2020

Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting with respect to the election of such nominee, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors. Our Board of Directors can then choose to accept the resignation, reject it or take such other action that our Board of Directors deems appropriate.
Our Board of Directors recommends that you vote "FOR"
the election of each of the nominees above.

Proposal 2: Approval, on a Non-Binding Advisory Basis, of Named Executive Officer Compensation
At our 2021 Annual Meeting of Shareholders, our shareholders voted to conduct an advisory vote to approve named executive officer compensation each year. In response to this vote, we provide our shareholders with the annual opportunity to cast an advisory vote to approve the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Among other responsibilities, our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain key executives. The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.
We believe 2023 performance and pay results are indicative of a strong linkage between pay and performance created by our executive compensation structure and incentive plan design. During 2023, the Compensation Committee’s deliberations regarding how much to pay our named executive officers included, among other performance metrics, (i) changes in business strategy, (ii) company performance expectations, (iii) external market data, (iv) actual company performance, (v) individual executive performance and (vi) internal compensation equity with named executive officers. Our focus on these performance metrics in our annual incentive plans led to solid results for 2023, and we believe has positioned our operations well for the future. We believe our equity compensation program serves to further align the interests of our named executive officers with those of our shareholders.
We encourage our shareholders to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which discusses how our compensation policies and programs support our compensation philosophy. Our Board of Directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.
Accordingly, we ask for shareholder approval of the following resolution:
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED."
This vote, which is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, is advisory and therefore not binding on us, our Board of Directors or the Compensation Committee. However, our Board of Directors and the Compensation Committee value the opinions of our shareholders, and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program. Our next advisory vote to approve named executive officer compensation is expected to occur at our 2025 Annual Meeting of Shareholders.
Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our Board of Directors recommends that you vote "FOR"
the resolution approving our named executive officer compensation.

Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors (the "Audit Committee") has appointed Ernst & Young LLP, which we refer to as "EY," to audit our consolidated financial statements for the year ending December 31, 2024, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2024. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.
We are asking our shareholders to ratify EY's appointment as our independent registered public accounting firm. Although ratification is not required by our amended and restated bylaws or otherwise, our Board of Directors is submitting the appointment of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and view the ratification vote as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2024 because of the difficulty and expense of making any change during the current fiscal year. However, our Board of Directors and the Audit Committee will consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2025. Even if EY's appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2024 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote "FOR"
the ratification of the appointment of our independent registered public accounting firm for 2024.

Proposal 4: Vote to Approve the Amendment and Restatement of the Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan
On March 13, 2024, upon recommendation by the Compensation Committee, the Board approved and adopted, subject to the approval of the Company’s shareholders at the Annual Meeting, an amendment and restatement of The Aaron’s Company, Inc. Amended and Restated 2020 Equity Incentive Plan (the “Amended 2020 Plan”). The Aaron’s Company, Inc. Equity and Incentive Plan (the “Original 2020 Plan”) was originally approved by PROG Holdings, Inc. (formerly Aaron’s Holdings Company, Inc.) (the “Former Parent”)—at the time, the Company’s sole shareholder—on November 11, 2020, in anticipation of our spin-off as an independent, publicly traded company. On August 25, 2021, our shareholders approved an amendment and restatement of the Original 2020 Plan in the form of The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan (the “Prior Amended Plan”). We are asking our shareholders to approve the Amended 2020 Plan, which amends and restates the Prior Amended Plan.
Shareholder approval of the Amended 2020 Plan would primarily make available for awards under the Amended 2020 Plan an additional 1,527,000 shares of common stock, par value $0.50 per share, of the Company (“Common Stock”), as described below and in the Amended 2020 Plan, with such amount subject to adjustment, including under the Amended 2020 Plan’s share counting rules. The Company is also proposing to amend the Prior Amended Plan to make certain additional changes to the Prior Amended Plan. The material substantive changes are described below under the heading “Summary of Material Changes from Prior Amended Plan.”
If approved by shareholders at the Annual Meeting, the Amended 2020 Plan will continue to afford the Compensation Committee the flexibility to design and operate cash and equity-based compensatory awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company. If the Amended 2020 Plan is approved by shareholders at the Annual Meeting, it will be effective as of the date of the Annual Meeting, and future grants will be made on or after such date under the Amended 2020 Plan. If the Amended 2020 Plan is not approved by our shareholders, then it will not become effective, no awards will be made under the Amended 2020 Plan, and the Prior Amended Plan will remain in effect.
Why We Believe You Should Vote for this Proposal
The Amended 2020 Plan continues to authorize our Compensation Committee to provide annual incentive awards and equity-based compensation in the form of options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, annual incentive awards, dividend equivalents and other equity-based or equity-related awards for the purpose of providing our non-employee directors, officers and other employees (and those of our subsidiaries), and certain non-employees, incentives and rewards for service and/or performance. Some of the key features of the Amended 2020 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.
The use of Common Stock as part of our compensation program is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our shareholders and promotes a focus on long-term value creation, because our equity compensation awards are generally subject to vesting and/or performance criteria.
As of March 14, 2024, 540,157 shares of Common Stock remained available for awards under the Prior Amended Plan. If the Amended 2020 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.
The following includes aggregated information regarding the overhang and dilution associated with the Prior Amended Plan and the potential dilution associated with the Amended 2020 Plan. This information is as of March 14, 2024. As of that date, there were approximately 30,625,548 shares of Common Stock outstanding:
Common Stock Subject to Outstanding Awards and Available for Future Awards:
•Total shares subject to outstanding full-value awards (restricted stock, restricted stock units, and performance share units (“PSUs”) based on target performance): 2,078,422 shares (6.8% of our outstanding Common Stock)
•Total shares subject to outstanding options: 1,117,076 shares (3.6% of our outstanding Common Stock) (outstanding options have a weighted average exercise price of $14.67 and a weighted average remaining term of 6.40 years)
•Total shares subject to outstanding awards, as described above (full-value awards and options): 3,195,498 shares (10.4% of our outstanding Common Stock)

•Total shares available for awards under the Prior Amended Plan: 540,157 shares (approximately 1.8% of our outstanding Common Stock)
•The total number of shares of Common Stock subject to outstanding awards (3,195,498 shares), plus the total number of shares available for future awards under the Prior Amended Plan (540,157 shares), represents a current overhang percentage of 12.2% (in other words, the potential dilution of our shareholders represented by the Prior Amended Plan)
Proposed Shares Available for Awards Under Amended 2020 Plan:
•1,527,000 additional shares of Common Stock (approximately 5.0% of our outstanding Common Stock, which percentage reflects the simple dilution of our shareholders that would occur if the Amended 2020 Plan is approved), subject to adjustment, including under the share counting rules of the Amended 2020 Plan
•The total shares subject to outstanding awards as described above as of March 14, 2024 (3,195,498 shares), plus the shares remaining available for awards under the Prior Amended Plan as of such date (540,157 shares), plus the proposed additional shares available for awards under the Amended 2020 Plan (1,527,000 shares), represent an approximate total overhang of 5,262,655 shares (17.2% of our Common Stock) under the Amended 2020 Plan
Based on the closing price on the New York Stock Exchange for our Common Stock on March 14, 2024 of $6.95 per share, the aggregate market value as of March 14, 2024 of the 1,527,000 additional shares of Common Stock requested under the Amended 2020 Plan was $10,612,650.
In 2021, 2022, and 2023, we granted awards under The Aaron’s Company, Inc. 2020 Equity and Incentive Plan (including as amended) covering 677,130 shares, 929,384 shares, and 1,353,206 shares, respectively. Based on our basic weighted average shares of Common Stock outstanding for those three years of 32,992,000, 30,881,000, and 30,778,000, respectively, for the three-year period 2021-2023, our average burn rate, not taking into account forfeitures, was 3.2% (our individual years’ burn rates were 2.1% for 2021, 3.0% for 2022, and 4.4% for 2023).
In determining the number of shares to request for approval under the Amended 2020 Plan, our management team worked with the Compensation Committee and Exequity, LLP to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for approval of the Amended 2020 Plan.
If the Amended 2020 Plan is approved, we intend to utilize the shares authorized under the Amended 2020 Plan to continue our practice of incentivizing directors and employees through equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended 2020 Plan combined with the shares available for future awards will last for approximately 2 years, based on our recent grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match recent rates or our share price changes materially. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, as well as responsible and mindful of shareholder interests, as described above.
As noted below, our Compensation Committee retains full discretion under the Amended 2020 Plan to determine the number and amount of awards to be granted under the Amended 2020 Plan, subject to the terms of the Amended 2020 Plan, and future benefits that may be received by participants under the Amended 2020 Plan are not determinable at this time.
Summary of Material Changes from Prior Amended Plan
Increase in Shares Available for Awards. The Amended 2020 Plan increases the number of shares available for awards by 1,527,000 shares to a total of 8,302,000 (and correspondingly increases the number of shares that may be issued pursuant to incentive stock options), subject to adjustment, including under the Amended 2020 Plan’s share counting rules.
Extension of Term. The Amended 2020 Plan extends the term under which awards may be granted until the tenth anniversary of the date shareholders approve the Amended 2020 Plan.
Non-Employee Director Compensation Limit. The Amended 2020 Plan adds a new $750,000 limit on the amount of compensation (covering cash and equity awards in the aggregate) a non-employee director may receive each calendar year.
Clawback Provisions. The Amended 2020 Plan enhances the clawback provisions of the Prior Amended Plan to accommodate and support the Company’s enforcement of the New York Stock Exchange clawback listing standards (and the Company’s related clawback policy) that were adopted in 2023.
Other Changes. In addition to the changes described above, the Amended 2020 Plan includes various non-substantive conforming and clarifying changes.

Summary of Other Material Terms of the Amended 2020 Plan
The actual text of the Amended 2020 Plan is attached as Appendix B to this Proxy Statement. The following description is only a summary of the principal terms and provisions of the Amended 2020 Plan and is qualified by reference to the actual text as set forth in Appendix B to this Proxy Statement.
Capitalized terms used in this summary, but not otherwise defined in this summary, have the respective meanings ascribed to them in the Amended 2020 Plan.
Administration of the Amended 2020 Plan
The Board may appoint the Compensation Committee or such other committee consisting of two or more members of the Board (in each case, the “Committee”) to administer the Amended 2020 Plan, and the Board currently designates the Compensation Committee to serve this function. The Committee has the authority to select the eligible persons who receive awards under the Amended 2020 Plan, to set the terms and conditions of such awards subject to the limitations under the Amended 2020 Plan (including the term, exercise price, vesting conditions, and the consequences of termination of employment, as applicable), to modify the terms of awards made under the Amended 2020 Plan, to interpret and administer the Amended 2020 Plan and awards made thereunder, to make any adjustments necessary or desirable in connection with awards under the Amended 2020 Plan to eligible participants located outside the United States, and to adopt, amend or rescind such rules and regulations, and make such other determinations, for carrying out the Amended 2020 Plan as it may deem appropriate.
Decisions of the Committee on all matters relating to the Amended 2020 Plan will be in the Committee’s sole discretion and will be conclusive, final and binding on all parties, subject to applicable law.
In the event the Company assumes outstanding equity awards or the right or obligation to make such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of awards as it deems equitable and appropriate to prevent dilution or enlargement of benefits intended to be made under the Amended 2020 Plan.
The Committee may delegate to one or more of its members such of its authority as it deems appropriate (provided that any such delegation shall be to at least two members of the Committee with respect to awards to individuals who are, on the relevant date, subject to the reporting requirements of Section 16(a) if the Securities Exchange Act of 1934 (“Insiders”)). The Committee may, at any time and from time to time, delegate to one or more other members of the Board such of its authority as it deems appropriate. To the extent permitted by law and applicable stock exchange rules, the Committee may also delegate its authority to one or more persons who are not members of the Board, except that no such delegation will be permitted with respect to awards to Insiders.
Award Agreements
Each award granted under the Amended 2020 Plan will be evidenced by an award agreement. Each award agreement will be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Amended 2020 Plan, and any other terms and conditions, not inconsistent with the Amended 2020 Plan, as may be imposed by the Committee, including without limitation, provisions related to the consequences of termination of employment. Each award agreement will specify the period over which the award will vest or with respect to which any risk of substantial forfeiture will lapse. Each participant may be required, as a condition to receiving an award under the Amended 2020 Plan, to enter into an agreement with the Company containing such non-compete, confidentiality, and/or non-solicitation provisions as the Committee may adopt and approve from time to time (“Non-Compete Agreement”). The provisions of the Non-Compete Agreement may also be included in, or incorporated by reference in, the award agreement. Award agreements under the Amended 2020 Plan may be written agreements or electronic notices of award recorded in an electronic recordkeeping system.
Eligible Participants
Employees of the Company and its subsidiaries, non-employee members of the Board, and consultants or advisors (other than employees or non-employee members of the Board) who are natural persons that provide bona fide services to the Company or its subsidiaries not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities will be eligible for selection by the Committee for the grant of awards under the Amended 2020 Plan. As of March 14, 2024, the Company and its subsidiaries had approximately 8,900 employees and 9 non-employee members of the Board. Although consultants of the Company and its subsidiaries are also eligible to participate in the Amended 2020 Plan, we have not granted equity awards to consultants under the Prior Amended Plan, and due to the temporary status of such service providers, do not have a current estimate of how many such consultants may be eligible in the future to participate in the Amended 2020 Plan. We do not currently expect to make material grants of awards under the Amended 2020 Plan to consultants.

The basis for participation in the Amended 2020 Plan is selection for participation by the Committee (or its delegate).
Spin-Off Awards
In connection with the distribution of shares of Common Stock to the shareholders of the Former Parent pursuant to a Separation and Distribution Agreement between the Company and the Former Parent (the “Spin-Off”), and in accordance with the terms of the Employee Matters Agreement between the Company and the Former Parent entered into in connection with the Spin-Off, certain employees and directors of the Company, the Former Parent, and their respective subsidiaries received awards under the Original 2020 Plan (“Assumed Spin-Off Awards”). The Assumed Spin-Off Awards were made as an adjustment to, in substitution of, or in accordance with, stock options, restricted stock, restricted or deferred stock units, or performance share units that were granted to certain employees and directors of the Company, the Former Parent and their respective subsidiaries under an equity plan of the Former Parent, and were issued upon the effective time of the Spin-Off.
Notwithstanding anything in the Amended 2020 Plan to the contrary, each Assumed Spin-Off Award is subject to the terms and conditions of the equity compensation plan and award agreement to which such Assumed Spin-Off Award was subject immediately prior to the Spin-Off, subject to the adjustment of such award by the Compensation Committee of Former Parent and the terms of the Employee Matters Agreement, provided that following the date of the Spin-Off, each Assumed Spin-Off Award relates solely to shares of Common Stock and is administered by the Committee in accordance with the administrative procedures in effect under the Amended 2020 Plan.
Although the Amended 2020 Plan includes certain legacy provisions related to the Assumed Spin-Off Awards, no future Assumed Spin-Off Awards will be granted, and no grants will be made under the Amended 2020 Plan to persons who do not meet the eligibility criteria described above under “Eligible Participants.”
Types of Awards
The Amended 2020 Plan permits the grant of non-qualified stock options (“NQSOs”), incentive stock options intended to meet the requirements of Section 422 of the Internal Revenue Code (“ISOs”), stock appreciation rights ("SARs"), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, annual incentive awards and other equity-based or equity-related awards to eligible participants. ISOs may only be granted to employees of the Company or certain of its subsidiaries.
Shares Available for Awards
The aggregate number of shares of Common Stock that will be available for issuance pursuant to awards granted under the Amended 2020 Plan is 8,302,000 shares (the “Share Pool”) (consisting of 3,300,000 shares that were approved by the Company’s sole shareholder in 2020, plus 3,475,000 shares that were approved by the Company’s shareholders in 2021, plus 1,527,000 shares to be approved by the Company’s shareholders under the Amended 2020 Plan), subject to adjustment as described in the Amended 2020 Plan. Subject to the share counting rules of the Amended 2020 Plan, shares of Common Stock used under the Original 2020 Plan or the Prior Amended Plan, including with respect to Assumed Spin-Off Awards, count against the Share Pool.
All of the Share Pool may, but is not required to be, issued pursuant to ISOs. If awards are granted in substitution or assumption of awards of an entity acquired, by merger or otherwise, by the Company (or any subsidiary of the Company), to the extent such grant will not be inconsistent with the terms, limitations and conditions of Section 422 of the Internal Revenue Code, Rule 16b-3 under the Securities Exchange Act of 1934 or applicable stock exchange rules, the number of shares subject to such substitute or assumed awards will not increase or decrease the Share Pool (the awards described in this sentence, “Substitute Awards”).
The shares issued by the Company pursuant to awards under the Amended 2020 Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.
If shares subject to an award granted under the Amended 2020 Plan are not issued, or are returned to the Company, for reasons including (but not limited to) a forfeiture of restricted stock or an RSU, or the termination, expiration or cancellation of an NQSO, ISO, SAR, restricted stock, RSU, performance share, performance unit or other equity-based or equity-related award, or the settlement of an award in cash rather than shares, that number of shares will again be available for awards under the Amended 2020 Plan and, if originally deducted from the Share Pool, will be added back to the Share Pool. If the exercise price of an option, or the purchase price and/or tax withholding obligation under any award is satisfied by the Company retaining shares or by the participant tendering or otherwise using shares (either by actual delivery or attestation), the number of shares so retained, tendered or otherwise used will be deemed delivered for purposes of determining the Share Pool and will not be available for further awards under the Amended 2020 Plan. To the extent a SAR is settled in shares of Common Stock, the gross number of shares subject to such SAR will be deemed delivered for purposes of determining the Share Pool and will not be available for further awards under the Amended 2020 Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options will not be added back to the Share Pool.
Other Limits
Subject to adjustment as described in the Amended 2020 Plan, the maximum number of options and SARs that, in the aggregate, may be granted in any one fiscal year to any participant is 1,000,000. However, such limit does not apply to Assumed Spin-Off Awards.
Notwithstanding anything to the contrary contained in the Amended 2020 Plan, in no event shall the aggregate dollar value of any form of cash compensation (including retainer fees) and/or grants of RSUs or other types of equity awards made under the Amended 2020 Plan or otherwise, earned by any non-employee member of the Board in any fiscal year of the Company exceed $750,000. Reimbursement of expenses incurred by non-employee members of the Board in connection with carrying out their duties as a non-employee director of the Company shall not be included in the determination of whether the compensation earned by any non-employee director exceeds the aforementioned limit on non-employee director compensation.
Adjustments
If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than an ordinary cash dividend) results in the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Common Stock), or a material change in the value of the outstanding shares of Common Stock as a result of the change, transaction or distribution, then the Committee will make adjustments in the number and class of stock or other securities that comprise the Share Pool (including with respect to ISOs), the limitation on the aggregate number of options and SARs that may be granted in any one fiscal year to any one participant, the number and class of stock or other securities subject to outstanding awards under the Amended 2020 Plan (and which have not been issued or transferred under an outstanding award), the exercise price under outstanding stock options, the exercise price under outstanding SARs, the number of shares to be transferred in settlement of outstanding awards, and the terms, conditions or restrictions of any award and award agreement, as it determines are equitably required to prevent the enlargement or dilution of benefits intended to be made available under the Amended 2020 Plan.
Minimum Vesting Requirement
Awards granted under the Amended 2020 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the applicable grant date. However, the following Awards will not be subject to the foregoing minimum vesting requirement: any (a) Substitute Awards; (b) Common Stock delivered in lieu of fully vested cash obligations; and (c) additional awards the Committee may grant, up to a maximum of 5% of the share reserve authorized for issuance under the Amended 2020 Plan (subject to adjustment as described in the Amended 2020 Plan). Further, the minimum vesting requirement does not preclude the Committee, in is sole discretion, from providing for continued vesting or accelerated vesting for any award under the Amended 2020 Plan upon certain events, including in connection with or following a participant’s death, disability, or termination of service or a change in control.
Stock Options
A stock option provides the participant with the right to buy a specified number of shares at a specified price (“exercise price”) after certain conditions have been met. The Committee may grant both NQSOs and ISOs under the Amended 2020 Plan. The tax treatment of NQSOs is different from the tax treatment of ISOs, as explained in the section below entitled “Federal Income Tax Consequences.” The Committee will determine and specify in the award agreement whether the option is an NQSO or ISO, the number of shares subject to the option, the exercise price of the option, the period of time during which the option may be exercised, the conditions upon which the option will become vested and exercisable and such other provisions as the Committee determines. No dividends or dividend equivalents will be paid with respect to options.
No option can be exercisable more than ten years after the date of grant and the exercise price of a stock option must be at least equal to the fair market value (as defined in the Amended 2020 Plan) of a share of Common Stock on the date of grant of the option (except with respect to Assumed Spin-Off Awards). However, an option may be granted with an exercise price lower than set forth in the preceding sentence if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying applicable tax law requirements relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, spin-off, or liquidation; provided that the Committee determines that such exercise price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the option from Section 409A of the Internal Revenue Code (unless the Committee clearly and expressly foregoes such exemption at the time the option is granted).
Among other tax law requirements, with respect to an ISO granted to a participant who owns stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as further described in the Amended 2020 Plan), the ISO cannot be exercisable more than five years after the date of grant and the exercise price must be at least equal to 110% of the fair market value of a share of Common Stock on the date of grant.
Each share subject to an option will be counted as one share subject to an award and deducted from the Share Pool.
A participant may pay the exercise price under an option (i) in cash, by check, bank draft, money order or other cash equivalent approved by the Committee, (ii) unless not permitted by the Committee, by tendering previously-acquired shares of Common Stock (or delivering a certification or attestation of ownership of such shares) having an aggregate fair market value at the time of exercise equal to the total exercise price (provided that the tendered shares must have been held by the participant for any period required by the Committee), (iii) unless not permitted by the Committee, pursuant to a cashless exercise procedure adopted by the Committee in accordance with the terms of the Amended 2020 Plan, (iv) by any other means which the Committee determines to be consistent with the Amended 2020 Plan’s purpose and applicable law, including net exercise, or (v) by a combination of these payment methods. No certificate or cash representing a share of Common Stock will be delivered until the full exercise price has been paid.
The Committee may provide in the award agreement for automatic exercise on a certain date and/or for accelerated or continued vesting and other rights upon the occurrence of events specified in the award agreement.
Stock Appreciation Rights
A SAR entitles the participant to receive on exercise cash, shares, or a combination thereof, with a value equal to the excess of the fair market value of a share of Common Stock on the exercise date over the exercise price for the SAR, after certain conditions have been met. Unless the Committee specifies otherwise, payment for SARs will be in the form of shares of Common Stock. The Committee will determine and specify in the SAR award agreement the number of shares subject to the SAR, the SAR exercise price (which generally must be at least equal to the fair market value of a share on the date of grant of the SAR), the conditions upon which the SAR becomes vested and exercisable, and the period of time during which the SAR may be exercised. A SAR may be granted with an exercise price lower than set forth in the preceding sentence if such SAR is granted pursuant to an assumption or substitution for another SAR in a manner satisfying applicable tax law relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided that the Committee determines that such SAR exercise price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the SAR from Section 409A of the Internal Revenue Code (unless the Committee clearly and expressly foregoes such exemption at the time the SAR is granted). No SAR can be exercisable more than ten years after the date of grant. Each SAR that may be settled in shares of Common Stock shall be counted as one share subject to an award and deducted from the Share Pool. SARs that may not be settled in shares of Common Stock shall not result in a reduction from the Share Pool. No dividends or dividend equivalents will be paid with respect to SARs.
The Committee may provide in an award agreement for automatic exercise on a certain date, for payment of the proceeds on a certain date, and/or for accelerated or continued vesting and other rights upon the occurrence of events specified in the award agreement.
Restricted Stock and RSUs
The Committee will specify the terms of a restricted stock or RSU award in the award agreement, including the number of shares of restricted stock or units, the purchase price, if any, to be paid for such restricted stock/unit, any restrictions applicable to the restricted stock/unit such as continued service or achievement of performance goals, the length of the restriction period (if any), whether any circumstances shorten or terminate the restriction period, the rights of a participant to vote restricted stock or conditions to receive dividends or dividend equivalents with respect to restricted stock or RSUs, and whether RSUs will be settled in cash, shares or a combination of both. Unless the Committee specifies otherwise, RSUs will be settled in shares of Common Stock.
Except as provided in the Amended 2020 Plan or in the award agreement, a participant who receives a restricted stock award will have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends and other distributions to the extent, if any, such shares possess such rights. However, any dividends or distributions on such shares of restricted stock will either be automatically deferred and reinvested in additional restricted stock subject to the same restrictions as the underlying award or be paid to the Company for the account of the participant and held pending and subject to the same restrictions on vesting as the underlying award, as set forth in the applicable award agreement. For the avoidance of doubt, payment with respect to any such amounts will not occur until, and will be contingent upon, the vesting of the restricted stock to which they relate. A participant receiving a RSU will not have voting rights and will accrue dividend equivalents only to the extent provided in the RSU agreement and subject to the same vesting and payment restrictions as on the underlying award. Each share of restricted stock and each RSU that may be settled in shares of Common Stock shall be counted as one share subject to an award and deducted from the Share Pool. RSUs that may not be settled in shares of Common Stock will not result in a deduction from the Share Pool.
Performance Shares and Units
A performance share will have an initial value equal to the fair market value of a share of Common Stock on the date of grant. A performance unit will have an initial value that is established by the Committee at the time of grant. In addition to any non-performance terms applicable to the performance share or performance unit, the Committee will set performance goals which, depending on the extent to which they are met, will determine the number or value of the performance shares or units that will be paid out to the participant. The Committee may provide for payment of earned performance shares/units in cash or in shares of Common Stock, or any combination of the two. Unless the Committee specifies otherwise, earned performance shares/units will be settled in the form of shares of Common Stock. Any such shares may be granted subject to any restrictions deemed appropriate by the Committee.
Performance shares/units will not possess voting rights and will accrue dividend equivalents only to the extent provided in the agreement relating to the award and subject to the same restrictions on vesting and payment as the underlying award.
Each performance share that may be settled in shares of Common Stock shall be counted as one share subject to an award, based on the number of shares that would be paid under the performance share for achievement of target performance, and deducted from the Share Pool. Each performance unit that may be settled in shares of Common Stock shall be counted as a number of shares subject to an award, based on the number of shares that would be paid under the performance unit for achievement of target performance, with the number determined by dividing the value of the performance unit at the time of grant by the fair market value of a share of Common Stock at the time of grant, and this number shall be deducted from the Share Pool. In the event that the performance shares or performance units are later settled for a greater number of shares than the number previously deducted from the Share Pool for such award, such additional number of shares of Common Stock actually settled in respect of such award will be deducted from the Share Pool at the time of such settlement. In the event that the award is later settled for a lesser number of shares than the number previously deducted from the Share Pool for such award, the difference between the number of shares of Common Stock actually settled in respect of such award and the number previously deducted from the Share Pool shall be added back to the Share Pool. Performance shares and performance units that may not be settled in shares of Common Stock will not result in a deduction from the Share Pool.
Other Awards
The Committee will have the authority to grant other forms of equity-based or equity-related awards, not otherwise described herein, that the Committee determines consistent with the purpose of the Amended 2020 Plan and the interests of the Company and its shareholders. Subject to the minimum vesting requirements under the Amended 2020 Plan, these other awards may include an award of, or the right to acquire, shares of Common Stock that are not subject to restrictions, or provide for cash payments based in whole or in part on the value or future value of shares of Common Stock, for the acquisition or future acquisition of shares, or any combination thereof. Where the value of such an award is based on the difference in the value of a share at different points in time, the grant or exercise price may not be less than 100% of the fair market value of a share on the date of grant unless the other award is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that the other award preserves the economic benefit of the replaced award and is either exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code. The Committee may authorize the payment of dividends or dividend equivalents on other awards on a deferred and contingent basis, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying other awards will be deferred until, and paid contingent upon, the earning and vesting of such other awards.
The Committee will determine all terms and conditions of such awards, including (as applicable) the performance measures (as described below), the performance period, the potential amount payable, and the timing of the payment. Each share subject to other awards that may be settled in shares of Common Stock will be counted as a number of shares subject to an award and deducted from the Share Pool. Other awards that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.
Annual Incentive Awards
The Committee may grant annual incentive awards to participants in such amounts and upon such terms as the Committee shall determine. Unless provided otherwise at the time of grant, annual incentive awards (i) shall be payable in cash, and (ii) are intended to be exempt from Section 409A of the Internal Revenue Code as short-term deferrals, and, thus, will be payable no later than two and a half (2 1⁄2) months after the end of the Company’s fiscal year to which the award relates. Unless provided otherwise at the time of grant, annual incentive awards will have a performance period of one fiscal year except that, if any annual incentive award is made at the time of the participant’s commencement of employment or on the occasion of a promotion, then the performance period may be less than one fiscal year.
Each annual incentive award that may be settled in shares of Common Stock will be counted as a number of shares subject to an award, based on the number of shares that would be paid under the annual incentive award for achievement of target performance, with the number determined by dividing the value of the annual incentive award at the time of grant by the fair market value of a share of Common Stock at the time of grant, and this number shall be deducted from the Share Pool. In the event that annual incentive award is later settled for a greater number of shares than the number previously deducted from the Share Pool for such award, such additional number of shares of Common Stock actually settled in respect of such award will be deducted from the Share Pool at the time of such settlement. In the event that the annual incentive award is later settled for a lesser number of shares than the number previously deducted from the Share Pool for such award, the difference between the number of shares of Common Stock actually settled in respect of such award and the number previously deducted from the Share Pool will be added back to the Share Pool. Annual Incentive Awards that may not be settled in shares of Common Stock will not result in a deduction from the Share Pool.
Performance Measures
The Committee may establish performance measures for awards granted to participants under the Amended 2020 Plan. The performance measure or measures may include, but are not limited to, levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria: earnings, earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and rent (EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on shareholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); total shareholder return (either in absolute terms or relative to that of a peer group determined by the Committee); profit; economic profit; capitalized economic profit; operating profit; after-tax profit; net operating profit after tax (NOPAT); pre-tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (EPS); consolidated pre-tax earnings; net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common shareholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; comparable store sales; sales per square foot; inventory turnover; inventory turnover ratio; productivity ratios; number of active stores/sites (including but not limited to Company-owned stores, franchised stores, and/or retail or merchant stores at which the Company has entered into lease-to-own arrangements during a specified time period); number of customers; invoice volume; debt/capital ratio; return on total capital; cost; unit cost; cost control; expense targets or ratios, charge off levels; operating efficiency; operating expenses; customer satisfaction; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; the Company’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee); and book value per share.
All criteria may be measured on a Generally Accepted Accounting Principles (“GAAP”) basis, adjusted GAAP basis, or non-GAAP basis. Any performance measure for an award may be described in terms of Company-wide objectives or objectives that are related to a specific segment, division, subsidiary, employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. The Committee will specify the period over which the performance goals for a particular award will be measured.
The Committee may specify such other conditions and criteria as it chooses and may specify that it can use its negative discretion to decrease the amount that would otherwise be payable under an award based on the attainment or failure to attain such other conditions and criteria.
The Committee will determine whether the applicable performance goals have been met with respect to a particular award within 75 days following the end of each performance period. If a performance objective applicable for a performance period is not achieved, the Committee in its sole discretion may pay all or a portion of that award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Company-wide performance or the performance of the specific division, subsidiary, employer, department, region, or function employing the participant.
In determining whether any performance objective has been satisfied, the Committee may include or exclude the effect of any or all extraordinary items and/or other items that are unusual or non-recurring, including but not limited to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the employer, discontinued operations, goodwill, other intangible assets, long-lived assets (noncash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any performance objective for a performance period as it deems equitable to recognize unusual or non-recurring events affecting the employer, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine. To the extent that a performance objective is based on the price of the Common Stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee will make or provide for such adjustments in such performance objective as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants.
Change in Control
Unless otherwise provided in an award agreement, upon a change in control of the Company, any outstanding option, SAR, restricted stock and RSU shall vest as of or immediately prior to the change in control if such award is not assumed, continued or replaced with a “replacement award.” Unless provided otherwise in an award agreement, if the participant receives a replacement award in connection with a change in control, and the participant’s employment is terminated without cause (as defined in the Amended 2020 Plan) within two years following the consummation of a change in control, outstanding replacement awards held by such participant shall vest on the participant’s termination date. “Replacement award” means an award (a) of the same type (e.g., option, RSU, etc.) as the award, (b) that has a value at least equal to the value of the award, (c) that relates to publicly traded equity securities of the Company or its successor or is payable solely in cash, and (d) the other terms and conditions of which are not less favorable to the participant than the terms and conditions of the award.
With respect to awards that are subject to performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated award will be paid prior to when any or all such performance objectives are certified (or without regard to whether they are certified) or may make necessary and appropriate adjustments in the performance objectives.
The Amended 2020 Plan provides that a “change in control” means, in general, and subject to certain tax-based limitations, the occurrence of one of the following events (as further described in the Amended 2020 Plan):
•The acquisition by any person of beneficial ownership of 35% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors, subject to certain exceptions;
•A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
•Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company, unless such transaction does not result in a substantial change in ownership as further described in the Amended 2020 Plan.
Clawback and Cancellation Policies
All awards granted under the Amended 2020 Plan (and payments and shares in settlement of awards and any other payments or benefits received under the Amended 2020 Plan) are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock at any point may be traded) (the “Compensation Recovery Policy”), and relevant sections of any award agreement to which the Amended 2020 Plan is applicable (or any related documents) shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy.
The Committee may provide in the applicable award agreement or a separate policy that if a participant engages in detrimental activity, as defined in such award agreement or separate policy, the Committee may, notwithstanding any other provision in the Amended 2020 Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred award as of the first date the participant engages in the detrimental activity, unless sooner terminated by operation of another term of the Amended 2020 Plan or any other agreement. Without limiting the generality of the foregoing, the award agreement or separate policy may also provide that if the participant exercises an option or SAR, receives an RSU, performance share, performance unit, annual incentive award or other award payout, or receives or vests in shares of Common Stock under an award at any time during the time specified in such award agreement or separate policy, the participant will be required to (a) pay to the Company any cash received with respect to the award or (b) pay to the

Company the excess of the then fair market value of the shares that were received with respect to the award (or if the participant previously disposed of such shares, the fair market value of such shares at the time of the disposition) over the total price paid by the participant for such shares.
Transferability
No ISO granted under the Amended 2020 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the participant’s death, to a beneficiary in accordance with the beneficiary designation provisions of the plan or by will or the laws of descent and distribution. If permitted by the Committee, a participant may transfer NQSOs to a permitted transferee (as defined in the Amended 2020 Plan) in accordance with procedures approved by the Committee. Except for a permitted transfer of NQSOs by a participant to a permitted transferee, unless the Committee determines otherwise consistent with securities and other applicable laws, rules and regulations, (i) no award granted under the Amended 2020 Plan will be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a participant other than upon the participant’s death, to a beneficiary in accordance with the beneficiary designation provisions of the plan or by will or the laws of descent and distribution, and (ii) each option and SAR outstanding to a participant may be exercised during the participant’s lifetime only by the participant or his or her guardian or legal representative (subject to tax-based limitations).
If all or part of an award is transferred to a permitted transferee, the permitted transferee’s rights thereunder will be subject to the same restrictions and limitations with respect to the award as the participant. For the avoidance of doubt, any permitted transfer of an award will be without payment of consideration by the permitted transferee.
Withholding Taxes
The Company has the power and the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with the Amended 2020 Plan or any award thereunder.
Except as otherwise determined by the Committee or provided in the award agreement corresponding to an award, the following terms apply:
•With respect to withholding required upon the exercise of options or SARs, upon the lapse of restrictions on restricted stock, upon the settlement of RSUs or other awards, upon the achievement of performance objectives related to annual incentive awards, performance shares or performance units, or upon any other taxable event arising as a result of or in connection with an award granted under the Amended 2020 Plan that is settled in shares of Common Stock, unless other arrangements are made with the consent of the Committee, participants will satisfy the withholding requirement by the Company withholding shares of Common Stock having a fair market value on the date the tax is to be determined equal to not more than the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates (or at any greater rate as may be permitted under accounting standards without resulting in adverse accounting treatment, as determined by the Committee). All such withholding arrangements shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
•If permitted by the Committee, a participant may elect to deliver shares of Common Stock to satisfy, in whole or in part, the withholding requirement. Such an election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be delivered will be determined as of the date the amount of tax to be withheld is determined. Such delivery must be made subject to the conditions and pursuant to the procedures established by the Committee with respect to the delivery of shares of Common Stock in payment of the corresponding option exercise price.
•If permitted by the Committee, a participant who is subject to the Company’s securities Insider Trading Policy relative to disclosure and trading on inside information, at the time the tax withholding requirement arises with respect to his or her restricted stock or, to the extent settled in shares of Common Stock, his or her RSUs, performance shares, performance units, other awards, options or SARs, may elect to satisfy such withholding requirement by delivering payment of the tax required to be withheld in cash or by check on the date on which the amount of tax to be withheld is determined. Once made, the election will be irrevocable.
Amendment and Termination
The Board or the Committee may amend or terminate the Amended 2020 Plan in whole or in part at any time, but the amendment or termination cannot materially adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent, unless such action is required by applicable law or any listing standards applicable to the Common Stock. The Company must obtain the approval of the shareholders for amendments to the Amended 2020 Plan to the extent required by Section 422 of the Internal Revenue Code, applicable listing standards, or other applicable law.

The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the Amended 2020 Plan, but, except as expressly permitted or provided for in the Amended 2020 Plan or the award agreement, the amendment will not be effective without the participant’s written consent if the amendment is materially adverse to the participant. Except for certain adjustments permitted under the Amended 2020 Plan or in connection with a change in control, the Committee cannot amend outstanding awards, without shareholder approval, to reduce the exercise price of outstanding awards, or cancel outstanding options or SARs with per share exercise prices that are more than the fair market value of the Common Stock at the time of such cancellation (including following a participant’s voluntary surrender of such “underwater” options or SARs) in exchange for cash, another award or stock options or SARs with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR. This prohibition on “repricing” may not be amended without approval by the Company’s shareholders.
No awards will be granted under the Amended 2020 Plan on or after the tenth anniversary of the date the Amended 2020 Plan is approved by the Company’s shareholders. Awards granted under the Amended 2020 Plan prior to the tenth anniversary of such date will remain outstanding beyond that date in accordance with the terms and conditions of the Amended 2020 Plan and the award agreements corresponding to such awards.
Assumption or Cancellation of Awards in a Corporate Transaction
In the event of a sale of all or substantially all of the assets or stock of the Company, a spinoff, the merger of the Company with or into another corporation such that shareholders of the Company immediately prior to the merger exchange their shares of stock in the Company for cash and/or shares of another entity or any other corporate transaction to which the Committee deems this provision applicable (any such event is referred to as a “Corporate Transaction”), all awards under the Amended 2020 Plan will be subject to the agreement of merger or consolidation or applicable transaction agreement.
The Committee may, in its discretion, cause each award to be assumed or for an equivalent award to be substituted by the successor or spun-off corporation or a parent or subsidiary of such successor corporation and adjusted as appropriate.
In addition or in the alternative, the Committee, in its discretion, may cancel all or certain types of outstanding awards at or immediately prior to the time of the Corporate Transaction provided that the Committee either (i) provides that the participant is entitled to a payment (in cash or shares) equal to the value of the award, as determined below and to the extent there is any such value, or (ii) at least 15 days prior to the Corporate Transaction (or, if not feasible to provide 15 days’ notice, within a reasonable period prior to the Corporate Transaction), notifies the participant that, subject to rescission if the Corporate Transaction is not successfully completed within a certain period, the award will be terminated and provides the participant the right to exercise the option or other award as to all shares, including shares that would not otherwise be exercisable (or with respect to restricted stock, RSUs, performance shares, performance units, or other awards, provides that all restrictions shall lapse) prior to the Corporate Transaction.
For purposes of the above, the value of the award shall be measured as of the date of the Corporate Transaction and shall equal the value of the cash, shares or other property that would be payable to the participant upon exercise or vesting of the award, as applicable, less the amount of any payment required to be tendered by the participant upon such exercise. The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the per share amount payable upon or in respect of such event over the exercise price of such option or SAR and may cancel each option or SAR with an exercise price greater than the per share amount payable upon or in respect of such event without any payment to the person holding such option or SAR. For example, under this provision, in connection with a Corporate Transaction, the Committee can cancel all outstanding options under the Amended 2020 Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to the Corporate Transaction if their options had been fully exercised immediately prior to such Corporate Transaction, less the aggregate exercise price that would have been payable therefor, or if the amount that would have been payable to the option holders pursuant to such Corporate Transaction if their options had been fully exercised immediately prior thereto would be less than the aggregate exercise price that would have been payable therefor, the Committee can cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to this cancellation provision may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.
Certain United States Federal Income Tax Consequences
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended 2020 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended 2020 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants
Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock is no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Shares, Performance Units and Annual Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or annual incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or annual incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received.
Nonqualified Stock Options. In general:
•no income will be recognized by an optionee at the time an NQSO is granted;
•at the time of exercise of an NQSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
•at the time of sale of shares acquired pursuant to the exercise of an NQSO, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short- or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Internal Revenue Code. If shares of Common Stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short- or long-term capital gain (or loss) depending on the holding period.
SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.
RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to the Company and its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

New Plan Benefits
It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Amended 2020 Plan because the grant and actual settlement of awards under the Amended 2020 Plan are subject to the discretion of the plan administrator.
Historical Awards
The following table shows, as to each named executive officer and the various indicated groups, the aggregate number of awards granted under The Aaron’s Company, Inc. 2020 Equity and Incentive Plan (including as amended) from inception through March 14, 2024, including Assumed Spin-Off Awards. This table does not reflect cash-settled awards.

Name	Number of Options Granted	Number of Shares of Restricted Stock Granted	Number of RSUs Granted	Number of Performance Share Units Granted
Named Executive Officers:
Douglas A. Lindsay, Chief Executive Officer	656,509	267,379	—	547,515
Stephen Olsen, President	130,547	115,841	—	130,447
C. Kelly Wall, EVP – Chief Financial Officer	84,894	85,414	—	78,546
Russell Falkenstein, EVP – Chief Operating Officer, Lease-to-Own	48,144	64,977	—	61,026
Rachel G. George, EVP – General Counsel, Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer	47,505	71,977	—	65,839
All current executive officers as a group	967,599	605,588	—	883,373
All current non-executive directors as a group	—	—	204,847	—
Each nominee for election as a director(1)	—	—	—	—
Each associate of any of the foregoing	—	—	—	—
Each other person who received at least 5% of all options, warrants or rights granted	—	—	—	—
All employees, excluding current executive officers	1,182,862	1,662,795	—	826,864
(1) Mr. Lindsay’s awards are provided above in the table, and all other nominees’ awards are included in the immediately preceding row.

Registration with the United States Securities and Exchange Commission (“SEC”)
The Company intends to file a Registration Statement on Form S-8 relating to the issuance of the additional shares of Common Stock under the Amended 2020 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended 2020 Plan by shareholders.
Vote Required for Approval
The approval of the Amended 2020 Plan requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. New York Stock Exchange rules require that the total votes cast on this proposal represent greater than 50% of all shares entitled to vote on this proposal. For purposes of this proposal, the New York Stock Exchange considers an abstention as a vote against approval. Because your bank, broker or other holder of record does not have discretionary voting authority to vote your shares on this proposal absent specific instructions from you, broker non-votes could create a situation where the total votes cast do not exceed 50% of all shares entitled to vote on this proposal. It is therefore important that you vote, or direct the holder of record to vote, on this proposal.

Our Board of Directors unanimously recommends that you vote “FOR” approval of The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth aggregate information as of December 31, 2023 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1),(2)	Weighted-Average Exercise Price of Outstanding Warrants and Rights(1),(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan(3)
Equity Compensation Plans Approved by Shareholders	1,990,370	$14.66	2,137,582
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	1,990,370	$14.66	2,137,582

(1)Of the 1,990,370 securities to be issued upon exercise of the outstanding options, warrants and rights, 1,120,742 are options with a weighted average exercise price of $14.66 and the remaining 869,628 are RSUs and performance shares that do not have an exercise price.Outstanding and unvested shares of restricted stock (of which there were 882,270 as of December 31, 2023) are not included in the 1,990,370 amount, as the shares subject to such awards are issued at the grant date subject to vesting and forfeiture conditions over the course of the required vesting period.
(2)As of March 14, 2024, there were 2,336,539 securities to be issued upon exercise of outstanding options, warrants and rights, assuming target level performance is achieved for performance shares. Of this amount, 1,117,076 are options with a weighted average exercise price of $14.67 and a weighted average remaining life of 6.40 years. The remaining 1,219,463 are RSUs and performance shares that do not have an exercise price. Outstanding and unvested shares of restricted stock (of which there were 858,959 as of March 14, 2024) are not included in the 2,336,539 amount, as the shares subject to such awards are issued at the grant date subject to vesting and forfeiture conditions over the course of the required vesting period.
(3)As of March 14, 2024, the aggregate number of common shares authorized and available for future issuance under the Amended and Restated 2020 Plan and Employee Stock Purchase Plan is 1,376,592.

GOVERNANCE
Nominees to Serve as Directors

Wangdali C. Bacdayan, 53, has served as a director of the Company since October 2023. Mr. Bacdayan is a private investor and entrepreneur and has served as a Venture Partner at Delta-v Capital since 2019, and he is also the founding investor and managing principal of Millie’s Homemade Ice Cream and Southern Steer Franchising. Previously, Mr. Bacdayan was a co-founder and managing member of Incline Equity Partners from 2010 to 2018. While at Incline, Mr. Bacdayan was responsible for all aspects of investment management including fundraising, strategic planning, sourcing and executing new investments, and managing portfolio company performance. Prior to co-founding Incline, Mr. Bacdayan was a partner at PNC Equity Partners from 1997 to 2010 and a financial analyst in the Acquisition and Private Finance Group at Dean Witter Reynolds, Inc. from 1992 to 1995, where he focused on private debt and equity financings for middle market growth companies. Mr. Bacdayan is an active private investor and serves as a director on the boards of several private companies and non-profit organizations. Mr. Bacdayan has served as a board director and investor for numerous privately held companies, serving currently as a director of Lewis & Ellis LLC, Diamond Kinetics, Envirovac Holdings LLC, and WBX Commerce. Mr. Bacdayan currently serves as Chairman of the Board of Trustees of Washington and Lee University.

Among other qualifications, Mr. Bacdayan brings significant investment and management experience to our Board of Directors. His experience in multiple executive and investment oversight roles, including responsibility over investment management and strategic growth, provide him with managerial and financial expertise that is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Laura N. Bailey, 64, has served as a director of the Company since May 2021. Prior to her retirement in April 2021, Ms. Bailey was employed by Capital One Financial Corporation for almost fifteen years commencing in 2006 including most recently as Corporate Senior Vice President Community Impact and Investment and also serving in the role of Corporate Senior Vice President, Community Finance and Community Affairs during her career at Capital One Financial Corporation. Her other experience includes serving as Regional Executive, Central U.S. Community Development Banking for Bank of America Corporation from 1999 to 2006; Vice President, Corporate Banking for JP Morgan Chase & Company from 1992 to 1999; and Vice President, Commercial Real Estate Lending for Bank United Corporation. Ms. Bailey previously served as a trustee for Enterprise Community Partners and on the boards of Community Preservation Development Corporation, Affordable Housing Investors Council, Capital One Foundation and the Affordable Housing Tax Credit Coalition

Among other qualifications Ms. Bailey brings significant management, financial and regulatory experience to our Board of Directors. She completed the Sustainability and Climate Risk Certification (SCR) from the Global Association of Risk Professionals, furthering her expertise as a sustainability and climate risk leader. In addition, Ms. Bailey has received Director Certification from the National Association of Corporate Directors. Her extensive leadership background and knowledge in strategic financial related matters provide her with managerial and financial expertise that is utilized by our Board of Directors. These skills and experiences qualify her to serve on our Board of Directors.

Kelly H. Barrett, 59, has served as a director of the Company since December 2020. Prior to her retirement in 2018, Ms. Barrett was employed by The Home Depot for sixteen years, commencing in 2003, serving in various roles of increasing responsibility including most recently as Senior Vice President-Home Services where she ran the $5 billion Home Services division of The Home Depot, including in-home sales and installation, operations, customer contact centers as well as contractor sourcing, onboarding and compliance. She also held the positions of Vice President-Internal Audit and Corporate Compliance, Senior Vice President - Enterprise Program Management and Vice President-Corporate Controller. Before joining The Home Depot, Ms. Barrett served for more than 10 years in senior management positions and ultimately as Senior Vice President and Chief Financial Officer of Cousins Properties Incorporated, a publicly traded real estate investment trust. Ms. Barrett has served on the Board of Directors of EVERTEC, Inc. (NYSE: EVTC), a full service transaction processing business since May 2021 and the Board of Directors of Piedmont Office Realty Trust, Inc. (NYSE: PDM), a real estate investment trust since 2016, and Americold Realty Trust (NYSE: COLD), since May 2019. She previously served on the Board of Directors of State Bank Financial Corporation from 2011 to 2016 and Former Parent from May 2019 to November 2020. Her leadership positions in the Atlanta community include currently serving on the National Association of Corporate Directors Atlanta Chapter Board, Board of the Metro Atlanta YMCA, where she was formally Chair of the Board, a member of the Georgia Tech Foundation Board of Trustees and the Advisory Board of Scheller College of Business at Georgia Tech where she was formally the Chair of the Board. She has previously served on the Board of the Girl Scouts of Greater Atlanta, Partnership Against Domestic Violence and the Atlanta Rotary Club.

Among other qualifications, Ms. Barrett brings significant operational management and financial experience to our Board of Directors. Her experience in multiple senior executive leadership positions and service on other boards provide her with retail operations, accounting, financial and compliance expertise which are utilized by our Board of Directors. She is also National Association of Corporate Directors ("NACD") Directorship Certified and has obtained a CERT Certificate in Cyber-Risk Oversight from NACD. These skills and experiences qualify her to serve on our Board of Directors.

Walter G. Ehmer, 57, has served as a director of the Company since December 2020. Mr. Ehmer is currently the Chairman of Waffle House, Inc., a position he has held since 2022. Mr. Ehmer has held various positions with Waffle House, Inc. since joining the company in 1992 as a senior buyer in the purchasing department, including most recently serving as its President and Chief Executive Officer from 2012 to 2023, as President and Chief Operating Officer from 2006 until 2012, Vice President from 2002 to 2006, and as Chief Financial Officer from 1998 until 2002. Mr. Ehmer previously served on the Board of Directors of Former Parent from May 2016 to November 2020. Mr. Ehmer previously served as a member of the Georgia Tech Industrial Engineering Advisory Board, the Georgia Tech Alumni Association Board of Trustees and the Georgia Tech President’s Advisory Board. Mr. Ehmer is also a past chairperson of the Georgia Tech Alumni Association and currently serves as a member of the board of the Georgia Tech Foundation. Mr. Ehmer also serves on the boards of the City of Atlanta Police Foundation, the Metro Atlanta Chamber of Commerce, and Children's Healthcare of Atlanta Foundation.

Among other qualifications, Mr. Ehmer brings significant management and financial experience to our Board of Directors. His experience in multiple senior executive leadership positions, including with responsibility for accounting-related matters, provides him with managerial and financial expertise that is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Hubert L. Harris, Jr., 80, has served as a director of the Company since December 2020 and currently serves as the Lead Director. Since 2007, Mr. Harris has owned and operated Harris Plantation, Inc., a cattle, hay and timber business, as well as CAPM, a consulting, asset and property management company. Mr. Harris also served as a trustee for SEI mutual funds from 2007 through December 2023. Mr. Harris previously served as CEO of Invesco North America, CFO of Invesco PLC and Chairman of Invesco Retirement Services, and served on the Board of Directors of Invesco from 1993 to 2004. From 1983 to 1988, Mr. Harris was President and Executive Director of the International Association for Financial Planning. Mr. Harris also served as the Assistant Director of the Office of Management and Budget in Washington, D.C. from 1977 to 1980. Mr. Harris previously served as a director for Former Parent from August 2012 until November 2020. Mr. Harris is on the Board of Councilors of the Carter Center, and he previously served as chair of the Georgia Tech Foundation and chair of the Georgia Tech Alumni Association.

Among other qualifications, Mr. Harris brings a strong financial background and extensive business experience to our Board of Directors. His service on numerous for-profit and non-profit boards and management experience provide him with governance and financial expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Timothy A. Johnson, 56, has served as a director of the Company since May 2021. Mr. Johnson currently is the Chief Financial and Administrative Officer of Victoria's Secret & Co., the world's largest intimates specialty retailer, a position he has held since June 2021. Mr. Johnson was previously employed by Big Lots, Inc., a retail company, for nineteen years, from 2000 to 2019, serving in various roles of increasing responsibility including most recently as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. He also held the positions of Senior Vice President and Chief Financial Officer; Senior Vice President, Finance; Vice President Strategic Planning and Investor Relations and Director, Strategic Planning. Before joining Big Lots, Inc. Mr. Johnson was employed by Limited Brands, Inc. from 1992 to 2000 serving as a senior accountant and then as Director, Financial Reporting. Prior to that he was a senior associate for Coopers and Lybrand from 1989 to 1992. Mr. Johnson currently serves on the board of LogicSource, a professional services firm focused on procurement for retail and consumer clients, and supports his community through service on the board of the Nationwide Children's Hospital Foundation.

Among other qualifications, Mr. Johnson brings significant operational management and financial experience to our Board of Directors. His experience in multiple senior executive leadership positions provide him with retail operations, accounting and financial experience, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Douglas A. Lindsay, 54, has been a director of the Company since December 2020 and currently serves as CEO of the Company. He previously served as the Chief Executive Officer of the Aaron's Business from July 2020 to November 2020 and was the President of the Aaron's Business from February 2016 to June 2020. Prior to that Mr. Lindsay served as the Executive Vice President and Chief Operating Officer at ACE Cash Express from February 2012 to January 2016. Previously Mr. Lindsay also served as the Executive Vice President and Chief Financial Officer from June 2007 to February 2012 and the Vice President, Finance and Treasurer from February 2005 to June 2007. His leadership positions in the Atlanta Community include currently serving on the Executive Committee of the Atlanta Chamber of Commerce and he is a member of Rotary Club of Atlanta. He is also a National Trustee - Southeast for the Boys and Girls Club of America.

Among other qualifications, Mr. Lindsay brings significant operational and financial experience to our Board of Directors. His considerable senior management and leadership experience and intimate knowledge of our business and operations provide him with strategic and operational expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Kristine K. Malkoski, 63, has been a director of the Company since October 2023. Ms. Malkoski is currently the Segment CEO of Learning & Development at Newell Brands, inclusive of the Writing and Baby businesses, prior to which she joined Newell in 2020 as Business Unit CEO, Home Solutions. Before joining Newell, Ms. Malkoski served as the Chief Executive Officer of Americas for Arc International, a privately held company, leading the foodservice, retail and B2B segments. In addition, Ms. Malkoski also served as the President, Global Business and Chief Commercial Office, and previously as President, North America and Chief Innovation Officer, for World Kitchen, a private equity-backed international housewares company with brands including Pyrex, Corelle, CorningWare and Chicago Cutlery, overseeing operations of 110 retail stores and achieving five years of consecutive organic sales growth. Prior to World Kitchen, Ms. Malkoski served as Vice President and General Manager of the Craftsman brand, part of Sears Holding Company. Prior to her work at Sears, Ms. Malkoski founded and was President and Chief Operating Officer of Pharmaceutical Corporation of America, the first contract product management company for the prescription drug industry, which she sold to Publicis in 2002. Before founding Pharmaceutical Corporation of America, Ms. Malkoski started her career at Procter & Gamble where she became Vice President and General Manager in Health Care. Ms. Malkoski previously served on the boards of Fluidmaster, Trustmark Mutual Insurance Company, and Banfi Vineyards. She has also been active in non-profit organizations, previously serving as President of the Hinsdale Center for the Arts and President of the University of Cincinnati College Conservatory of Music and as a board member for the Cincinnati Ballet and CARE Women’s Advisory Committee. She currently serves on the board of the University of Nebraska Foundation.

Among other qualifications, Ms. Malkoski brings significant operational management and financial experience to our Board of Directors. Her experience in multiple senior executive leadership positions provides her with retail operations expertise and knowledge in strategic financial related matters that are utilized by our Board of Directors. These skills and experiences qualify her to serve on our Board of Directors.

Marvonia P. Moore, 66, has served as a director of the Company since May 2021. She held a variety of senior management positions at AT&T, Inc., a telecommunications company, throughout her 37 year career until her retirement in 2021. Most recently she was Vice President and General Manager for the AT&T Retail (owned and franchise) portfolio in Georgia and South Carolina. Prior to that she also held multiple Vice President positions in Sales, Operations and Marketing in both B2B and Consumer markets. Between her AT&T assignments, Ms. Moore served as Regional Vice President for W.W. Grainger, Inc. and Managing Partner for her consulting practice. Her career has focused extensively on B2B sales, marketing and operations and consumer market growth strategies, utilizing direct and indirect retail and omni-channels.

Among other qualifications, Ms. Moore brings significant management and operational experience to our Board of Directors. She previously served as a director on the corporate board and compensation committee for Minneapolis based Ault, Inc. Her leadership positions in the Atlanta community, include serving as Chair of Atlanta Technical College Local Board and the Atlanta Workforce Development Agency, and a board member/trustee for Morehouse College, Women in Golf Foundation, Atlanta Partners for Education, Central Atlanta Progress Advisory Board, Georgia 100 Mentor Exchange, and AT&T Management Review Committee’s Family Care Development Fund. She is a certified business mentor with SCORE, a 501(c)3 nonprofit organization and a resource partner of the U.S. Small Business Administration. These skills and experiences qualify her to serve on our Board of Directors.

John W. Robinson III, 52, has been a director of the Company since December 2020 and serves as Chairman of the Board. Mr. Robinson previously served as the Chief Executive Officer of Former Parent from November 2014 to November 2020 and was also named President of Former Parent from February 2016 to November 2020. Mr. Robinson also served on the board of Former Parent from November 2014 to November 2020. From 2012 to November 2014, Mr. Robinson served as the Chief Executive Officer of Progressive Finance Holdings, LLC ("Progressive"), which was acquired by Aaron’s, Inc. in April 2014. Prior to working at Progressive, he served as the President and Chief Operating Officer of TMX Finance LLC, or "TMX Finance." He joined TMX Finance as Chief Operating Officer in 2004 and was appointed President in 2008. Prior to working at TMX Finance, he worked in the investment banking groups at Morgan Stanley, Lehman Brothers and Wheat First Butcher Singer. Mr. Robinson is a National Trustee for the Boys and Girls Club of America and a Trustee of Washington and Lee University.

Among other qualifications, Mr. Robinson brings significant operational and financial experience to our Board of Directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business, provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Executive Officers Who Are Not Directors
Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Stephen Olsen (52)	President since December 2020. He previously served as President of the Aaron's Business from July 2020 to November 2020. Prior to that he served as Chief Operating Officer of the Aaron's Business from April 2020 to June 2020 and as Chief Merchandising, Supply Chain and Transformation Officer of the Aaron's Business from December 2016 to March 2020. He also served as Senior Vice President and General Merchandising Manager of Total Wine and More from April 2013 to November 2016. Previously Mr. Olsen served as Chief Strategy Officer and Senior Vice President of Supply, E-commerce and Information Technology of Orchard Supply Hardware from June 2011 to February 2013 and as General Merchandising Officer and Senior Vice President from June 2010 to June 2011. Prior to working at Orchard Supply Hardware, Mr. Olsen served as Vice President, Merchandising in the Supplies/Office Products Division of Office Depot from November 2007 to May 2010.
C. Kelly Wall (49)	Chief Financial Officer since December 2020. He previously served as the Interim Chief Financial Officer for Former Parent from July 2020 to November 2020. Prior to that Mr. Wall served as Senior Vice President of Finance and Treasurer of Aaron's, Inc. from January 2019 to July 2020 and Vice President of Finance, Treasury and Investor Relations of Aaron's, Inc. from February 2017 to January 2019. Previously Mr. Wall served as Chief Financial Officer of CNG Holdings, Inc., a financial services company, from August 2016 to February 2017. Previously, Mr. Wall served as President of KW Financial Consulting LLC, a consulting company, from November 2015 to August 2016, and as Senior Vice President of Finance of TMX Finance, LLC from July 2013 to October 2015.
Russell Falkenstein (35)
Executive Vice President, Chief Operating Officer, Lease-to-Own since September 2023. Prior to his current position, Mr. Falkenstein served as Senior Vice President, Chief Strategy, Analytics and Development Officer from December 2020 to September 2023. Prior to that position, he served as Senior Vice President, Finance & Accounting from January 2020 to November 2020, Vice President, Financial Planning & Strategic Analytics from February 2017 to December 2019, and Vice President, Corporate Initiatives from February 2016 to January 2017. Prior to joining the Company, Mr. Falkenstein was a Senior Associate, Associate and Analyst in Alvarez and Marsal’s Turnaround and Restructuring group from July 2010 to January 2016.

Rachel G. George (44)	Executive Vice President, General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Corporate Affairs Officer since August 2021. Executive Vice President, General Counsel, Corporate Secretary & Chief Corporate Affairs Officer from November 2020 to July 2021. Prior to joining the Company, she served as Senior Vice President and Deputy General Counsel of Navient Solutions, a financial services company, a position she held since January 2018. Prior to that time, Ms. George was Vice President and Deputy General Counsel of Navient Solutions from July 2017 to December 2017, and Vice President and Associate General Counsel of Navient Solutions from April 2015 to June 2017. Prior to that, Ms. George was a partner at Chapman and Cutler LLP from 2012 to March 2015.
Douglass L. Noe (54)	Vice President, Corporate Controller and Principal Accounting Officer since March 2021. He previously served as Vice President, Corporate Controller from January 2021 to March 2021. Prior to joining the Company, Mr. Noe served as Vice President, Controller of Acoustic, L.P., a marketing software solutions provider, from August 2019 to December 2020. Prior to that he served as the Senior Vice President, Corporate Controller and Treasurer of Premiere Global Services, Inc., a conferencing and collaboration provider, from June 2009 to August 2019. He also served as the Vice President and Corporate Controller of ChoicePoint, Inc., an information and decision-making technology provider, from October 2006 to June 2009.

Composition, Meetings and Committees of the Board of Directors
Our Board of Directors is currently divided into three classes. However, beginning with this Annual Meeting, each director will stand for election to serve for a one-year term expiring at the next annual meeting of shareholders, or until a respective successor is duly elected and qualified. As a result, following the election of directors at the Annual Meeting, our Board will no longer be classified, and our directors will thereafter stand for election each year for one-year terms.
Our Corporate Governance Guidelines include categorical standards adopted by our Board of Directors to determine director independence that must meet the listing standards of the New York Stock Exchange ("NYSE"). Our Corporate Governance Guidelines also require that at least a majority of our Board of Directors be "independent" under the rules of the NYSE. Our Board of Directors has affirmatively determined that all of our directors are "independent" in accordance with the NYSE listing standards and the requirements of our Corporate Governance Guidelines, other than Douglas A. Lindsay, our Chief Executive Officer. In affirmatively determining that Mr. Robinson is independent, our Board considered his former employment with our Former Parent, which previously precluded an affirmative determination of his independence prior to December 1, 2023 under NYSE rules. Our Board determined that, notwithstanding such former employment with our Former Parent, Mr. Robinson has no material relationship with the Company. Although Mr. Robinson has been determined to be independent, our Board further determined, as a matter of good corporate governance, to maintain the role of a Lead Director. See "Board Leadership Structure" below.
Our Board of Directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our Board of Directors may also establish ad-hoc committees at its discretion. Our Board of Directors has adopted a charter for each of its standing committees, copies of which are available on the Investor Relations section of the Company's website at investor.aarons.com. The current members of each committee are identified in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Wangdali C. Bacdayan		Member	Member
Laura N. Bailey	Member		Member
Kelly H. Barrett	(Chair)	Member
Walter G. Ehmer		Member	(Chair)
Hubert L. Harris, Jr.			Member
Timothy A. Johnson	Member	(Chair)
Kristine K. Malkoski	Member	Member
Marvonia P. Moore	Member		Member
Number of Meetings in Fiscal Year 2023	8	8	7
Meetings
The Board of Directors held 11 meetings during 2023. The number of meetings held by each of our Board committees in 2023 is shown in the table above. Each of our directors attended at least 75% of the total of all meetings of our Board and 85% of the total of all meetings of the committees on which he or she is a member during 2023 that occurred during the time when he or she served as a director, except for Ms. Malkoski, who was appointed to the Board effective October 1, 2023. Ms. Malkoski, who attended 71% of the total Board and committee meetings held during the portion of 2023 for which she served as a director, was unable to attend two such meetings due to prior obligations, of which the Board was aware prior to her appointment.
The non-management and the independent members of our Board of Directors meet in executive session, without management present. Mr. Hubert Harris, the Lead Director of our Board of Directors, chairs these meetings.
It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. We anticipate that at least a majority of our directors will attend the Annual Meeting.

Committees
Audit Committee. The function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s consolidated financial statements; (ii) the financial reporting process; (iii) our systems of disclosure and financial controls and procedures; (iv) the internal controls over financial reporting and accounting (v) the performance of the Company’s internal audit function and independent auditors; (vi) the independent auditors’ qualifications and independence; (vii) the Company’s compliance with ethics policies (including oversight and approval of related party transactions and reviewing and discussing certain calls to the Company’s ethics hotline and the Company’s investigation of and response to such calls) and legal and regulatory requirements; (viii) the adequacy of the Company’s policies, procedures and initiatives to assess, monitor and manage business risks including financial, regulatory and cybersecurity risks and its corporate compliance programs, including receiving quarterly reports related to such risks and programs; (ix) the adequacy of the Company's information security and privacy program; and (x) the Company's disclosure related to environmental and sustainability risks and steps taken to monitor or mitigate environmental risks and impacts. The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee, and for recommending to our Board of Directors that the Board recommend to our shareholders that the shareholders ratify the retention of our independent auditors.  In connection with its performance of these responsibilities, the Audit Committee regularly receives reports from and holds discussions with Company management, leaders from the Company’s internal audit department, leaders from the Company’s legal department, and the independent auditors.  Many of those discussions are held in executive session with the Audit Committee.
The Board has concluded that each member of the Audit Committee satisfies the heightened independence requirements of the NYSE and SEC rules applicable to audit committee members, and each is financially literate. Our Board of Directors has designated each of Mses. Bailey and Barrett and Mr. Johnson as an "audit committee financial expert" as defined by SEC regulations.
Compensation Committee. The purpose of the Compensation Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to: (i) executive and director compensation; (ii) the administration of the Company's equity compensation plans and other compensation and benefit plans; and (iii) other significant human resources matters, including the Company's human capital management activities, policies, targets and disclosure thereof in its public filings and reports.
The Compensation Committee has the authority to review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs, and to evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee determines the compensation of the named executive officers, including our Chief Executive Officer. The Compensation Committee also has the authority to approve grants of equity incentives and to consider from time to time, and recommend to our Board of Directors, changes to director compensation. The Compensation Committee may form and delegate its authority to subcommittees consisting of one or more members of the Compensation Committee or to management of the Company, subject to applicable law. For information regarding the role of executive officers and the Compensation Committee's independent compensation consultant in determining or recommending the amount or form of executive and director compensation, see "Compensation Discussion and Analysis" and "Non-Management Director Compensation in 2023" below.
The Board has concluded each member of the Compensation Committee satisfies the heightened independence requirements of the NYSE and SEC rules applicable to compensation committee members and is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, or the "Exchange Act."
Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist our Board of Directors in fulfilling its responsibilities relating to: (i) Board and committee membership, organization, and function; (ii) director qualifications and performance; and (iii) corporate governance. The Nominating and Corporate Governance Committee from time to time identifies and recommends to our Board of Directors individuals to be nominated for election as directors and develops and recommends to our Board of Directors for adoption corporate governance principles applicable to the Company.
The Board has concluded that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.
Assessment of Director Candidates and Required Qualifications
The Nominating and Corporate Governance Committee is responsible for considering and recommending to our Board of Directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our Board of Directors. Our Board of Directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and

Corporate Governance Committee and our Board of Directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our Board of Directors as a whole in assessing potential nominees to serve as director.
We believe that, at a minimum, a director should have the highest personal and professional ethics, moral character and integrity, demonstrated accomplishment in his or her field, and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to Board matters, no director may serve on the board of more than four other public companies while continuing to serve on our Board of Directors, and no director that serves as chief executive officer of another company may serve on the board of more than two other public companies while continuing to serve on our Board of Directors, unless our Board determines in its business judgment that such simultaneous service will not impair the director's ability to serve on our Board of Directors, and that such simultaneous service is otherwise in the best interests of the shareholders.
In addition to these minimum qualifications, our Board of Directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular Board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our Board of Directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our Board of Directors and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our Board of Directors. While our Board of Directors does not have a specific policy regarding diversity among directors, diversity of race, ethnicity, gender, age, cultural background and professional experience are all considered in evaluating candidates for membership on our Board of Directors. For additional discussion, see "Assessment of Director Candidates and Required Qualifications - Board Demographics" below.
A director is required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our Board of Directors (other than the nominees proposed by our Board of Directors) or oppose for election any nominee proposed by our Board of Directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our Board of Directors).
In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our Board of Directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our Board of Directors will identify a qualified candidate or candidates and evaluate the qualifications of each candidate identified. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our Board of Directors before a decision is made.
Board Demographics
The members of our Board bring a variety of backgrounds, qualifications, skills and experience that contribute to a well-rounded Board that we believe is uniquely positioned to effectively guide our strategy and oversee our operations. Diversity and inclusion are values embedded in our culture and fundamental to our business. We believe that a Board comprised of directors with diverse business and occupational experiences, skills, talents, expertise, educational backgrounds, and the diversity of race, ethnicity, gender, age and cultural backgrounds improves the dialogue and decision-making in the boardroom, contributes to overall Board effectiveness, helps strengthen our business and drives increased shareholder value.
Our Board currently consists of ten highly experienced and engaged members. Except for our Chief Executive Officer, all of our directors are independent under the NYSE rules. We continually focus on Board composition to ensure an appropriate mix of tenure and expertise that provides fresh perspective and industry and subject matter experience.
The complexity of our business requires oversight by experienced, informed individuals that understand the industry and challenges, and our Company on a deep level. Our directors' diverse backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior management team.

# BOARD DIVERSITY

## GENDER

Women: 40%
Men: 60%

## RACE

Racial Diversity: 20%
None: 80%

## TENURE*

>8 years: 20%
4-7 years: 20%
0-3 years: 60%

## AGE

80s: 10%
60s: 30%
50s: 60%

## DIRECTOR INDEPENDENCE

Not Independent: 10%
Independent: 90%

*Includes board service on Former Parent

Relevant Skills and Experience
The chart below identifies the balance of skills and qualifications each director brings to the Board. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management.

	Experience and Skills Relevant to the Successful Oversight of our Strategy			Experience and Skills Relevant to Effective Oversight, Cybersecurity, Climate and Governance
Director	Other Board Service	Consumer Services Industry	Operational Experience	Financial Expertise	Compliance	Governance	Cybersecurity	Climate	Diversity	Management Experience
Wangdali. C. Bacdayan	X	X	X	X	X	X			X	X
Laura N. Bailey	X	X	X	X	X	X		X	X	X
Kelly H. Barrett	X	X	X	X	X	X	X		X	X
Walter G. Ehmer	X	X	X	X	X	X				X
Hubert L. Harris	X	X	X	X		X	X			X
Timothy A. Johnson	X	X	X	X	X	X	X			X
Douglas A. Lindsay		X	X	X	X	X				X
Kristine K. Malkoski	X	X	X	X	X	X			x	X
Marvonia P. Moore	X	X	X	X	X	X	X	X	X	X
John W. Robinson III	X	X	X	X	X	X				X
Experience and Skills Relevant to the Successful Oversight of our Strategy
•Other Board Service. We value broadening experiences that other board service provides such as exposure to different leadership styles, corporate cultures and business models as well as deepening a directors knowledge of governance and understanding of board dynamics and director expectations.
•Consumer Services. Directors with relevant experience in consumer services provide important insights to our Board.
•Operational Experience. We seek directors who possess an understanding of financial, operational and strategic issues facing retail companies.
Experience and Skills Relevant to Effective Oversight and Governance
•Financial Expertise. We value an understanding of finance and financial reporting processes because of the importance our company places on accurate financial reporting and robust financial controls and compliance. We also seek to have multiple directors who qualify as audit committee financial experts.
•Compliance. Our Company's business requires compliance with a variety of regulatory requirements across a number of federal and state jurisdictions. Our Board values the insights of directors who have experience advising or working at companies in regulated industries.
•Governance. Effective corporate governance helps to cultivate a company culture of integrity and can signal to the market that the company is well managed and that the interests of management are aligned with external stakeholders. We believe that a board comprised of directors with a strong understanding and experience with corporate governance contributes to the overall effectiveness of the Company.
•Cybersecurity. Our Board recognizes the important role of information security and mitigating cybersecurity and other data security threats, as part of our efforts to protect and maintain the confidentiality and security of customer, team member and vendor information, and non-public information about our Company. Our Board values the insights of directors with a strong understanding and experience in cybersecurity matters. The Board considers cybersecurity expertise to include education, certifications and/or professional experience related to managing cybersecurity risks.

•Climate. In connection with our commitment to our ESG goals and initiatives, our Board values the insights of directors with a strong understanding and experience in climate-related matters. The Board considers climate expertise to include education, certifications and/or professional experience related to managing climate-related risks.
•Diversity. Diversity, equity and inclusion are values embedded in our culture and fundamental to our business. We believe that a board comprised of directors with diversity of race, ethnicity, gender and cultural backgrounds improves the dialogue and decision making in the boardroom and contributes to overall Board effectiveness.
•Management Experience. Directors who have served in relevant senior leadership positions bring unique experience and perspective. We seek directors who have demonstrated experience in governance, strategy and planning, and execution.
Board Recruitment Process and Director Onboarding
The Nominating and Corporate Governance Committee is responsible for identifying and evaluating candidates for nomination as a director. Nominee candidates may come to the attention of the Nominating and Corporate Governance Committee from a variety of sources, including current Board members and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. Historically, the Nominating and Corporate Governance Committee has engaged a leading, nationally recognized third-party director search firm to assist in identifying, screening and assessing the capabilities of potential director candidates.
We have an onboarding program for new directors that is intended to educate a new director on the Company and the Board's practices. During the first year of a director's service, the newly elected director meets with the Company's Chief Executive Officer, Chief Financial Officer, President, General Counsel and other members of senior management to review, among other things, the Company's business operations, financial matters, strategy, investor relations, risk management and compliance programs, corporate governance, and composition of the Board and its committees. Additionally, they visit our stores with senior management for an introduction to Company operations.
Shareholder Recommendations and Nominations for Election to the Board
Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’ meeting must submit a proposal as described under "Additional Information—Shareholder Proposals for 2025 Annual Meeting of Shareholders" and otherwise comply with the advance notice provisions and information requirements contained in our amended and restated bylaws. The shareholder submission should be sent to Mr. Steve Olsen, who is the President of The Aaron’s Company, Inc., at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Shareholder nominees are evaluated under the same standards as other candidates for board membership described in "Assessment of Director Candidates and Required Qualifications" above. In addition, in evaluating shareholder nominees for inclusion with the Board’s slate of nominees, the Nominating and Corporate Governance Committee and our Board of Directors may consider any other information they deem relevant, including (i) whether there are or will be any vacancies on our Board of Directors, (ii) the size of the nominating shareholder’s holdings in the Company, (iii) the length of time such shareholder has owned such holdings and (iv) any statements by the nominee or the shareholder regarding proposed changes in our operations.
Board Leadership Structure
The Company's current Board leadership structure consists of a non-executive Chairman of the Board and a Lead Director who was appointed by the independent directors of the Board. The Board believes that the Lead Director, together with the Chairman, further strengthens the effective leadership and independent oversight of our Board. The Board further believes the current structure of separating the roles of Chairman of the Board and Chief Executive Officer, as well as having an independent Lead Director, allows for alignment of corporate governance with the interests of shareholders. The Board believes that this structure allows our Chief Executive Officer to focus on oversight of our day-to-day operations and business affairs, including directing the business conducted by our team members, managers and officers and leverages our Chairman's experience in guidance and oversight, and ensures overall independence of the Board through clearly defined roles and responsibilities of the Lead Director.
Our Chief Executive Officer serves on our Board of Directors, which we believe helps to serve as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. We believe that Mr. Lindsay's presence on our Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.
While the Board believes that this structure currently is in the best interests of the Company and its shareholders, it does not have a formal policy on whether the Chairman of the Board and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our Board of Directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is otherwise not an independent director, that our Board of Directors should retain the role of a Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, our shareholders and the public.
Lead Director
The Board has appointed Mr. Harris as the Lead Director in accordance with our Corporate Governance Guidelines. In electing Mr. Harris, the independent directors of the Board considered Mr. Harris in light of the following selection criteria:
•Qualified as independent, in accordance with relevant listing standards;
•Able to commit the time and level of engagement required to fulfill the substantial responsibilities of the role; and
•Possess effective communication skills to facilitate discussions among members of the Board, including among the independent directors, and engage with key stakeholders.
As the Lead Director, Mr. Harris has the following duties and responsibilities:
•Engage with the Chairman of the Board, Chief Executive Officer and other directors to identify matters for discussion at Board meetings and executive sessions of the independent directors and advise the Chairman of the Board and Chief Executive Officer of decisions reached and suggestions made at executive sessions;
•Call meetings of the independent directors and preside at all meetings at which the Chairman is not present including executive sessions of the independent directors;
•Meet directly with management and non-management team members of the Company;
•Be available for consultation and direct communications with the Company's shareholders and represent the independent directors to the public under circumstances in which it is appropriate for the independent directors to represent the Company; and
•Perform such other duties as the Board may determine from time to time.
Board of Directors and Committee Evaluations
Our Board of Directors and each of its committees will conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our Board of Directors and the committee or committees on which the director sits. In 2023, our Board of Directors also engaged a third-party legal advisor to facilitate our Board self-evaluation process and Board and committee reviews. The results of the evaluation and any recommendations for improvement were reported to the Nominating and Corporate Governance Committee, which oversees the annual evaluation process, as well as each committee and the Board as a whole. The Nominating and Corporate Governance Committee will annually review the scope and content of the self-evaluation to ensure it is appropriate for the needs of the Company.
Board and Committee Role in Risk Oversight
Risk Oversight Generally
Senior management is responsible for day-to-day risk management, while our Board of Directors oversees planning for and responding to risks, as a whole, through its committees and independent directors. Although our Board of Directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to its committees.
The Audit Committee is charged with, among other matters, overseeing risks attendant to (i) the integrity of our financial statements, (ii) our financial reporting process, (iii) our systems of disclosure and financial controls and procedures, (iv) our internal controls over financial reporting and accounting, (v) performance of our internal audit function and independent auditors, (vi) our compliance with legal and regulatory requirements and (vii) the identification and mitigation of financial, regulatory and cybersecurity risks and risks related to environmental and sustainability initiatives as well as risks related to material environmental disclosures and published targets. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The Audit Committee, together with our General Counsel or another representative from our legal department, also considers issues at its meetings relating to our legal and regulatory compliance obligations, including consumer protection laws in the lease-to-own industry.
Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. For 2023, the Compensation Committee, aided by its independent third-party compensation consultant, reviewed the compensation policies and practices and determined that they do not encourage excessive or unnecessary risk taking, and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

The Board and its committees actively oversee and monitor the management of the most significant risks that could impact our Company. As our overall governance continues to evolve, the Board and each of its committees is proactive in oversight. The Board, its committees and management coordinate risk oversight and management responsibilities in a manner we believe serves the long-term interests of our Company and our shareholders through established periodic reporting and open lines of communication. Below is a high-level summary of how the Board and its committees oversee our key initiatives.

	Full Board	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Board and Committee Assessment	X	X	X	X
Board Composition & Nomination Process	X			X
Board Continuing Education	X			X
Board and Executive Succession Planning	X			X
Corporate Affairs & Sustainability	X			X
Information Systems, Information Security, Data Privacy, Cybersecurity & Technology Risks	X	X
Enterprise Risk Management	X	X
Legal, Ethics & Compliance	X	X		X
Executive Compensation	X		X
Compensation Risk Management	X		X
Financial Reporting	X	X
Internal Controls & Internal Audit	X	X
Related Party Transactions	X	X
Ethics Hotline Call Compliance and Internal Investigatory matters	X	X
Government Affairs	X			X
Financial Matters including Capital Expenditures, Annual Financial Plans and Dividends	X
Strategic Plan	X
Corporate Governance	X			X
Environmental, Social and Governance Matters	X	X	X	X
Investor Relations	X
Cybersecurity and Data Privacy Oversight
Risk Management and Strategy. As a part of the Company’s overall risk management and compliance programs, we have developed an enterprise cybersecurity program designed to identify, protect, detect, respond to and recover from cybersecurity and other data security threats. This enterprise cybersecurity program is based in-part on, and its maturity is measured using, the U.S. Department of Commerce’s National Institute of Standards and Technology (NIST) Cybersecurity Framework (CSF). Our enterprise cybersecurity program classifies potential threats by risk levels and we typically prioritize our threat mitigation efforts based on those risk classifications, while focusing on maintaining the resiliency of our systems. In recent years, we have increased our investments in our ability to identify, protect, detect, respond to and recover from cybersecurity and other data privacy risks within our environment. In the event we identify a potential cybersecurity, privacy or other data security issue, we have defined procedures for responding to such issues, including procedures that address when and how to engage with Company management, our Board of Directors, third-party advisors, other stakeholders and law enforcement when responding to such issues.
With respect to cybersecurity and other data privacy risks associated with third parties, the Aaron's Business has a Third Party Oversight Program that manages the risk of our third party relationships. We assess our vendors' compliance with applicable laws, regulations, and industry standards and negotiate appropriate contractual provisions to mitigate risk. We expect each of our vendors to appropriately manage its internal risks as well as risks the relationship poses to our Company.
We also understand the importance of collecting, storing, using, sharing and disposing of personal information in a manner that complies with all applicable laws. To facilitate compliance with those laws, we have privacy policies in place regarding our treatment of customer data in both our offline and online retail environments, as well as policies relating to the protection of team member and vendor data. Our policies provide explanations of the types of information we collect, how we use and share information, and generally describe the measures we take to protect the security of that information. Our policies also describe how customers may initiate inquiries and raise concerns regarding the collection, storage, sharing and use of their personal data. In addition, our team members also must complete mandatory training to understand the behaviors and technical requirements necessary to safeguard information resources at the Company.
Some of the other steps we have taken to detect, identify, classify and attempt to mitigate data security and privacy risks include:
•Establishing a new Cyber Incident Sub-Committee of the management-level Disclosure Committee that is responsible for evaluating the Company’s disclosure obligations relating to matters of cybersecurity and related incidents.
•Adopting and periodically reviewing and updating information security and privacy policies and procedures;
•Conducting targeted audits and penetration tests throughout the year, using both internal and external resources;
•Conducting security maturity posture assessments, including engaging an industry-leading, nationally-known third party to independently evaluate our information security maturity on a regular basis;
•Utilizing technologies, processes, and capabilities designed to protect our systems and data and detect potential suspicious activity;
•Complying with the Payment Card Industry Data Security Standard;
•Adopting a vendor risk management program, which includes receiving the results of cybersecurity and data privacy audits conducted on certain vendors, classifying vendor, service provider or business partner risk based on several factors and evaluating and monitoring related risk mitigation efforts;
•Providing security and privacy training and awareness to all of our team members;
•Conducting periodic phishing simulations to test our team members’ responses to suspicious emails and to inform targeted cyber awareness training; and
•Maintaining cyber liability insurance.
We have experienced targeted and non-targeted cybersecurity attacks and incidents in the past that have resulted in unauthorized persons gaining access to our information systems, and we could in the future experience similar attacks. To date, no cybersecurity attack or incident, or any risk from cybersecurity threats, has materially affected or has been determined to be reasonably likely to materially affect the Company or our business strategy, results of operations, or financial condition. For additional information regarding the risks from cybersecurity threats we face, see Part I, "Item 1A. Risk Factors," in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Governance. Our Board of Directors recognizes the important role of information security and mitigating cybersecurity and other data security threats, as part of our efforts to protect and maintain the confidentiality and security of customer, employee and vendor information, as well as non-public information about our Company. Although our full Board of Directors has ultimate responsibility with respect to risk management oversight, the Audit Committee of our Board of Directors is charged with, among other matters, overseeing risks attendant to the identification and mitigation of cybersecurity risks.
As part of this risk oversight role, our Board and the Audit Committee periodically receive reports from management, external professional advisors and others regarding risks faced by the Company and the Company’s risk mitigation efforts, including cybersecurity risk. These reports include information regarding trends in cybersecurity risks and risk mitigation strategies, briefings on notable breaches at other companies and key takeaways that are relevant to our business. Our Board and the Audit Committee also review key cybersecurity-related benchmarks for the Company and our cybersecurity-related investments with management.
In addition, we have a dedicated department of team members overseeing our day-to-day cybersecurity and data privacy initiatives, led by our Chief Information Security Officer, in consultation with internal and external attorneys and other professional advisors. Our cybersecurity and data privacy team members have a vast background in cybersecurity, including prior relevant experience in government entities, network security, cybersecurity consulting firms, and a variety of industry standard certifications.
We also have an Enterprise Information Security Steering Committee (EISSC) comprised of a cross-functional group of senior executives and other team members that meets on a regular basis to provide oversight with respect to our cybersecurity and data privacy identification, protection, detection, response and recovery-related efforts. The EISSC and other senior personnel, including the Audit Committee and our Board of Directors, are informed of cybersecurity incidents as proscribed by the Company’s incident response plan and related processes, procedures, and standards.

Our internal audit function, along with external consultants, are also participants in our cybersecurity risk identification and analysis processes. Our Chief Information Security Officer regularly provides updates to the Audit Committee and to our Board of Directors regarding the status and effectiveness of our cybersecurity and data privacy programs.
Government Relations and Public Policy Oversight
Pursuant to its charter, the Nominating & Corporate Governance Committee oversees the Company's government relations and corporate affairs program, which are managed through the Office of the General Counsel. The Company engages in a political process when we believe doing so will serve the best interests of the Company, as well as our team members, customers, stakeholders and the communities we serve. The Company is committed to engaging in the political process as a good corporate citizen and in a manner that complies with our Code of Conduct and with all applicable laws.
We play a constructive role in informing policymakers about many legislative issues, including educating legislators and government officials on the benefits that the lease to own transaction provides to our customers and communities. We advocate at all levels of government, sometimes through trade associations and policy-based organizations, to ensure that the impact legislative and regulatory issues have on our business, industry, communities and team members is understood. We work with elected officials of both political parties to help shape constructive public policy solutions that benefit the Company, our team members, stakeholders, customers and the communities we serve. One way we do this is through contributions from our Aaron's Political Action Committee ("APAC"). APAC is funded through voluntary contributions by eligible team members and contributions in a bipartisan manner to federal candidates and organizations. APAC contributions are based on policy and business priorities.
Strategy Oversight
The Board takes an active role in the oversight of the Company's strategy at both a Board and committee-level, with management responsible for the execution of our Company's strategic plan. In addition to strategic performance updates to the Board and committees at each regular meeting, our Board also holds an annual strategy session with our senior leadership team and other members of management who present our Board with important information about our strategic priorities. This ongoing effort enables the Board to focus on Company performance over the short-, medium- and long-term horizons, as well as the quality of operations and industry trends.
Environmental, Social and Governance Oversight
In connection with our strong foundational purpose and values, management, at the direction and subject to the oversight of our Board of Directors and its committees, is engaged in an ongoing effort to continually evaluate and improve in the areas of Environmental, Social and Governance ("ESG") matters. Our governance framework and management's commitment to our ESG goals and initiatives are key to our success, driving Company oversight, accountability, ethical actions, and transparency to our stakeholders and the broader public. Our approach to the management and oversight of our ESG priorities aligns with our mission and values.
ESG Oversight
The Company has taken a variety of steps to strengthen its commitment to advancing ESG initiatives:
•Audit Committee Oversight: In 2023, the Board expanded the scope of the Audit Committee's charter to include oversight of the Company's disclosure in its public filings and reports related to environmental and sustainability risks, including among others, waste, energy, emissions and water consumption and utilization and environmental liability, and the steps the Company has taken to monitor or mitigate environmental risks and impacts, as well as risks related to material environmental disclosures and published targets.
•Compensation Committee Oversight: Additionally, in 2022, the Board expanded the scope of the Compensation Committee's charter to include oversight of the Company's human capital management activities, policies, targets, objectives and disclosure thereof in its public filings, which may include, but are not limited to, matters relating to talent management and development, talent acquisition and retention, workplace and employment practices, including labor and health and safety standards, employee engagement, diversity, inclusion and belonging, and steps taken to ensure compensation programs are administered in a non-discriminatory manner and otherwise in compliance with applicable laws. The Nominating and Corporate Governance Committee's charter includes general oversight of the Company's ESG matters, including but not limited to: programs, activities, policies, frameworks, standards and public disclosure related to governance matters, programs, activities, policies, frameworks and standards related to environmental and sustainability initiatives; framework and process for shareholder engagement of ESG initiatives; and social matters and community engagement unrelated to human capital management.

•ESG Committee: In 2021, the Company formed an ESG Committee led by members of its senior leadership team and comprised of members of various business units. The ESG Committee is structured with Environmental, Social and Governance Task Forces to assist the ESG Committee in identifying needs and driving ESG initiatives and programs. This Committee oversees our ESG initiatives and goals and reviews the Company's ongoing progress of these initiatives and goals. The Committee reports to the Nominating and Corporate Governance Committee and the Board, as appropriate.
•Board and Senior Leadership Training: To advance our commitment to ESG initiatives and programs and ensure that our commitment to improving ESG performance is prioritized across all levels of the Company, the Board and our senior leadership team participated in ESG training to gain a shared understanding of how ESG issues impact the business. We have further solidified this commitment by providing the Board with periodic updates on the Company's short- and medium-term ESG program goals. The Board and our senior leadership team have also completed training on the Company's Compliance Management Program.
•Board Diversity: Our Board is diverse in its expertise and experience, with members who have unique perspectives, backgrounds and experiences. With the addition of Mr. Bacdayan and Ms. Malkoski in 2023, the Board has increased its racial diversity (with 20% of its members representing ethnic minorities) and female members constituted 40% of the Board's composition. The Board and its Nominating and Corporate Governance Committee will continue to consider diversity in all forms as it evaluates Board composition in the future.
•Enhanced Code of Conduct: In 2022, the Board, with the recommendation of the Nominating and Corporate Governance Committee, adopted revisions to our Code of Conduct policy to further incorporate the Company's values with respect to Diversity & Inclusion, creating a respectful workplace, stance against use of slave labor and human trafficking, team member roles in sustainability and avoidance of conflicts of interests and protection of confidentiality.
•Enhanced Ethics Compliance Policy: In 2021, the Board, with the recommendation of the Audit Committee, adopted revisions to the Ethics Compliance Policy to further strengthen the Company's policy against illegal or unethical conduct and reinforce the availability of the Company's channels to report this behavior without fear of retaliation.
•Environmental Policy: In light of the Company's increased focus on sustainability efforts, in 2022, the ESG Committee adopted an Environmental Policy to establish the Company's commitment to responsible and sustainable environmental conduct. The Environmental Policy includes the Company's key environmental principles: regulatory compliance, environmental sustainability and continuous improvement.
•Human Rights Policy: In 2022, the ESG Committee adopted a Human Rights Policy that sets forth the Company's commitment to operating its business in a manner that recognizes the importance of human rights both globally and locally, recognizing that the Company's team members are its most valuable asset. Among other topics, the Human Rights Policy addresses diversity and inclusion, a harassment-free workplace, health, safety and security, prohibition of forced labor, human trafficking and child labor, and anti-corruption.
•Greenhouse Gas Emission Baseline Assessment: In 2022, we began partnering with a third party advisor to perform a Greenhouse Gas Emission baseline assessment for all of our business units.
•Partnerships with Third Party Vendors: In 2022, we began partnering with our utility management and waste management vendors to track and report out on the Company's consumption and resource usage to assist the ESG Committee in identifying opportunities to reduce the Company's overall carbon footprint.
•Overboarding Policy: The Corporate Governance Guidelines includes an overboarding policy to limit directors who serve as executive officers at other companies to one public company board in addition to the Board.
Environmental Sustainability
The Company is committed to responsible and sustainable environmental conduct and continuously strives to improve its environmental performance and to minimize its environmental footprint to protect the environment and be a good corporate citizen for the communities we serve and beyond. The foundation of our environmental responsibility starts with the commitment from management to our Environmental Policy which outlines the governance framework to enable our environmental sustainability efforts. The Aaron's Company is engaging its team members on the importance of their participation in our environmental sustainability programs through our enhanced Code of Conduct training. The Aaron’s

Company is working with external utility and waste management vendors to improve consumption metric tracking and to work towards establishing consumption goals. For 2023, the Company established a company-wide Green House Gas baseline for all Tier 1 and Tier 2 emissions across the enterprise. The Company is focused on improving its waste, energy, emissions, and water consumption and utilization through various programs and initiatives as follows.
Waste. The Company has implemented meaningful initiatives and strategies across our business segments to reduce the amount of waste we contribute to landfills and increase our recycling capabilities.
Initiatives and strategies we have deployed to improve waste include:
•Waste Audit Programs: Implementing a comprehensive waste audit program at our Woodhaven manufacturing facilities, which covers all materials we use in our manufacturing processes;
•Waste Reduction and Recycling Programs: Adopting waste-reduction programs that require the re-use or recycling of scrap material, including paper, plastic, foam, fabric, wood, metal and cardboard, resulting in the recycling of approximately 33 million pounds of materials annually across the company;
•Compliant Product Manufacturing: Manufacturing "50 State Compliant" bedding and furniture products, by using wood and foam materials that do not contain lead, mercury, formaldehyde or CFCs, and, when possible, using foam that contains soy-based polyols, instead of those derived from fossil fuels;
•Recycling Initiatives: Providing recycling containers at our Store Support Center buildings, through which we recycle aluminum, cardboard, paper and plastic;
•Waste-Conscious Strategies: Implementing a "digital first" strategy across all of our operations to reduce the use and storage of paper;
•Customer Programs: Maintaining comprehensive service and quality assurance programs to extend the life of our products and offer lower cost preleased options meeting our customers' needs; and
•Electronic Waste Disposal: Implementing E-waste disposal programs at our Aaron’s stores.
Across our Company-owned Aaron's stores, BrandsMart U.S.A. stores, store support centers, fulfillment centers and service centers and divisional offices we have made progress in lowering our waste output. In 2023 we recycled approximately 16,721 tons of recyclable commodities and materials, which avoided 47,341 metric tons of greenhouse gas emissions. These recycling efforts conserved the following resources:
•254,295 mature trees;
•27,020 cubic yards of landfill airspace;
•24,560,577 kilowatt-hours of electricity; and
•95,267,616 gallons of water.
The above data is based on information provided to us by our third-party waste management companies that help manage waste in our locations and facilities.
Energy and Emissions. We have undertaken steps to proactively and positively impact the environment through energy consumption and emissions reduction-focused initiatives.
Initiatives and strategies the company has deployed to drive results include:
•Lighting Replacements: Aaron’s stores are replacing metal halide lighting with more energy efficient Versabay and LED lighting, having transitioned more than 90% of our facilities with LED lighting by the end of 2023 and continuing retrofit efforts in 2024, all of which will further reduce our energy demand;
•Evaluating Energy Usage: Re-evaluating the use of energy contracts and potential investment in renewal energy credits;
•Electric Vehicles: Expanding the Aaron’s pilot of electric vehicles in 2024 to determine the scalability of the technology within our operations and deploying electric vehicles to replace 10% of the Aaron’s California fleet in 2024;
•Fuel Efficiency : Increasing the average miles-per-gallon fuel efficiency of Aaron's delivery vehicles by continuing to replace our delivery fleet with lighter, more fuel-efficient vehicles, with approximately 38% making up our fleet to date;

•Energy-Conscious Idling Policy: Maintaining a strict no-idling vehicle policy for our fleet drivers;
•Energy-Efficient Office Location: Locating our company headquarters in a building that is ENERGY STAR and LEED Certified;
•Energy Certified Products: Offering our customers energy-efficient, ENERGY STAR certified products, in our stores and online, representing ~39% of Aaron's store assortments, which we believe contributes to reduced energy consumption and, indirectly, to lower greenhouse gas emissions; and
•Vehicle Speed Monitoring: Regulating our delivery and service trucks to a maximum speed of 65 miles-per-hour to improve the safety of those vehicles while also enhancing overall fuel economy.
During 2023, the Company-owned Aaron’s stores used a total of approximately 109 million kilowatt hours of electricity, the Aaron's fulfillment centers used a total of approximately 2.3 million kilowatt hours of electricity, and the Aaron's store support centers used a total of approximately 519 thousand kilowatt hours of electricity.
According to data provided by Vervantis, Inc., ("Vervantis") the firm we have engaged to assist us with measuring various energy, sustainability and utility metrics at our Aaron's stores:
•On a per-store basis, our electrical energy usage decreased by approximately 1% for 2023, as compared to 2018, due in part to initiatives such as installing LED lighting in certain locations, accelerating the replacement of older HVAC units with newer, more energy-efficient units, and emphasizing stricter controls regarding in-store temperature/thermostat settings; and
•The average amount of electricity used at each of our fulfillment centers in 2023 decreased by approximately 29.6%, as compared to 2018, due in part to initiatives such as installing more energy-efficient lighting, including LED lighting, installing motion sensors to activate and deactivate lighting by zone, and converting older material handling equipment that was powered by electricity to more efficient equipment that is powered by propane.
More specifically, our efforts to retrofit our locations with LED lighting has reduced the average monthly kilowatt hours of electricity by 3% and 27.7% at the 8 fulfillment centers and 894 store where such retrofits are nearly complete, respectively.
During 2023, Aaron’s Company-owned stores used a total of approximately 1.6 million therms of natural gas, the fulfillment centers used a total of approximately 99 thousand therms of natural gas, and the store support centers used a total of approximately 9 thousand therms of natural gas.
According to data provided by Vervantis: (i) on a per-store basis, our natural gas usage decreased by approximately 23.6% for 2023, as compared to 2018; and (ii) the average amount of natural gas used at each of our fulfillment centers in 2023 decreased by approximately 34.4%, as compared to 2018.
During 2023, the Company-owned stores created approximately 113.2 million pounds of CO2, the fulfillment centers created approximately 3.5 million pounds of CO2, and the store support centers created approximately 563 thousand pounds of CO2, all of which were reduced when compared against 2018 by 15.6%, 46.4%, and 38.7% respectively, according to data provided by Vervantis.
During 2023, we believe our fleets of delivery, long-haul, service and other trucks decreased fuel usage due in part to our initiatives such as removing and/or replacing our fleet with lighter, more fuel-efficient vehicles; adopting a strict no-idling policy; regulating our trucks to a maximum speed of 65 miles-per-hour; and closing and consolidating stores to improve operating efficiencies, including reducing the number of trucks by 200.
Water. We believe clean drinkable water and sanitation are human rights and essential to maintaining human and environmental health. Our business operations rely very little on water usage outside of the use of steam cleaners for our quality assurance procedures. To reduce the chance and severity of potential contamination we implemented and have maintained a storm-water run-off program since 2018 at our Woodhaven manufacturing operations.
Corporate Social Responsibility
Our Board of Directors and management team recognize that being a responsible corporate citizen is important to our investors and helps drive shareholder value. We are committed to making a positive impact on the environment and the communities where our customers and team members live and work. We have a long history of corporate philanthropy. Through our initiative known as Aaron's Gives, we provide monetary, in-kind and team member resources.
Through our Aaron's Gives program, funds from the earnings of our Company are donated to worthwhile non-profit organizations through the Aaron's Foundation, Inc. We believe the organizations supported by the Aaron's Foundation and the Aaron's Community Outreach Program are helping build stronger communities where our customers and team members live and work, with a special focus on improving the lives of underserved youth. With our Matching Gift Program we match employee donations to not-for-profit organizations within the areas of arts and culture, health and human services, civic and community concerns, and education, on a dollar-for-dollar basis, up to $1,000 per team member. We have a goal of contributing 1% of our annual, consolidated pre-tax profits through our Aaron's Gives program each year and for the year ended December 31, 2023, we contributed over $0.8 million in cash and in-kind donations to approximately 150 individual organizations.
Long Standing National Partnerships
•Boys and Girls Clubs of America (BGCA): In 2023, we fulfilled our existing partnership agreement that ran through June 2023. As part of that agreement, in 2023 we completed 4 BGCA teen center makeovers and we were the primary sponsor of the BGCA National Keystone Conference, a character and leadership development event that brings together teen club members and their advisors from around the country. We also sponsored the BGCA Southeast Youth of the Year celebration. Importantly, we reached an agreement to continue our partnership through $710,000 of additional funding committed through June 2025. Under the new agreement, we will continue to focus on updating and enhancing Teen Centers across the country in order to provide a safe, fun, and welcoming space for teens. Since first establishing our partnership with the BGCA in 2015, Aaron’s has provided over $11 million in support to the BGCA and has completed 60 total Teen Center makeovers.
•Warrick Dunn Charities’ (WDC) "Home for the Holidays": In 2023, we celebrated the 20th anniversary of our partnership with WDC. During the year, the Company contributed over $80,000 in merchandise to WDC to furnish 11 homes that were awarded to single parents to assist them in becoming first-time homeowners. The homes are built through WDC’s partnership with a local non-profit builder, such as Habitat for Humanity. Over the course of our 20-year partnership, we have helped furnish approximately 180 homes for deserving families. Also in 2023, we served as a sponsor of WDC’s Annual Golf Event, helping them raise additional funds for the charity.
•Cristo Rey Atlanta Jesuit High School ("Cristo Rey"): In 2023, we sponsored a group of students in connection with the Cristo Rey Corporate Work Study Program, through which students of limited economic means gain valuable real-world job skills, contacts, and experience, while helping defray tuition costs of a rigorous four-year college preparatory education. We have sponsored this program for each of the past eight years.
Local Community Giving
•Community Assistance: Providing community-level assistance to veterans, youth organizations and community centers through approximately $180,000 in-kind donations from our Aaron’s Community Outreach Program, which is our local, store-based giving initiative.
•Non-Profit Funding and Support: Providing funding to non-profit organizations within BrandsMart U.S.A.’s communities. In 2023, BrandsMart U.S.A. provided an in-store holiday shopping experience for approximately 100 homeless children through HANDY, Inc., a Broward County, Florida based nonprofit. Also, in conjunction with the opening of its new location in Augusta, GA, BrandsMart U.S.A. made a $10,000 donation to the Boys & Girls Clubs of Greater Augusta in the form of a $5,000 cash donation and $5,000 in products to help furnish a new Teen Center for the Club.
Social Justice (giving in partnership with our EBRGs)
•Charitable Giving and Donations: Donating over $70,000 to various charities supporting racial, gender and sexual orientation equality, such as the National Black Child Development Institute, The Trevor Project, Latin American Association, Westside Future Fund, Girls, Inc., Morehouse College, Lost-N-Found Youth, United Negro College Fund, Georgia Diversity Council and various local PRIDE charities.

Human Capital Management
We believe in being an inclusive workplace for all of our team members and are committed to having a diverse workforce that is representative of the customers that choose to shop with us in-store or online and the communities in which we operate our businesses. We believe that a variety of perspectives enriches our culture, leads to innovative solutions for our business, enables us to better meet the needs of a diverse customer base, and reflects the communities we serve. Team members are encouraged and supported to create value and drive professional and personal growth, and we are committed to respecting each other in all interactions.
On December 31, 2023, we employed 9,071 full-time and part-time team members, the majority of which were full-time team members. Approximately 6,441 of our team members were Aaron's store, fulfillment center, service center or divisional/regional staff; 1,385 of our team members were BrandsMart U.S.A. store and warehouse staff; 329 of our team members were Woodhaven staff; and 916 of our team members were store support center staff supporting Aaron’s, BrandsMart, and Woodhaven. None of our team members are covered by a collective bargaining agreement, and we believe that our relations with team members are good, driven by our commitment to listen, learn, and continually improve.
Diversity and Inclusivity
Our aim is to develop inclusive leaders and an inclusive culture, while also recruiting, developing, mentoring, training, and retaining a diverse workforce, including a diverse group of management-level team members. The information in the tables below summarizes our gender, ethnicity and race diversity, and age metrics as of December 31, 2023 for our total workforce and management (which we define as management-level employees and above).

	Year Ended December 31, 2023
	Male	Female	Undisclosed
Total Workforce	66.9%	31.8%	1.3%
Management	69.4%	30.2%	0.4%

	Year Ended December 31, 2023
	Hispanic or Latino	White	Black or African American	Native Hawaiian or Pacific Islander	Asian	American Indian or Alaskan Native	Two or More Races	Undisclosed
Total Workforce	20.2%	35.2%	27.6%	0.3%	1.0%	0.9%	2.1%	12.7%
Management	16.1%	47.5%	18.8%	0.3%	1.1%	0.6%	1.7%	13.9%

	Year Ended December 31, 2023
	Baby Boomer[1]	Gen-X2	Millennial[3]	Post Millennial/Gen-Z4
Total Workforce	7.9%	28.6%	45.2%	18.3%
Management	8.3%	48.9%	40.6%	2.2%
1 Born between 1946 – 1964 (i.e., Baby Boomer)
2 Born between 1965 – 1980 (i.e., Gen X)
3 Born between 1981 – 1996 (i.e., Millennial)
4 Born in 1997 or later (i.e., Post Millennial/Gen Z)
As noted in our Code of Conduct, we maintain an inclusive work environment where differences are valued and respected. We make employment decisions based on merit, and we prohibit any form of discrimination or conduct based on race, color, sex, sexual orientation, gender identity, gender expression, national origin, age, religion, disability, pregnancy, veteran status, military duty, genetic information, or any other factor protected by applicable law.
Fostering a diverse and inclusive environment and creating a true sense of belonging are among our top priorities. Our vision starts with our belief that we are stronger together. We believe our best future is one we build together. We embrace diverse backgrounds, experiences, and perspectives. We are passionate about creating a community where everyone is valued and has opportunities to thrive. To support these efforts, we are dedicated to building diversity, inclusion, and belonging into all aspects of our operations and company culture.
Our diversity and inclusion initiatives for the Company include the following, and we look forward to extending many of these initiatives to our BrandsMart segment:
•Delivering on our diversity and inclusion vision, designed with the support and guidance of a strategic consulting firm, through our Diversity and Inclusion strategic priorities that include:

◦Developing, retaining, and attracting team members from diverse backgrounds;
◦Fostering a supportive environment that builds trust and makes team members feel comfortable;
◦Actively listening to the voice of team members to champion the best ideas; and
◦Enhancing communication channels to facilitate collaboration and promote transparency;
•Responding to team member sentiments regarding diversity and inclusion gathered through an all-employee voluntary and anonymous survey, available to more than 9,000 Aaron's Business team members, one-on-one interviews and focus groups, and leadership culture sessions to inform future diversity and inclusion planning and programming;
•Sponsoring and participating in several local and national events that provide best practices and latest thinking around inclusion;
•Providing opportunities for team members to serve on boards and participate in roundtables focused on diversity;
•Including Diversity and Inclusion training in required quarterly compliance training for all team members;
•Providing access to unconscious bias training for all people leaders across the Aaron's Business through an e-learning platform;
•Providing executive sponsorship and other support to each of the Aaron's Business EBRGs, each of which allow a safe space for traditionally underrepresented team members and their allies to connect and discuss experiences, provide educational and motivational events, enable mentorship opportunities for team members, provide professional development opportunities, and support the Company’s objectives related to developing team members and creating diversity awareness. Our active EBRGs include:
◦Aaron's Women's Leadership Network (AWLN), whose mission is to connect team members who want to attract, develop, and advance talented women leaders at Aaron’s;
◦Aaron's Black Leadership Exchange (ABLE), whose mission is to exchange information and ideas that foster personal and professional development of Black team members while strengthening our connection with our customers and community;
◦Aaron's Pride Alliance (PRIDE), whose mission is to increase awareness, inclusion and well-being of lesbian, gay, bisexual, transgender, and questioning team members at Aaron’s, and to provide resources for community members and allies;
◦Inspiring Growth and Unity at Aaron's for Latinos/Hispanics (IGUAL), whose mission is to create a foundation that empowers Latinos at Aaron’s by advocating for the betterment of the Latino community, both internally and externally, with various areas of focus such as business transformation, engagement, growth and leadership development within the organization;
◦Aaron's Veterans and Allies (AVA), whose mission is to connect veterans and allies within Aaron’s for the purpose of providing support and education, engaging the communities we serve, and fostering personal and professional development through mentorships and access to resources; and
◦Aaron's Disability Education Collective (ADEC), whose mission is to connect disabled team members and their allies within Aaron’s to provide support, education, and tools for interactions with the disabled community, engage with the communities we serve to support and advocate for the disabled community, and support disabled team members with both personal and professional growth opportunities;
•Sponsoring or attending various community-focused events benefiting underserved communities and representing causes identified by team members;
•Engaging the Aaron's Business Diversity and Inclusion Council, which includes leaders from multiple functional areas and executive leadership, to provide management with support and oversight to our EBRGs;
•Celebrating cultural events for our Aaron's Business team members led by our EBRGs, including, but not limited to, Black History Month, Women's History Month, National Hispanic Heritage Month, LGBTQIA+ Pride Month, Día de los Muertos, Juneteenth, International Day for Tolerance, International Women's Day, Martin Luther King, Jr. Day, Veteran's Day, National Disability Independence Day, BIPOC Mental Health Awareness Month, and National Crown Day;
•Utilizing diversity job boards to advertise job opportunities within the Aaron's Business;
•Participating in the Metro Atlanta Chamber's ATL Action for Racial Equity; and

•Conducting a talent review process designed to utilize a multi-factor approach to understand the talents of our Aaron's Business field leadership team members and their potential to become future Company leaders.
Development and Career Opportunities
We believe in providing an environment where team members have clear growth and development opportunities. To help facilitate that growth, we provide tools, resources and programs that adapt and grow with our team members. Our efforts include:
•Providing all Aaron’s Business store support center team members and all Aaron's Business management access to a library of more than 20,000 third-party courses enabling the development of new skills that contribute to career growth and development. Team members consumed more than 4,100 hours of learning via this third-party platform in 2023. In addition, this learning content is scanned and reviewed internally, leading to targeted library content that focuses on curriculum determined to be of greatest relevance and importance to the organization;
•Delivering an in-house designed continuous learning program to avail Aaron's store team members a career path with the destination of their choosing while using custom learning solutions designed to build and reinforce competencies and proficiencies throughout all levels of their career. The learning takes a blended approach involving formal courses, self-directed learning, and structured on-the-job training. In addition, the curriculum features internal experts educating and coaching others;
•Coordinating and deploying training to our management-level team members in 2023, including compliance, ethics and leadership training;
•Providing team members with ongoing training on critical issues such as safety and security, compliance, ethics and integrity, and information security; and
•Gathering engagement feedback from our team members on a regular basis and responding to that feedback in a variety of ways including personal, one-on-one interactions, team meetings, leadership communications, and town hall meetings with team members, led by senior executives.
Health and Well-being Offerings
We aim to enhance the well-being of our team members by providing comprehensive benefits that go beyond traditional offerings. We are committed to taking care of the whole employee, recognizing their diverse needs and aspirations. Through a range of thoughtful benefits, we empower our team members to prioritize not only their individual health but also the well-being of their families. Our goal is to foster a workplace culture that supports healthy and prosperous ways of living, promoting balance between personal and professional life. Our efforts include:
•Offering health, dental, and vision benefits for all eligible team members, including our eligible hourly store-based, fulfillment center, manufacturing, and call-center team members;
•Matching team members’ 401(k) plan contributions of up to 5% of eligible pay after one year of service;
•Providing paid time off (including volunteer activities in the community for eligible team members);
•Providing employee discounts for merchandise purchased;
•Providing confidential counseling for Aaron's Business team members through our Employee Assistance Program ("EAP");
•Providing a comprehensive suite of well-being offerings, including unlimited health coaching sessions, unlimited financial coaching sessions with a certified financial planner, and emotional support through our EAP counseling sessions and unlimited behavioral health coaching sessions via text, at no cost to our Aaron's Business team members;
•Providing paid parental leave to eligible Aaron's Business team members – maternity, paternity and adoption;
•Offering a tuition reimbursement program that provides eligible Aaron’s Business team members up to $3,000 per year (increased from $1,500 in prior years) for courses related to current or future roles at the Company; and
•Offering an employee stock purchase program for eligible Aaron's Business team members with a lookback and discount.
We strive to help team members maintain job stability so they are encouraged to stay with the Company and positioned to grow their skills and knowledge on the job. To reduce team member turnover, we engage in surveys with team members, conduct stay interviews to help identify any issues before they cause a team member to leave the Company, and review exit interview data, hotline calls and root cause analysis to help deter turnover.

Compliance Management Program
As a company with a formal Compliance Management Program, we maintain a robust program with oversight of policy and procedures, training, third party oversight, issues management, and monitoring and testing. The Compliance Management Program fosters collaboration between line of business owners to create a culture of compliance by assisting the business owners with establishing and maintaining current policies and procedures that align with the Company’s goals, strategy, and business objectives, including adherence to applicable laws and regulations.
We are committed to compliance with all applicable federal, state, provincial and local laws and regulations and conduct ongoing monitoring for new laws, regulations, and regulatory activity that impact our industry, business, or operational risk. We have mechanisms in place for consumers to submit complaints or feedback.
Compliance training is completed for new hires during onboarding and supplemented with annual and periodic refresher training thereafter to reinforce core compliance principles. Our compliance training is customized to our risk profile, business strategy and operations. Training of the Board of Directors, management and other team members is essential. Our training is comprehensive and specifically tailored to the particular responsibilities of the team members receiving it.
Under our Compliance Management Program, we are making ongoing improvements to our compliance-related policies and procedures, training, third party oversight, issues management, and testing and monitoring programs. This program is overseen by the Audit Committee of the Board of Directors as well as our management-level Compliance Committee.
Health and Safety of Team Members and Customers
The Company takes the safety of our team members and our customers seriously. The Company's policies and training programs support our health and safety practices. Throughout the year, team members complete safety and compliance training relevant to their role. Completion of required safety and compliance training is closely managed to ensure that team members have the required skills and knowledge to perform safely and ethically. The following summarizes the Company's Health & Safety Programs:
•Health & safety teams providing program oversight and continued maturation efforts;
•Required annual and new hire formal safety training curriculum;
•Business segment driver qualification programs;
•Continued investment in equipment and technology to provide our team members with the safest experience;
•Reporting on safety Key Performance Indicators to field and senior management regularly; and
•Oversight and governance by our Safety Committee made up of key executives and other members of management.
Our business has been, and may in the future be, impacted by a pandemic or other health crises. We continually evaluate our existing prevention controls and the need for different or additional controls, and conduct periodic inspections at our stores to identify unhealthy conditions, work practices, and work procedures to help ensure compliance with our policies and procedures.
Labor Practices and Human Rights
All of our team members earn more than the federal minimum wage. The average hourly wage of a full-time hourly operations employee in our Company-operated stores, fulfillment and service centers, and divisional support staff, as of December 31, 2023, is $16.28, with a meaningful portion of those team members earning an average hourly wage of $17.20 or more. The average total compensation and benefits for a full-time hourly operations employee in our Company-operated stores, fulfillment and service centers, and divisional support staff is approximately $35,000 including wages, bonuses and benefits, such as paid time off. Also, more than 97% of our Company-operated stores, fulfillment and service centers, and divisional support staff team members are eligible to earn an incentive payment which allows us to meaningfully reward our high performing team members.
In addition to team member surveys and the analysis of exit interview data to encourage retention and support our team members in their job stability and growth, we maintain a Team Member Hotline, available 24 hours a day, through which team members may report (including anonymous reporting, if desired by the team member) concerns via phone or via an online portal. All reported matters are taken seriously and routed to the appropriate departments (i.e., Human Resources, Compliance, or Legal) for review, investigation, and closure after appropriate resolution. The 2023 annualized voluntary turnover rate in all corporate, stores, fulfillment centers and warehouse operations was 63%, and the 2023 annualized involuntary turnover rate in all corporate stores, fulfillment centers and warehouse operations was 33%.

The Company respects the rights of workers who offer services and create the products that we purchase from our suppliers. We communicate our expectations to provide us with safe, energy-efficient, high-quality products, and we hold our suppliers to a high standard because we strive to be an example of good human rights and labor practices throughout our business activities. We take care in the selection of our suppliers, and the Company also communicates its expectations on social conditions, worker safety and integrity in the workplace, and compliance with applicable laws through Aaron's Supplier Code of Conduct. The Supplier Code of Conduct outlines Aaron's expectations with respect to hiring practices, forced labor, child labor, discrimination, and other labor rights. Aaron's expects its suppliers to conduct their business with a high-level of integrity, and maintain accurate records to demonstrate that compliance. Specifically, Aaron's requires its suppliers, in accordance with applicable laws, to meet the following standards per the Supplier Code of Conduct and conditions:
•Treat all workers with dignity and respect;
•Provide a safe, healthy, and clean work environment;
•Provide safe and healthy housing if supplier provides residential housing for its team members;
•Provide a discrimination, harassment, and punishment free environment;
•Pay workers at least the minimum wage and benefits required;
•Follow minimum working hour restrictions;
•Prohibit child labor, forced labor and human trafficking; and
•Comply with applicable laws (including any changes from time to time).
One of Aaron's largest suppliers is our own Woodhaven Furniture Industries manufacturing division, which supplies a significant portion of the upholstered furniture we lease or sell in Aaron's stores. All of Woodhaven's operations are based in the U.S., creating U.S. jobs, and all of the products manufactured are made in the U.S.
In December 2022, the Company adopted a Human Rights Policy that affirms our commitment to operating our business in a manner that recognizes the importance of human rights both locally and abroad. As such, the Company believes in upholding fundamental human rights and operating in compliance with human rights laws. The Company does not use or condone the use of slave labor or human trafficking. The Company also believes that team members should be treated fairly and with dignity by providing a work environment that is free from conduct that can be considered harassing, discriminatory, intimidating and/or disruptive, including sexual harassment. The Company does not tolerate harassment or discrimination and is committed to a workplace that fosters respect and dignity for all.
From time to time, we are party to legal proceedings arising in the ordinary course of business, including those alleging employment discrimination, violations of wage-and-hour laws, or violations of other laws affecting the employment relationship. During 2023, the total amount we paid to resolve proceedings alleging employment claims was immaterial to our earnings. In our efforts to have all team members comply with applicable employment-related laws, to drive positive workplace conduct, to strive to foster a fair and equitable workplace, and to reduce the number of employment discrimination claims brought against us, we provide a variety of resources, including diversity, non-discrimination and anti-harassment training as part of the Company’s mandatory compliance training, for all eligible Aaron's Business team members, including team members in our call centers, fulfillment and service centers, store support center, and stores. We also have a team member hotline accessible to our team members via phone or the internet so that any concerns can be investigated promptly and thoroughly.

Supply Chain
Master Supply Agreement. We expect our suppliers to provide us with safe, energy-efficient, high quality products. We strive to set high expectations for our suppliers. Suppliers that enter into our Master Supply Agreement represent and warrant that products they sell to the Company are manufactured, packaged, tagged and sold in compliance with all applicable laws and are legal for retail re-sale in each store that we operate without violation of any law. Specifically, all products must be packaged, labeled and tested in compliance with all applicable laws and the supplier must obtain and maintain all permits, licenses, certifications and registrations required by all applicable laws to provide their products.
Vendor Oversight Program. The Company has a Third-Party Oversight Program that evaluates and manages the risk of our third-party relationships. We assess our vendors' compliance with applicable laws, regulations, and industry standards and negotiate appropriate contractual provisions to mitigate risk. We expect each of our vendors to appropriately manage its internal risks as well as risks the relationship poses to our Company.
Corporate Governance
Corporate Governance Highlights
The Board remains committed to strong corporate governance and promoting long-term shareholder value. We encourage you to visit the "Corporate Governance" section of our Investor Relations website where you will find information about our corporate governance practices, including our key governance documents. We have taken steps to adopt many corporate governance best practices including:
Board Independence
•Majority independent Board;
•Independent Lead Director;
•Fully independent standing committees; and
•Executive session of non-employee directors at all regularly scheduled Board meetings.
Other Board and Committee Practices
•Separate Chief Executive Officer and Chairman of the Board roles;
•Risk oversight;
•Oversight of political and social engagement, including the Company's Government Relations Program;
•Robust stock ownership guidelines;
•Anti-hedging and anti-pledging policy;
•Periodic review of governance policies and committee charters;
•Oversight of ESG initiatives by the Nominating and Corporate Governance Committee;
•Broad director diversity search criteria;
•Limit directors who serve as executive officers at other companies to one public company directorship in addition to the Board and limit all other directors to four public company directorships in addition to the Board; and
•Director orientation and continuing education.
Board Performance
•Board oversight of company strategy;
•Declassified Board with annual elections;
•Annual Board evaluations;
•Commitment to Board refreshment and succession planning; and
•Focus on management succession planning.
Shareholder Rights
•Right of shareholders to call special meeting;
•No supermajority voting requirements; and
•Majority voting in director elections.

Shareholder Outreach and Engagement and Investor Relations
We value regular engagement with and feedback from a wide variety of stakeholders, including customers, team members, suppliers and communities. We also recognize the value of listening to the views of our shareholders and other stakeholders, and the relationship with our shareholders is an integral part of our corporate governance practices. We conduct shareholder outreach throughout the year to ensure that management and the Board understand and consider the issues of importance to our shareholders when setting and executing strategies.
In order to gather investor feedback, the Company conducts outreach to the Company's largest shareholders. Company management intends to continue this shareholder engagement on an annual basis. In addition to our shareholder engagement, we participate at industry and investment community conferences, investor roadshows and analyst meetings. Management reports quarterly to the Board about these meetings, including feedback received during these meetings.
Shareholders may communicate with the Board of Directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary at The Aaron's Company, Inc., 400 Galleria Parkway SE, Suite 300, Atlanta, Georgia 30339. Appropriate correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.
Disclosure Committee
We have a Disclosure Committee that assists in fulfilling management's responsibility regarding public disclosures made by the Company to its shareholders and the investment community. This is a management-level committee that works to help ensure that Company disclosures are accurate, complete and timely; fairly present the Company's financial condition, results of operations and cash flows in all material respects; and comply with applicable laws, regulations and stock exchange requirements. The committee also reviews any unremediated SOX deficiencies and evaluates whether disclosure is required.
Membership of the committee includes team members representing key areas of the Company's operations that may be relevant to the Company's filings with the SEC and other public disclosures including representatives from finance and accounting, legal, operations and internal audit.

NON-EMPLOYEE DIRECTOR COMPENSATION IN 2023
The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally. Directors who are employees of the Company receive no compensation for their service on our Board of Directors.
Under our Compensation Plan for Non-Employee Directors, in effect through 2023, non-employee directors received an annual cash retainer of $80,000 and an annual award of restricted stock units having a value targeted at $135,000, which award generally vests one year following the grant date. Non-employee directors serving as the chairperson of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee also received an additional annual retainer of $25,000, $20,000 and $15,000, respectively, for their service in these roles and the additional time commitments required. Additionally, non-employee directors serving on the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee received an annual member retainer of $15,000, $10,000 and $7,500, respectively. The non-employee director serving as the chairperson of the Board received an additional annual retainer of $100,000. The non-employee directors may also elect to participate in the Deferred Compensation Plan.
Cash retainers are generally paid quarterly in arrears, and the annual award of restricted stock units is generally granted on the date of the our annual meeting of shareholders. For directors who serve for only a portion of a calendar quarter, the quarterly retainer payment is generally pro-rated based on their period of service. Non-employee directors who join the Board with seven months after the date of our annual meeting of shareholders will receive the full annual restricted stock unit award. Our non-employee directors may elect to have all or a portion of their cash retainer fees paid in shares of our common stock in lieu of cash.
Following the annual review of director compensation relative to our peer group, for 2023, the Compensation Committee made an amendment to the independent Lead Director retainer for market practice reasonableness. The change implements a new bifurcated approach to the Lead Director retainer, where (1) for a Lead Director who does not also serve as a committee chair, the annual retainer is to be $40,000; and (2) for a Lead Director who also serves as a committee chair, the annual retainer is to be $25,000. Prior to the change, the Lead Director annual retainer was $25,000. This change became effective April 1, 2023.
The table below provides the compensation of our non-employee directors for 2023.
2023 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	Total ($)
Wangdali C. Bacdayan(3)(12)(13)	24,375	135,000	159,375
Laura N. Bailey(2)(4)	102,500	135,000	237,500
Kelly H. Barrett (2)(5)	139,110	135,000	274,110
Walter G. Ehmer(2)(6)	117,500	135,000	252,500
Hubert L. Harris, Jr. (2)(7)	142,500	135,000	277,500
Timothy A. Johnson(2)(8)	120,000	135,000	255,000
Kristine K. Malkoski(3)(11)(13)	26,250	135,000	161,250
Marvonia P. Moore(2)(9)	100,429	135,000	235,429
John W. Robinson, III(2)(10)	184,626	135,000	319,626
(1)Represents the grant date fair value of restricted stock unit awards pursuant to Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718.
(2)As of December 31, 2023, each director (excluding Kristine Malkoski and Wangdali Bacdayan) held 11,029 restricted stock units subject to vesting, which is the number of units of restricted stock granted to them in May 2023.
(3)As of December 31, 2023, Kristine Malkoski and Wangdali Bacdayan each held 12,893 restricted stock units subject to vesting, which is the number of units of restricted stock granted to them upon their joining the board in October 2023.
(4)Includes $25,625 in fees earned for services in the fourth quarter of 2023 which will be paid in 2024.
(5)Includes $32,500 in fees earned for services in the fourth quarter of 2023 which will be paid in 2024.
(6)Includes $29,375 in fees earned for services in the fourth quarter of 2023 that Mr. Ehmer deferred under the Company's Nonqualified Deferred Compensation Plan.
(7)Includes $35,625 in fees earned for services in the fourth quarter of 2023 which will be paid in 2024.
(8)Includes $31,250 in fees earned for services in the fourth quarter of 2023 which will be paid in 2024.
(9)Includes $24,375 in fees earned for services in the fourth quarter of 2023 which will be paid in 2024.
(10)Includes $45,000 in fees earned for services in the fourth quarter of 2023 which will be paid in 2024.
(11)Includes $26,250 in fees earned for service in the fourth quarter of 2023, which will be paid in 2024.
(12)Includes $24,375 in fees earned for service in the fourth quarter of 2023, which will be paid in 2024.
(13)Mr. Bacdayan and Ms. Malkoski were appointed to the Board effective as of October 1, 2023.

Stock Ownership Guidelines
Under the current stock ownership guidelines, each non-employee director is expected to own or acquire a targeted level of stock ownership defined as four times the non-employee Director annual cash retainer. The required time period within which a Covered Person must attain the Stock Ownership under these Guidelines is the later of (1) five years from the implementation date of the Guidelines (November 3, 2021) or (2) five years from the effective date of the non-employee director being elected to the Board. As of December 31, 2023, each of our directors currently serving on the Board of Directors is in compliance with the requirements established in these guidelines or is otherwise, in our view, on track to meet those guidelines within the compliance period.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The purpose of this section is to provide material information about the compensation objectives and policies for our named executive officers ("NEOs") and to explain how the Compensation Committee made compensation decisions for 2023. For 2023, our NEOs are listed below.

Named Executive Officer	Position with Company
Douglas A. Lindsay	Chief Executive Officer
Stephen Olsen	President
C. Kelly Wall	EVP – Chief Financial Officer
Russell Falkenstein	EVP – Chief Operating Officer, Lease-to-Own
Rachel G. George	EVP – General Counsel, Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer
Our compensation program is designed to attract, motivate, and retain key executives by offering market-competitive pay opportunities with an emphasis on pay for performance.
In addition, we employ sound compensation and governance principles and policies, while avoiding inequitable or unfavorable practices, as noted below:

What We Do	What We Don’t Do

✓ We have an independent Compensation Committee assisted by an external independent consultant	✗ No repricing or cash buyouts of stock options without shareholder approval

✓ We annually assess Company compensation policies to help ensure that the features of our program do not encourage undue risk	✗ No excise or other tax gross-ups on change-in-control payments

✓ All executives are "at will" team members, with no employment agreements for NEOs	✗ No hedging or pledging of Company stock

✓ Our NEOs' pay mix emphasizes performance-based compensation over fixed compensation (approximately 85% is at risk based on performance or time-based vesting requirements for the Chief Executive Officer ("CEO") and approximately 66% for all other NEOs)
✗ No excessive perquisites or other benefits

✓ We design pay programs that emphasize long-term, equity-based incentives over short-term cash incentives, and measure financial success through metrics that focus on growth, profitability and returns
✗ No single-trigger severance benefits upon a change-in-control

✓ We set meaningful incentive plan targets and ranges, with capped incentive payouts	✗ No payment of dividends on unearned or unvested shares

✓ Our equity awards are subject to double-trigger vesting acceleration upon a change in control	✗ No uncapped or guaranteed bonus payments

✓ Meaningful stock ownership requirements for senior executive officers	✗ No employment agreements with CEO or NEOs

✓ We maintain a formal clawback policy to seek recoupment and / or forfeiture of incentive-based compensation from our senior executives and NEOs that complies with the new SEC rules and NYSE listing standards

Components of the Executive Compensation Program
The three primary components of each NEO's total direct compensation for 2023 were as follows:

Component	Terms and Objectives

Base Salary
•Fixed amount of compensation for performing day-to-day job responsibilities intended to reflect the scope of an executive’s role
•Reviewed annually in consideration of factors such as market trends, individual performance, criticality of role, and scope of responsibility

Annual Cash Incentive Award
•Variable performance-based annual award opportunity designed to reward participants for executing the Company's short-term (generally, annual) goals with respect to financial, operational, and strategic performance
•Reviewed annually in consideration of company performance, strategic priorities, and market trends

Long-Term Equity Incentive Award
•Variable long-term annual award opportunity that aligns executive interests with shareholders
•To balance long-term performance and retention, regular annual 2023 equity awards were made in the form of 50% performance shares, 20% stock options, and 30% time-based restricted stock awards

The Compensation Committee did not set a prescribed mix or allocation for each component, but rather focused on total direct compensation when making compensation decisions for our executives. In making these decisions, the Compensation Committee also considered the following related factors: (i) performance against corporate and individual objectives for the fiscal year; (ii) performance of general management responsibilities; (iii) the value of any unique skills and capabilities; (iv) contributions as a member of the executive management team; and (v) competitive market considerations.
Total direct compensation for our NEOs in 2023 emphasized variable and performance-based compensation. This reflects our philosophy that a significant portion of NEO compensation should be linked to financial, operating, and stock price performance, helping to ensure alignment of pay and performance.
The following graphs demonstrate this philosophy by showing the mix of target pay in 2023 for our Chief Executive Officer and for our other NEOs as a group.
2023 Performance and Incentive Pay Outcomes
Our 2023 compensation programs were designed to attract, motivate, and retain key executives by offering market-competitive pay opportunities with an emphasis on incentive compensation and pay for performance.
The following table and related footnotes summarize and define the performance measures associated with our NEOs' 2023 annual cash incentive awards, and highlight key performance results under the annual cash incentive program for 2023.
We first implemented a 3-year performance period for performance shares awarded under our long-term equity incentive program beginning with awards granted in 2022. Performance shares awarded to our NEOs under the 2023 long-term equity incentive program are also subject to a 3-year performance period, and therefore, final performance and payout of 2022 and 2023 performance share awards will not be certified by the Compensation Committee until after the end of the applicable 3-year performance period.

Performance Achievement Under 2023 Annual Cash Incentive Awards

2023 Performance - The Aaron's Company	2023 Executive Pay Results
•Adjusted EBITDA[1] was $136.0 million, which was 91.8% of the Adjusted EBITDA target of $148.1 million for 2023.	•Adjusted EBITDA performance (weighted at 50%) resulted in a 92.3% payout for such metric
•Revenues[2] was $2,139.9 million, which was 95.3% of the Revenues target of $2,245.0 million for 2023.	•Revenues performance (weighted at 30%) resulted in a 81.2% payout for such metric
•All Strategic/Compliance Goals[3] for the Company were fully achieved	•Strategic/Compliance goal performance (weighted at 20%) resulted in 125% payout for such metric
•Annual cash incentive awards based on financial and strategic performance for The Aaron's Company as described above resulted in an overall payout achievement of 95.5%.
[1] Adjusted EBITDA is a measurement of our performance not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and is based on GAAP earnings before interest expense, taxes, depreciation, and amortization for the Company, adjusted for certain non-GAAP items related to non-routine items that are not reflective of ordinary earnings activity. Adjusted EBITDA results reflect adjustments to exclude restructuring charges, separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company, acquisition-related costs, and stock compensation. For a reconciliation of Adjusted EBITDA to the closest GAAP measurement, refer to the reconciliation set forth in Appendix A.

[2] Revenues is based on GAAP and is the amount of income a company generates from operations before expenses.
[3] Strategic/Compliance Goals established in the first quarter of 2023 focused on (1) creating business continuity plan checklists for key areas, (2) performing a greenhouse gas emissions baseline assessment for all business units, (3) implementing advanced analytics for calls recorded on customer account lines, and (4) deploying Learning Management System (LMS) platform to BrandsMart U.S.A.

Say on Pay Vote
In 2023, our shareholders cast an advisory vote to approve our named executive officer compensation as described in our 2023 proxy statement, with the result that approximately 96% of the total votes cast approved the compensation of our named executive officers. The Compensation Committee considered these results, and given the high-level of support, did not make any changes to our executive compensation policies or practices that were directly driven by the say on pay vote.
Key Changes in 2023
The Compensation Committee regularly evaluates and revises the executive compensation program as it considers necessary to better reflect our evolving business circumstances. During 2023, the Compensation Committee made several changes to our short-term annual cash incentive award program, including (1) incorporating Revenue as a performance metric, and (2) adjusting the performance ranges and corresponding payout level, as further described below. The changes made to our long-term equity incentive award program include (1) structuring the performance metrics such that the Adjusted EBITDA goals for years 2 and 3 of the performance period are based on a growth percentage over the prior year's actual results, and (2) recalibrating the performance ranges and payout levels, as further described below.
In addition, on September 8, 2023, Russell Falkenstein was appointed as EVP – Chief Operating Officer, Lease-to-Own. In connection with his appointment, Mr. Falkenstein’s annual base salary was increased to $500,000 as of the date of his appointment, and his target cash bonus under the Company’s annual cash incentive program was increased to $350,000 as of the date of his appointment. Beginning in 2024, he will be eligible for a target long-term incentive award with a value of $650,000.
To better align executive pay with company performance, the Compensation Committee approved temporary modest pay reductions for Messrs. Lindsay, Olsen and Wall for 2024. For Mr. Lindsay, the Committee approved an aggregate reduction of approximately 17%, and for Messrs. Olsen and Wall, an aggregate reduction of approximately 8%. The pay reductions are described in more detail in the Company's Current Report on Form 8-K, filed February 26, 2024.

Objectives of Executive Compensation
The primary objectives and priorities of our executive compensation program are to:
• attract, motivate, and retain quality executive leadership;
• align the incentive goals of executive officers with the interests of shareholders;
• motivate the individual performance of each executive officer;
• improve overall Company performance; and
• support achievement of our business plans and long-term goals.
To accomplish these objectives, the Compensation Committee considered a variety of factors when approving the executive compensation program, including (i) changes in business strategy, (ii) Company performance expectations, (iii) external market data, (iv) Company and business performance, (v) individual performance, and (vi) internal equity. A more complete description of the process for establishing our 2023 executive compensation programs is described below and throughout this Compensation Discussion and Analysis.
Compensation Process Summary for 2023
Role of the Compensation Committee. The Compensation Committee’s role is to oversee (i) executive and outside director compensation, (ii) benefit plans and policies, including equity compensation plans and other forms of compensation, and (iii) other significant human resources matters.
More specifically, the Compensation Committee reviewed and discussed proposed compensation for our NEOs, evaluated their performance, and set their compensation. In addition, the Compensation Committee approved all equity awards for NEOs and other executive officers.
Role of Management. The Compensation Committee considered the input and recommendations of the CEO with respect to our executive compensation programs and decisions that impacted other NEOs. Although management and other invitees at the Compensation Committee meetings may participate in discussions and provide input, all votes and final decision-making on NEO compensation are solely the responsibility of the Compensation Committee, and those final deliberations and votes are conducted in executive sessions in which no executive officers participate, except that the CEO may be present during deliberations and voting on the other executive officers' compensation.
Role of Independent Compensation Consultant. The Compensation Committee has the authority to retain independent consultants and other advisors. During 2023, the Compensation Committee retained the services of Exequity, LLP ("Exequity"), which reported directly to the Compensation Committee. The Compensation Committee assessed the independence of the advisors, including the potential for conflicts of interest as required by the Securities and Exchange Commission ("SEC") and New York Stock Exchange ("NYSE") listing standards, and concluded that Exequity was appropriately independent and free from potential conflicts of interest.
Although the specific services of the independent consultant could vary from year to year, the following are the services generally provided by the independent consultant:
• providing information on trends relative to legislative, regulatory, and governance developments;
• reviewing and recommending any changes to the peer group used for comparative market analysis (as described below) for the consideration and approval of the Compensation Committee;
• conducting competitive assessments of executive compensation levels and incentive program designs;
• consulting on compensation for outside directors;
• conducting a review of the compensation programs from a risk assessment perspective;
• assisting with review and disclosures regarding the executive compensation programs; and
• reviewing the Compensation Committee’s annual calendar and related governance matters.
Representatives from Exequity attended all the Compensation Committee meetings pertaining to 2023 executive compensation decisions, and also participated in executive sessions as requested by the Compensation Committee.

Comparative Market Data
Role of Market Data. Our Compensation Committee used compensation market data as a reference for understanding the competitive positioning of each element of our executive pay program and total compensation. The market data is used to inform pay vehicles and levels for our executive officers.
In referencing these market studies, the Compensation Committee does not manage total compensation for our NEOs to a prescribed competitive position or percentile of the compensation market. Rather, the Compensation Committee reviews compensation for each NEO relative to market data and considers other internal and external factors when exercising its business judgment as to compensation decisions. Other factors material to the Compensation Committee’s deliberations include: (i) objective measurements of business performance, (ii) accomplishment of compliance, strategic, and financial objectives, (iii) development and retention of management talent, (iv) enhancement of shareholder value, and (v) other matters the Compensation Committee deems relevant to our short- and long-term success.
Peer Group. With respect to 2023 compensation decisions, the Compensation Committee referenced the market comparison study that was conducted by Exequity in 2022, which included peer group and survey data. The peer group used in that study was proposed by Exequity and approved by the Compensation Committee. That peer group, which is listed below includes 17 companies representing a blend of retail and consumer finance companies selected based on similarity in terms of revenues, market cap, size, complexity, and business focus. The peer group served as the principal reference group for our Company's executives. The survey data serves as a secondary reference and includes general industry companies with similar revenues sourced from Willis Towers Watson 2022 General Industry Executive Compensation Survey.
Company Peer Group1

Consumer Finance Companies	Retail Companies
Credit Acceptance Corporation	Big Lots, Inc.
CURO Group Holdings Corp.	Conn's, Inc.
Encore Capital Group, Inc.	Franchise Group, Inc.
Enova International, Inc.	Haverty Furniture Companies, Inc.
FirstCash Holdings, Inc.	La-Z-Boy Incorporated
OneMain Holdings, Inc.	Ollie's Bargain Outlet Holdings, Inc.
PROG Holdings, Inc.	RH
Sally Beauty Holdings, Inc.
Sleep Number Corporation
Upbound Group, Inc. (formerly Rent-A-Center, Inc.)
1 The increase to the Company's revenues as a result of the acquisition of BrandsMart U.S.A., suggested that a change to the peer group was warranted to better reflect the Company's size and scope of operations going forward. Ethan Allen Interiors Inc. and EZCORP, Inc. were eliminated from the peer group due to each having revenue at the relevant time that was less than 0.4x The Aaron's Company revenues. Franchise Group, Inc., La-Z-Boy Incorporated, Sally Beauty Holdings, Inc., and PROG Holdings, Inc. were added to the peer group. We expect the peer group to be sufficiently robust to withstand some year-over-year turnover due to mergers and acquisitions, and to help ensure data outliers do not skew results. The Aaron's Company revenues approximate the median of the revised peer group and the peer group companies would provide a balance between retail (10 companies) and finance (7 companies), providing a more robust and balanced group.
Base Salary
Base salary is intended to reflect the scope of an executive's role. The Compensation Committee reviews executive officer base salaries annually and makes adjustments as necessary to ensure that salary levels remain appropriate and competitive. Salary increases are made after considering relevant factors, including:
• breadth and scope of an executive's role, including any significant change in duties;
• competitive market pay levels;
• internal comparisons to similar roles;
• individual performance throughout the year; and
• overall economic climate and Company performance.

Base Salary for 2023. The Compensation Committee adjusted the base salary of Russell Falkenstein in 2023, in connection with the promotion of Mr. Falkenstein to EVP - Chief Operating Officer, Lease-to-Own. Salaries for other NEOs remained unchanged from 2022. The 2023 annual base salary rates for our NEOs as of the end of the fiscal year, as well as such rates for 2022, are set forth in the table below:

Named Executive Officer	2022 Base Salary Rate	2023 Base Salary Rate
Douglas A. Lindsay	$850,000	$850,000
Stephen Olsen	$625,000	$625,000
C. Kelly Wall	$525,000	$525,000
Russell Falkenstein[1]	$425,000	$500,000
Rachel G. George	$500,000	$500,000
1Mr. Falkenstein's 2023 Base Salary Rate took effect September 8, 2023 in connection with his promotion to EVP - Chief Operating Officer, Lease-to-Own.
Annual Cash Incentive Awards
Our annual cash incentive program provides the opportunity to earn cash rewards for meeting Company financial and operational performance goals. Under the annual cash incentive program, our NEOs have the potential to earn cash incentive awards based on performance against predetermined performance goals, with amounts varying based on the degree to which the related goals were achieved.
Target Awards. The Compensation Committee approved a target award opportunity in 2023 for each NEO as outlined below under the annual cash incentive program. The Chief Executive Officer consulted with the Compensation Committee on the targets of our NEOs. The target award opportunity for Messrs. Falkenstein increased from 2022 to 2023 as shown below, in connection with the promotion of Mr. Falkenstein to EVP - Chief Operating Officer, Lease-to-Own effective September 8, 2023. Annual cash incentive award targets for other officers remained unchanged from 2022.

Named Executive Officer	2022 Target Annual Incentive	2023 Target Annual Incentive
Douglas A. Lindsay	$1,200,000	$1,200,000
Stephen Olsen	$675,000	$675,000
C. Kelly Wall	$375,000	$375,000
Russell Falkenstein[1]	$276,250	$350,000
Rachel G. George	$325,000	$325,000
[1] 2023 annual target shown here reflects the revised target as of the end of 2023; the actual target for 2023 was prorated due to a mid-year promotion and/or pay change, as further described below.
Performance Goals and Results. For the 2023 annual cash incentive program, we added revenue as an additional metric to assess financial performance. The metrics and weighting for the 2023 annual incentive program include 50% Adjusted EBITDA, 30% Revenue, and 20% Strategic/Compliance goals used to assess Company financial and strategic performance. For both Adjusted EBITDA and Revenue, the payout range was from 40% of target (if threshold performance was achieved) to 200% of target (if maximum performance was achieved), with interpolation of performance between the threshold and target zone and interpolation between target zone and maximum levels. For Strategic/Compliance Goals, the payout ranged from 50% of target (if threshold performance was achieved) to 125% of target (based on the number of Strategic/Compliance Goals achieved). At the start of the year, the Compensation Committee established four Strategic/Compliance goals for the NEOs as described above, performance against which is evaluated by the Compensation Committee following the 2023 fiscal year. No payouts will be made if threshold standards are not achieved. In connection with adding eligible BrandsMart U,S,A, participants to the annual cash incentive program for 2023, the goals and payouts of all participants were aligned to the business segment to which each individual is dedicated. Business segments for purposes of the 2023 annual cash incentive program include Aaron's Business, BrandsMart U.S.A., and the consolidated business (or The Aaron's Company). For 2023, all NEOs were measured against the goals and results of The Aaron's Company.
The following tables summarize the performance goals, performance results, and related incentive payout levels as a percent of target for each NEO. The terms of the 2023 annual cash incentive program provide that in the event that the applicable Adjusted EBITDA threshold level is not achieved, any payout with respect to the Strategic/Compliance Goals cannot exceed 100%. Adjustments to the applicable financial metrics are described above under the heading "2023 Performance and Incentive Pay Outcomes". The level of performance under the 2023 annual cash incentive program was determined by the Compensation Committee in the first fiscal quarter of 2024, based on actual performance.

After the 2022 Adjusted EBITDA targets were set, the industry and economy turned significantly in 2022, rendering the 2022 plain unattainable. Consequently, zero payments were made pursuant to the financial component of the plan. Simply rolling the 2022 plan forward with modest increases would have resulted in unrealistic performance targets that would have a detrimental impact on the Company's ability to attract, retain and motivate employees. The 2023 Adjusted EBITDA target goals were set below the corresponding 2022 goals in recognition of the macro-economic and industry headwinds to reflect the then current reality of the business, The Compensation Committee viewed the 2023 target Adjusted EBITDA goals as (i) appropriately challenging in the then current environment, while remaining attainable without undue risk-taking and (ii) enabling the company to competitively attract, motivate and retain its employees.

Annual Cash Incentive Program Performance - The Aaron's Company
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target/Target Zone[1]			Maximum	Year Ending 12/31/2023	Payout Calculation
Adjusted EBITDA	50%	$103.7	$140.7	-	$155.5	$192.5	$136.0	92.3%
Revenue	30%	$1,998.1	$2,200.1	-	$2,289.9	$2,492.0	$2,139.9	81.2%
Payout %		40%	100%			200%

Strategic/Compliance Goals	20%	2 Projects	3 Projects			4 Projects	4 Projects	125%
Payout %		50%	100%			125% [2]

							Final Payout	95.5%

1 If actual performance falls within this range, then payout is at 100% of target.
2 In the event that The Aaron's Company Adjusted EBITDA threshold level is not achieved, any payout with respect to the Strategic/Compliance Goals cannot exceed 100%

Based on the above performance results, the chart below states the annual cash incentive award payments for each of our NEOs for 2023 performance relative to targets established for the year.

Named Executive Officer	Target Annual Cash Incentive	Award Payout under 2023 Annual Cash Incentive Program
Douglas A. Lindsay	$1,200,000	$1,146,300
Stephen Olsen	$675,000	$644,800
C. Kelly Wall	$375,000	$358,200
Russell Falkenstein[1]	$350,000	$296,900
Rachel G. George	$325,000	$310,500
[1] Was not eligible for full target listed above in 2023 due to a mid-year promotion, resulting in a prorated calculation which takes into account the targets of both positions and salaries in effect during the performance period.

Long-Term Equity Incentive Awards
2023 long-term equity incentive ("LTI") awards are intended to:
• Reward the achievement of business objectives that the Compensation Committee believes will benefit shareholders;
• Further align the interests of senior management with those of shareholders; and
• Assist with retaining senior management to help ensure continuity of leadership.
Beyond these objectives, the Compensation Committee also considers market design practices, equity dilution, accounting expense, and other internal factors when determining the design and magnitude of equity awards.
Certain updates were made to the LTI awards for grants made in 2023, including:
•Structuring the Adjusted EBITDA 3-year goal such that the first-year goal is set as a dollar amount, and the performance goals for year 2 and 3 are based on a growth percentage over the prior year's actual results. Previously, goals for all 3 years of the performance period were set as dollar amounts.
•Increasing the threshold payout level for Adjusted EBITDA from 25% to 40%.

These changes were made as a result of volatility in the business and economy, difficulty in setting multi-year objectives, and to emphasize year-over-year growth during the 3-year performance period.
Award Type and Mix. For 2023, regular annual equity awards were made in the form of performance shares ("PSUs"), stock options, and time-based restricted stock awards ("RSAs"). To balance long-term performance and retention, annual 2023 equity awards were weighted across vehicles at 50% PSUs, 20% stock options, and 30% RSAs for Messrs. Lindsay, Olsen, Wall, and Falkenstein, and Ms. George.
The graphic below depicts the 2023 annual equity award mix for Messrs. Lindsay, Olsen, Wall, and Falkenstein, and Ms. George:

Equity Award	Objective	Key Features

Performance Shares (PSUs)
•50% of the award is tied to Adjusted EBITDA performance, reinforcing the emphasis on earnings growth over the long term.
•50% of the award is tied to rTSR to link the vesting of shares with shareholder returns of comparable organizations.
•3-year performance period.

•The Adjusted EBITDA performance metric has a 3-year performance period with 3 annual performance goals. The first-year goal is set as a dollar amount. The performance goals for year 2 and 3 are based on a growth percentage over the prior year's actual results. Any shares earned vest at the end of the 3-year performance period.
•The rTSR performance metric has a 3-year performance period, and any shares earned vest at the end of the 3-year performance period.

Stock Options	•Incents executives to increase value for shareholders, with the value of an award realized only if the stock price appreciates following the date of grant.	•Pro rata annual 3-year vesting, with vesting generally occurring in three equal increments following the first, second, and third anniversaries of the grant.

Restricted Stock	•Promotes retention of key executive leadership.	•Pro rata annual 3-year vesting, with vesting generally occurring in three equal increments following the first, second, and third anniversaries of the grant.
Target Awards. The Compensation Committee approved an LTI target award opportunity in 2023 for each NEO as outlined below. The Compensation Committee consulted with the Chief Executive Officer on the targets for our NEOs (other than the CEO). Target annual awards for other executives remained unchanged from 2022. Target annual awards for 2023 for our NEOs are shown below, with a comparison against the 2022 LTI target for each NEO.

Named Executive Officer	2022 LTI Target	2023 LTI Target
Douglas A. Lindsay	$3,550,000	$3,550,000
Stephen Olsen	$950,000	$950,000
C. Kelly Wall	$625,000	$625,000
Russell Falkenstein	$318,750	$318,750
Rachel G. George	$550,000	$550,000

In connection with Mr. Falkenstein's promotion to EVP - Chief Operating Officer, Lease-to-Own in 2023, the Compensation Committee approved an updated LTI target award opportunity for Mr. Falkenstein as $650,000, beginning in 2024.
The annual LTI target awards that were granted to our NEOs pursuant to the 2023 program structure are set forth in the table below:
2023 Equity Awards
LTI Target Value

Named Executive Officer	Stock Options	+	Restricted Stock	+	PSUs	=	2023 LTI Value Target
Douglas A. Lindsay[1]	$710,000		$1,065,000		$1,775,000		$3,550,000
Stephen Olsen[1]	$190,000		$285,000		$475,000		$950,000
C. Kelly Wall[1]	$125,000		$187,500		$312,500		$625,000
Russell Falkenstein[1]	$63,750		$95,625		$159,375		$318,750
Rachel G. George[1]	$110,000		$165,000		$275,000		$550,000

[1] Equity awards were made in the form of 50% performance shares, 20% stock options, and 30% time-based restricted stock awards in 2023.
Number of Shares Underlying LTI Awards (at target)

Named Executive Officer	Stock Options	+	Restricted Stock	+	PSUs	=	2023 LTI Shares at Target
Douglas A. Lindsay	141,446		88,750		147,918		378,114
Stephen Olsen	37,852		23,750		39,584		101,186
C. Kelly Wall	24,903		15,625		26,042		66,570
Russell Falkenstein	12,701		7,969		13,282		33,949
Rachel G. George	21,915		13,750		22,918		58,583
2023 Performance Goals and Results. For 2023, 50% of the PSUs granted were tied to Adjusted EBITDA and 50% tied to rTSR (relative Total Shareholder Return, defined as the percentile rank of the Company’s Total Shareholder Return among the Total Shareholder Returns of all members of the peer group (S&P 600 Specialty Retail Index), ranked in descending order, at the end of the Performance Period) measured against the S&P 600 Specialty Retail Group. The Compensation Committee established annual goals for Adjusted EBITDA performance, including threshold, target, and maximum performance for each year of the performance period (2023). The performance goals for year 2 (2024) and year 3 (2025) are based on a growth percentage over the prior year's actual results as detailed in the table below. Adjusted EBITDA payout percentage based on actual results for each year within the performance period ranges from 40% at threshold achievement to 200% at maximum. The number of shares ultimately paid out with respect to PSUs tied to Adjusted EBITDA results will be based on the average payout percentage for the 3-year performance period.
The Compensation Committee established goals for the rTSR performance measure in the PSU program, consisting of a threshold, target, and maximum performance goal for the full 3-year performance period, measured at the end of the 3-year performance period. The number of shares that may be earned at the end of the 3-year performance period based on rTSR results ranges from 50% at threshold achievement to 200% at maximum. For purposes of the 2023 PSU awards, rTSR performance is determined by the percentile rank of the Company's Total Shareholder Return among the Total Shareholder Returns of the members of the S&P 600 Specialty Retail Index (the “rTSR Peer Group”) for the 3-year performance period. Total Shareholder Return is a rate of return reflecting stock price appreciation, plus the reinvestment of dividends. The number of shares ultimately paid out with respect to the PSUs tied to rTSR results will be based on the Company's ranking at the end of the three-year performance period in 2026.

The following tables summarize the performance goals and corresponding achievement levels for the 2023 PSUs:

($ Million)	Weight	Plan Performance Range
Metric	Threshold	Target/Target Zone[1]	Maximum
Adjusted EBITDA - 2023	50%	$103.7	$140.7	-	$155.5	$192.5
Adjusted EBITDA - 2024	$142.8	$149.5	$163.1
Adjusted EBITDA - 2025	+ 5% on actual 2024	+ 10% on actual 2024	+ 20% on actual 2024
Payout Percentage[2]	40%	100%	200%

rTSR	50%	25th Pctl	50th Pctl	75th Pctl
Payout Percentage	50%	100%	200%

(1) If actual performance falls within the "Target Zone" for 2023 Adjusted EBITDA, the payout is 100% of target.
(2) The final payout percentage with respect to Adjusted EBITDA is determined based on the average payout percentage for the three fiscal years in the performance period.
In the first fiscal quarter of 2024, the Compensation Committee verified that the Company's Adjusted EBITDA performance for the year ending December 31, 2023, for purposes of the first year of the 3-year performance period under the 2023 PSU awards ("Year 1 of the 2023 Plan"), was $136.0 million. Therefore, the achievement with respect to the Adjusted EBITDA PSUs for Year 1 of the 2023 Plan is 92.3%. The Compensation Committee will calculate Adjusted EBITDA for each of 2024 and 2025 following such years, and the actual final payout percentage of the Adjusted EBITDA portion of the 2023 PSU awards will be determined and certified by the Compensation Committee following the end of the full 3-year performance period, using the average of the payout percentages for each of 2023, 2024 and 2025 based on the Company's Adjusted EBITDA results for such years, The final payout percentage of the rTSR portion of the 2023 PSU awards will be determined and certified by the Compensation Committee following the end of the full 3-year performance period based on the final rTSR result for the 3-year performance period. The PSUs ultimately earned by the NEOs under the 2023 LTIP will generally vest at the end of the performance period on March 7, 2026.
We granted similarly designed PSU awards to participating NEOs in 2022. In the first fiscal quarter of 2024, the Compensation Committee separately verified that Adjusted EBITDA for the year ending December 31, 2023, for purposes of the second year of the 3-year performance period under the 2022 PSU awards (“Year 2 of the 2022 Plan”), was $115.7 million. Adjusted EBITDA as calculated under the 2022 PSU awards is equal to Aaron’s Business plus Unallocated Corporate and burdened by stock-based compensation. The Adjusted EBITDA calculation for the 2022 PSU awards differs from the 2023 PSU awards, as BrandsMart USA had not yet been acquired at the time the 2022 PSU awards and related goals went into effect. The $115.7 million Adjusted EBITDA was below the threshold performance level for 2023 under the 2022 PSU awards. Therefore, the achievement for Year 2 of the 2022 Plan is 0%. The Compensation Committee will calculate Adjusted EBITDA for 2024 following such year, and the final actual payout percentage of the Adjusted EBITDA portion of the 2022 PSU awards will be determined and certified by the Compensation Committee following the end of the full 3-year performance period, using the average of the payout percentages for each of 2022, 2023 and 2024 based on the Adjusted EBITDA results for such years. The final payout percentage of the rTSR portion of the 2022 PSU awards will be determined and certified by the Compensation Committee following the end of the full 3-year performance period based on the final rTSR result for the 3-year performance period. The PSUs ultimately earned by the NEOs under the 2022 LTIP will generally vest at the end of the performance period on March 7, 2025.

The following tables summarize the performance goals and corresponding payout levels for the 2022 PSUs:

2022 LTI Plan Results - 3-Year Performance Period
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target/Target Zone[1]			Maximum	Results	Payout Calculation
2022 Adj EBITDA - Actual	50%	$157.6	$180.7	-	$190.0	$222.4	$144.1	0%
2023 Adj EBITDA - Actual		$156.2	$190.4	-	$200.2	$2,344.0	$115.7	0%
2024 Adj EBITDA - TBD		$166.1	$202.4	-	$212.8	$2,491.0	TBD	TBD
Payout %		25%	100%			200%

rTSR	50%	25th Pctl	50th Pctl			75th Pctl	TBD	TBD
Payout Percentage		50%	100%			200%

							Final Payout	TBD
Executive Compensation Policies
Stock Ownership Guidelines. The Compensation Committee, at its first meeting in early 2021, adopted stock ownership guidelines, requiring compliance within five years of policy adoption or appointment to role, to further align the interests of our senior executives with our shareholders. The table below summarizes the guidelines that apply to our executives. All of the NEOs that are subject to these requirements are currently in compliance with these guidelines or on target to be in compliance with these guidelines within the applicable timeframe.

Feature	Provision

Required Levels	5x base salary: Chief Executive Officer 2x base salary: President & each Executive Vice President ("EVP") 1x base salary: Each Senior Vice President ("SVP")

Shares Counted Toward Stock Ownership Guidelines Requirement
Shares directly owned or owned jointly with spouse
Shares held in retirement accounts
Unvested time-based RSUs and RSAs
Earned (based on performance achievement) but unvested PSUs
"In the money" value of vested but unexercised stock options
Shares held by the purchase of stock through an employee stock purchase plan
Shares held in a trust established by a Covered Person for the benefit of the covered person and/or family members

Clawback Policy. Effective October 2, 2023, the Company adopted a new Incentive-Based Compensation Recoupment Policy (the “Recoupment Policy”) that complies with the new SEC rules and NYSE listing standards, which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Recoupment Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.
The Recoupment Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to clawback amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and (1) the Company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Recoupment Policy would exceed the amount to be recovered, (2) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code of 1986, as amended, and applicable regulations, or (3) the recovery of amounts would violate applicable home country law. Operation of the mandatory accounting restatement provisions of the Recoupment Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.
The Recoupment Policy replaced the Company’s predecessor policy (the “Prior Recoupment Policy”). The Prior Recoupment Policy continues to apply to incentive-based compensation received prior to October 2, 2023.
Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors, as well as certain non-officer employees of the Company, are prohibited from purchasing, selling or otherwise trading any interest or position relating to the future price of our securities. These prohibited transactions include trading in puts, calls, short sales, or hedging transactions, but do not generally prohibit other purchases and sales of our common stock made in compliance with the limitations contained in our Insider Trading Policy. The pledging of Company securities by Section 16 officers is prohibited under our Insider Trading Policy.
Tally Sheets. The Compensation Committee is provided with tally sheets for the NEOs. These tally sheets provide a comprehensive view of target, actual, and contingent NEO compensation under a variety of termination and performance scenarios. The tally sheets allow the Compensation Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive efficacy of existing LTI, severance, and change-in-control arrangements. The tally sheets are intended to facilitate the Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Compensation Committee in its overall evaluation of the executive compensation program.
Executive Benefits and Perquisites
Our executive compensation program provides certain benefits and perquisites to our NEOs. The value of these benefits and perquisites generally represents a small portion of a NEO’s overall total compensation opportunity and does not materially influence the Compensation Committee’s decisions with respect to the salary and incentive elements of the compensation of our NEOs. The Compensation Committee expects to periodically review the perquisites and other personal benefits that we provide to senior management to help ensure they remain in the best interests of the Company and its shareholders.
Healthcare Benefits. Our NEOs receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our team members generally.
Retirement Plans. Our NEOs participate on the same basis as other team members in our 401(k) retirement plan, which we refer to as the 401(k) Plan, for all full-time team members. Team members with at least one year of service who meet certain eligibility requirements are eligible for a Company match.
Our 401(k) Plan uses a safe harbor formula that allows team members to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested under the Company’s 401(k) Plan and any prior contributions will continue to vest under the preceding vesting schedule that applied under PROG Holdings, Inc.'s (formerly Aaron's Holdings Company, Inc.) ("Former Parent") 401(k) retirement plan.
Under the Company’s Deferred Compensation Plan (as defined below), a select group of management or highly compensated team members (including the NEOs) are eligible to elect to defer up to 75% of their base salary and up to 75% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make discretionary matching contributions under the same formula that applies for our 401(k) Plan, with the benefit not exceeding the 401(k) Plan statutory limit.
Perquisites. Our NEOs may use company aircraft from time to time for non-business use. Incremental operating costs associated with such personal use are paid by the Company. The amount of income attributed to each NEO for income tax purposes from personal aircraft use is determined by the Standard Industry Fare Level method, and the executives are responsible for paying the tax on this income. The aggregate incremental cost of such use by each NEO, if any, is included under the "All Other Compensation" column of "Executive Compensation - 2023 Summary Compensation Table."
Post-Termination Protections
To attract and retain talented executives, we recognize the need to provide protection to our executives in the event of certain termination situations. The highly competitive nature of the relevant market for key leadership positions means we may be at a competitive disadvantage in trying to retain our current leaders or hire executives from outside the Company if we are not able to offer them the type of protections typically found in the market.
Accordingly, we are party to a severance and change in control agreement with each of Mr. Lindsay and Mr. Wall that details the benefits he would receive in the event his employment is terminated under various scenarios. Our other NEOs are covered by our Executive Severance Pay Plan, which is intended to provide certain benefits in the event employment is terminated other than for cause, disability or death. The severance and change-in-control agreements and the severance plan aid us in retaining key leaders who are critical to the ongoing stability of our business, foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment, and provide important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated. We have not entered into any employment contracts with our NEOs.
The specific details of the severance and change in control agreements and our severance plan are described later in this Proxy Statement, in the section titled "Executive Compensation - Potential Payments Upon Termination or Change in Control."
Tax Effects of Compensation
Under Section 162(m) of the Internal Revenue Code, compensation paid to certain executive officers and certain former executive officers in excess of $1 million is generally not tax deductible. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent needed to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.
Risk Assessment in Compensation Programs
We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk. The Compensation Committee reviews our compensation programs for features that might encourage inappropriate risk-taking. We believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. In addition, the independent compensation consultant conducted a third party assessment of potential compensation risk and concluded the same.
Consideration of Shareholder Advisory Vote. This Compensation Discussion and Analysis will be subject to an advisory say-on-pay vote at the Annual Meeting. Our Board and the Compensation Committee value the benefits of maintaining a dialogue with our shareholders and understanding their views. Although the say-on-pay vote is non-binding, the Compensation Committee intends to consider the outcomes of say-on-pay votes when making future compensation decisions for our NEOs and will consider adjustments to support our strategies and to remain market competitive.

COMPENSATION COMMITTEE REPORT
The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company's website, https://investor.aarons.com under "Corporate Governance"—"Highlights". The Compensation Committee is comprised of five independent members of the Board as defined under the listing standards of the NYSE and under the Compensation Committee's charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.
In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Compensation Committee
Timothy A. Johnson (Chair)
Wangdali C. Bacdayan
Kelly H. Barrett
Walter G. Ehmer
Kristine K. Malkoski

EXECUTIVE COMPENSATION
2023 Summary Compensation Table
The following Summary Compensation Table summarizes the total compensation earned by, or awarded to, our NEOs in 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)($)	Option Awards(2)($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)
Douglas A. Lindsay	2023	850,000	—	3,121,800	647,823	1,146,300	13,442	(4)	5,779,365
Chief Executive Officer	2022	850,000	—	4,169,151	710,168	150,000	29,644		5,908,963
	2021	850,000	—	2,367,053	996,630	1,771,900	12,842		5,998,425
Stephen Olsen	2023	625,000	—	835,416	173,362	644,800	13,439	(4)	2,292,017
President	2022	621,154	—	1,206,479	190,229	84,400	28,199		2,130,461
	2021	600,000	—	533,990	224,851	1,063,100	22,385		2,444,326
C. Kelly Wall	2023	525,000	—	549,614	114,056	358,200	13,010	(4)	1,559,880
Chief Financial Officer	2022	521,154	—	890,950	125,024	46,900	25,210		1,609,238
	2021	500,000	—	334,234	140,532	575,800	24,010		1,574,576
Russell Falkenstein	2023	446,923	—	280,314	58,171	296,900	12,605	(4)	1,094,913
EVP - Chief Operating Officer, Lease-to-Own
Rachel George	2023	500,000	—	483,675	100,371	310,500	—		1,394,546
EVP — General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Corporate Affairs Officer	2022	496,154	—	784,524	109,998	40,600	—		1,431,276
	2021	475,000	200,000	317,261	133,362	549,200	226,702		1,901,525
(1)Amounts in this column include the aggregate grant date fair value of awards of RSAs and PSUs as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718. See Note 13 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the assumptions used in calculating these amounts. For the RSAs granted in 2023, the grant date fair value is calculated using the Company's closing stock price on the date of grant. The PSUs granted in 2023 were split between awards that are dependent on Adjusted EBITDA ("Adjusted EBITDA PSUs") determined at the end of a 3-year performance period, and awards that are dependent on the Company's Total Shareholder Return performance relative to a specified peer group's Total Shareholder Return at the end of a 3-year performance period ("rTSR PSUs"). For the Adjusted EBITDA PSUs granted in 2023, the grant date fair value is also based on the closing stock price of our common stock on the date of grant, multiplied by a number of shares that is based on the targeted attainment level, which represents the probable outcome of the performance condition on the date of grant. The amounts do not reflect the value actually realized or that may ultimately be realized by our named executive officers. Assuming the highest performance conditions for the Adjusted EBITDA PSU awards granted in 2023 are achieved, the grant date fair value of the 2023 Adjusted EBITDA PSU awards would be: for Mr. Lindsay, $1,775,016; for Mr. Olsen, $475,008; for Mr. Wall, $312,504; for Mr. Falkenstein, $159,384; and for Ms. George, $275,016. For the rTSR PSUs granted in 2023, the grant date fair value is determined using a Monte Carlo simulation, resulting in a different grant date fair value as compared to the Adjusted EBITDA PSU awards. Similar to the Adjusted EBITDA PSU awards, the grant date fair value amounts for the rTSR PSUs do not reflect the value actually realized or that may ultimately be realized by our named executive officers. Assuming the highest performance conditions for the rTSR PSU awards granted in 2023 are achieved, the grant date fair value of the 2023 rTSR PSU awards would be: for Mr. Lindsay, $2,338,584; for Mr. Olsen, $625,823; for Mr. Wall, $411,724; for Mr. Falkenstein, $209,988; and for Ms. George, $362,334.
(2)Amounts in this column include the grant date fair value of awards of stock options as calculated in accordance with FASB ASC Topic 718. For the stock options awarded in 2023, the Company determined the fair value of stock options on the grant date using a Black-Scholes-Merton option pricing model that incorporates expected volatility, expected option life, risk-free interest rates, and expected dividend yields. See Note 13 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the assumptions used in calculating these amounts.
(3)Reflects the value of the annual cash incentive award earned under the annual cash incentive award program.
(4)Amounts include matching contributions in the amount of $12,200 made to Mr. Lindsay's, Mr. Wall's, and Mr. Falkenstein's account as applicable, in the Company’s 401(k) plan. The amount for Mr. Olsen was $12,000.

Grants of Plan-Based Awards in Fiscal Year 2023
Our Compensation Committee granted annual cash incentive awards, restricted stock, stock options and performance shares to our named executive officers during 2023. Set forth below is information regarding awards granted in 2023.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Under- lying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas A. Lindsay
AIP(6)		120,000	1,200,000	2,220,000
Adjusted EBITDA PSUs	3/6/2023				7,396	73,959	147,918				887,508
rTSR PSUs(7)	3/6/2023				7,396	73,959	147,918				1,169,292
RSAs	3/6/2023							88,750			1,065,000
Stock Options(7)	3/6/2023								141,446	$12.00	647,823
Stephen Olsen
AIP (6)		67,500	675,000	1,248,750
Adjusted EBITDA PSUs	3/6/2023				1,979	19,792	39,584				237,504
rTSR PSUs(7)	3/6/2023				1,979	19,792	39,584				312,912
RSAs	3/6/2023							23,750			285,000
Stock Options(7)	3/6/2023								37,852	$12.00	173,362
C. Kelly Wall
AIP (6)		37,500	375,000	693,750
Adjusted EBITDA PSUs	3/6/2023				1,302	13,021	26,042				156,252
TSR PSUs(7)	3/6/2023				1,302	13,021	26,042				205,862
RSAs	3/6/2023							15,625			187,500
Stock Options(7)	3/6/2023								24,903	$12.00	114,056
Russell Falkenstein
AIP (6)		30,029	300,288	555,534
Adjusted EBITDA PSUs	3/6/2023				664	6,641	13,282				79,692
rTSR PSUs(7)	3/6/2023				664	6,641	13,282				104,994
RSAs	3/6/2023							7,969			95,628
Stock Options(7)	3/6/2023								12,701	$12.00	58,171
Rachel G. George
AIP (6)		32,500	325,000	601,250
Adjusted EBITDA PSUs	3/6/2023				1,146	11,459	22,918				137,508
rTSR PSUs(7)	3/6/2023				1,146	11,459	22,918				181,167
RSAs	3/6/2023							13,750			165,000
Stock Options(7)	3/6/2023								21,915	$12.00	100,371
(1)Represents the amounts that could be earned under the 2023 annual cash incentive award program based on performance against pre-determined goals for Adjusted EBITDA, Revenue and Strategic/Compliance Goals. The amounts actually earned are included in the "Non-Equity Incentive Plan Compensation" column of the 2023 Summary Compensation Table.
(2)Represents the PSUs granted to our NEOs in 2023 under our long-term equity incentive award program. As described in the footnotes to the 2023 Summary Compensation Table above, the PSUs granted in 2023 were split between Adjusted EBITDA and rTSR PSUs. For the Adjusted EBITDA PSUs granted in 2023, the performance metric for all NEOs was Adjusted EBITDA. Any awards earned will generally cliff vest at the end of the 3-year performance and service period on March 7, 2026.
(3)Represents the time-based RSAs granted to our NEOs in 2023 that are expected to vest in three approximately equal increments over a 3-year period on each of March 7, 2024, 2025 and 2026.
(4)Represents stock options granted to Mr. Lindsay, Mr. Olsen, Mr. Wall, Mr. Falkenstein, and Ms. George in 2023 that are expected to vest in three approximately equal increments over a 3-year period on each of March 7, 2024, 2025 and 2026.
(5)Represents the aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718. See Note 13 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the assumptions used in calculating these amounts. As the methodology for determining fair value is different between the Adjusted EBITDA and rTSR PSUs, the grant date fair value for the awards was different as well.
(6)Represents annual incentive program opportunities for 2023. For Mr. Falkenstein, he did not receive target in 2023 due to a mid-year promotion. The amount in the table above represents his pro-rated actual target opportunity for 2023.
(7)The dollar value of the target award levels for these annual awards presented in the "Long-Term Equity Incentive Awards" section above differ from the aggregate grant date fair values as reported in the table above because the Compensation Committee determined the number of shares subject to each award based on its view of the appropriate value to assign to each award rather than the accounting expense that would be recognized.

The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan
The terms of the Amended and Restated 2020 Equity and Incentive Plan are substantially as described above in the section titled “Proposal 4: Vote to Approve Amendment and Restatement of the Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan” (with the exception of the amendments for the Amended 2020 Plan described therein).
The Aaron’s Company, Inc. Amended and Restated Employee Stock Purchase Plan (the "A&R ESPP")
General. The purpose of the Amended and Restated The Aaron's Company, Inc. Employee Stock Purchase Plan (the "A&R ESPP") is to encourage ownership of the Company's common stock by eligible employees. The A&R ESPP was approved by the Company's shareholders on May 3, 2023, and amended and restated an earlier version of the plan that was originally approved by the Company's Board of Directors and Former Parent (at the time, the Company's sole shareholder), on November 11, 2020 (the "Original ESPP").
The A&R ESPP provides eligible employees of the Company and certain of the Company's subsidiaries an opportunity to use payroll deductions to purchase shares of our common stock on periodic purchase dates at a discount. The Compensation Committee believes that the A&R ESPP is a valued benefit for our eligible employee base. We believe that allowing employees to purchase shares of our common stock through the A&R ESPP motivates high-levels of performance and provides an effective means of encouraging employee commitment to our success and recruiting new employees. We expect that employee participation in the ownership of the business through the A&R ESPP will be to the mutual benefit of both our employees and the Company. Our Board of Directors or the Compensation Committee may amend, suspend or terminate the A&R ESPP at any time. However, no amendment may increase the number of shares of common stock available under the A&R ESPP, change the employees eligible to participate, or cause the A&R ESPP to cease to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code, without obtaining shareholder approval within 12 months before or after such amendment. The A&R ESPP is a tax-qualified plan under Section 423 of the Internal Revenue Code.
On November 8, 2022, the January 1, 2023-June 30, 2023 offering period under the Original ESPP was suspended while the A&R ESPP was contemplated by the Company and its shareholders. The A&R ESPP was approved at the 2023 Annual Meeting of Shareholders on May 3, 2023, and the first offering under the A&R ESPP commenced with the July, 1, 2023-December 31, 2023 offering period.
Shares Available for Issuance. The maximum number of shares of common stock authorized for sale under the A&R ESPP is 1,050,000 shares (consisting of 200,000 shares originally available under the Original ESPP plus the 850,000 shares approved by the Company’s shareholders in May 2023). The shares made available for sale under the A&R ESPP may be authorized but unissued shares, treasury shares, reacquired shares reserved for issuance under the A&R ESPP, or shares acquired on the open market. As of March 14, 2024, the aggregate number of shares of common stock that may be issued under the A&R ESPP was 836,435 shares.
Individual Executive Agreements and Pay Mix
For information regarding the individual agreements we have entered into with certain of our NEOs, see "Potential Payments Upon Termination or Change of Control" below. For information regarding the amount of salary and annual incentive compensation in proportion to total compensation, see "Compensation Discussion and Analysis—Components of the Executive Compensation Program."

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table provides information on outstanding stock option and stock awards with respect to the Company's common stock held by the named executive officers, including both unexercised and unvested awards, as of December 31, 2023. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 29, 2023 (the last trading day of 2023), which was $10.88.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Douglas A. Lindsay
	2/1/2016	63,597		—		6.55	2/1/2026	—		—	—		—
	2/24/2017	48,969		—		7.86	2/24/2027	—		—	—		—
	3/2/2018	78,447		—		13.67	3/2/2028	—		—	—		—
	2/21/2019	60,184		—		15.67	2/21/2029	—		—	—		—
	3/6/2020	84,466		—		10.06	3/6/2030	—		—	—		—
	3/2/2021	69,500	(2)	34,750	(2)	21.76	3/2/2031	—		—	—		—
	2/25/2022	25,050	(3)	50,100	(3)	21.45	2/25/2032	—		—	—		—
	3/6/2023	—		141,446	(4)	12.00	3/6/2033	—		—	—		—
	3/2/2021	—		—		—	—	18,130	(5)	197,254	—		—
	2/25/2022	—		—		—	—	33,120	(6)	360,346	—		—
	3/6/2023	—		—		—	—	88,750	(7)	965,600	—		—
	2/25/2022	—		—		—	—	27,600	(8)	300,288	—		—
	3/2/2021	—		—		—	—	35,462	(9)	385,827	—		—
	2/25/2022	—		—		—	—	—		—	82,760	(10)	900,429
	3/6/2023	—		—		—	—	—		—	147,918	(10)	1,609,348
Stephen Olsen
	3/2/2018	5,257		—		13.67	3/2/2028	—		—	—		—
	2/21/2019	12,036		—		15.67	2/21/2029	—		—	—		—
	2/25/2020	31,752		—		12.35	2/25/2030	—		—	—		—
	3/2/2021	15,680	(2)	7,840	(2)	21.76	3/2/2031	—		—	—		—
	2/25/2022	6,710	(3)	13,420	(3)	21.45	2/25/2032	—		—	—		—
	3/6/2023	—		37,852	(4)	12.00	3/6/2033
	3/2/2021	—		—		—	—	4,090	(5)	44,499	—		—
	2/25/2022	—		—		—	—	8,860	(6)	96,397	—		—
	3/6/2023	—		—		—	—	23,750	(7)	258,400	—		—
	2/25/2022	—		—		—	—	10,200	(8)	110,976	—		—
	3/2/2021	—		—		—	—	8,000	(9)	87,040	—		—
	2/25/2022	—		—		—	—	—		—	22,160	(10)	241,101
	3/6/2023	—		—		—	—	—		—	39,584	(10)	430,674
C. Kelly Wall
	2/24/2017	5,879		—		7.86	2/24/2027	—		—	—		—
	3/2/2018	6,986		—		13.67	3/2/2028	—		—	—		—
	2/21/2019	8,093		—		15.67	2/21/2029	—		—	—		—
	2/25/2020	11,103		—		12.35	2/25/2030	—		—	—		—
	3/2/2021	9,800	(2)	4,900	(2)	21.76	3/2/2031	—		—	—		—
	2/25/2022	4,410	(3)	8,820	(3)	21.45	2/25/2032	—		—	—		—
	3/6/2023	—		24,903	(4)	12.00	3/6/2033	—		—	—		—
	3/2/2021	—		—		—	—	2,560	(5)	27,853	—		—
	2/25/2022	—		—		—	—	5,840	(6)	63,539	—		—
	3/6/2023	—		—		—	—	15,625	(7)	170,000	—		—
	2/25/2022	—		—		—	—	9,720	(8)	105,754	—		—
	3/2/2021	—		—		—	—	5,007	(9)	54,476	—		—
	2/25/2022	—		—		—	—	—		—	14,580	(10)	158,630
	3/6/2023	—		—		—	—	—		—	26,042	(10)	283,337

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Russell Falkenstein
	3/2/2018	3,562		—		13.67	3/2/2028	—		—	—		—
	2/21/2019	4,461		—		15.67	2/21/2029	—		—	—		—
	2/25/2020	11,310		—		12.35	2/25/2030	—		—	—		—
	3/2/2021	6,240	(2)	3,120	(2)	21.76	3/2/2031	—		—	—		—
	2/25/2022	2,250	(3)	4,500	(3)	21.45	2/25/2032	—		—	—		—
	3/6/2023	—		12,701	(4)	12.00	3/6/2033	—		—	—		—
	3/2/2021	—		—		—	—	1,630	(5)	17,734	—		—
	2/25/2022	—		—		—	—	2,980	(6)	32,422	—		—
	3/6/2023	—		—		—	—	7,969	(7)	86,703	—		—
	2/25/2022	—		—		—	—	4,960	(8)	53,965	—		—
	3/2/2021	—		—		—	—	3,170	(9)	34,490	—		—
	2/25/2022	—		—		—	—	—		—	7,440	(10)	80,947
	3/6/2023	—		—		—	—	—		—	13,282	(10)	144,508
Rachel G. George
	3/2/2021	9,300	(2)	4,650	(2)	21.76	3/2/2031	—		—	—		—
	2/25/2022	3,880	(3)	7,760	(3)	21.45	2/25/2032	—		—	—		—
	3/6/2023	—		21,915	(4)	12.00	3/6/2033	—		—	—		—
	3/2/2021	—		—		—	—	2,430	(5)	26,438	—		—
	2/25/2022	—		—		—	—	5,140	(6)	55,923	—		—
	3/6/2023	—		—		—	—	13,750	(7)	149,600	—		—
	2/25/2022	—		—		—	—	8,560	(8)	93,133	—		—
	3/2/2021	—		—		—	—	4,753	(9)	51,713	—		—
	2/25/2022	—		—		—	—	—		—	12,840	(10)	139,699
	3/6/2023	—		—		—	—	—		—	22,918	(10)	249,348
(1)Reflects award value based on a share price of $10.88, the closing price of our common stock on December 29, 2023 (the last trading day of 2023).
(2)These options vested in three equal increments on each of March 7, 2022, 2023 and 2024.
(3)These options vest in three equal increments on each of March 7, 2023, 2024 and 2025.
(4)These options vest in three equal increments on each of March 7, 2024, 2025 and 2026.
(5)These RSAs vested on March 7, 2024.
(6)One half of these RSAs vested on March 7, 2024, and the remaining one-half are expected to vest on March 7, 2025.
(7)These RSAs vest in three equal increments on each of March 7, 2024, 2025, and 2026.
(8)These RSAs vest in two equal increments on each of March 7, 2024 and 2025 and relate to special bridge RSA awards granted in 2022 in connection with our transition from our 1-year performance period with additional annual vesting, to a true 3-year performance plan.
(9)Amounts shown reflect earned PSUs that vested on March 7, 2024.
(10)Amounts shown reflect performance shares granted in 2022 and 2023 with specific Company performance goals or market conditions in addition to service periods, which are reflected at the target award level. These performance shares have been reflected as unearned as the awards will cliff vest at the end of a 3-year service period ending on March 7, 2025 for the awards granted in 2022 and March 7, 2026 for the awards granted in 2023 based upon performance and market achievement over a 3-year performance period.

Options Exercised and Stock Vested in Fiscal Year 2023
The following table provides information for the named executive officers regarding (i) Company stock option exercises during 2023, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of Company stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Douglas A. Lindsay	—	—	133,759	1,639,885
Stephen Olsen	—	—	40,227	493,183
C. Kelly Wall	—	—	23,007	282,066
Russell Falkenstein	—	—	15,444	189,343
Rachel George	—	—	14,033	172,045

(1)Reflects the value of shares that vested based on the closing price of our common stock on the applicable vesting date.

2023 Nonqualified Deferred Compensation
The Company maintains The Aaron's Company, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"), which is an unfunded, nonqualified deferred compensation plan for a select group of management, highly compensated team members and non-employee directors. On a pre-tax basis, eligible team members can defer receipt of up to 75% of their base compensation and up to 75% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of their cash and stock director fees.
Compensation deferred under the Deferred Compensation Plan is recorded as a deferred compensation liability, which is recorded in accounts payable and accrued expenses in the consolidated balance sheets. The deferred compensation plan liability was $10.6 million and $8.6 million as of December 31, 2023 and 2022, respectively. Liabilities under the Deferred Compensation Plan are recorded at amounts due to participants, based on the fair value of participants’ selected investments, which consist of equity and debt "mirror" funds. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The Company has established a rabbi trust to fund obligations under the Deferred Compensation Plan primarily with Company-owned life insurance policies. The value of the assets within the rabbi trust, which is primarily the cash surrender value of the life insurance, was $15.2 million and $13.4 million as of December 31, 2023 and 2022, respectively, and is included in prepaid expenses and other assets in our consolidated balance sheets. The Company recorded a gain of $1.9 million during the year ended December 31, 2023, a loss of $2.3 million during the year ended December 31, 2022 and a gain of $1.6 million during the year ended December 31, 2021, related to changes in the cash surrender value of the life insurance plans. These gains and losses were recorded within other non-operating income (expense), net in the consolidated statements of earnings.
The terms of the Deferred Compensation Plan include a discretionary match. The match allows eligible team members to receive 100% matching by the Company on the first 3% of contributions and 50% on the next 2% of contributions for a total of a 4% match. The annual match is not to exceed $13,200 for an individual employee for 2023 and is subject to a 3-year cliff vesting schedule. Deferred compensation expense charged to operations for the matching contributions was not significant during the periods presented herein.
The following table provides information on accounts of and compensation deferred by our named executive officers pursuant to the Deferred Compensation Plan.

Name	Executive Contributions in 2023 ($) (1)	Aggregate Earnings in 2023 ($) (2)	Aggregate Withdrawals / Distributions in 2023 ($)	Aggregate Balance at December 31, 2023 ($) (3)
Douglas A. Lindsay	$—	$26,363	$—	$187,470
Stephen Olsen	4,220	11,638	—	254,792
C. Kelly Wall	—	40,233	—	208,101
Russell Falkenstein	—	32,345	30,275	173,622
Rachel George	—	4,902	—	28,282
(1)Amounts in this column are included as "Salary" or "Non-Equity Incentive Plan Compensation" in the 2023 Summary Compensation Table.
(2)Amounts in this column are not included in the 2023 Summary Compensation Table because the NEOs did not receive above-market or preferential earnings on amounts in their Deferred Compensation Plan accounts for 2023.
(3)Amounts in this column include the following amounts that were reported in our Company's Summary Compensation Table for prior fiscal years: $46,200 for Mr. Lindsay; $53,528 for Mr. Olsen; and $57,400 for Mr. Wall.
Pension Benefits
We do not provide defined benefit pension plans for our named executive officers.
Potential Payments Upon Termination or Change in Control
Severance Plan. The Compensation Committee has adopted an Amended and Restated Executive Severance Pay Plan, which we refer to as the "Severance Plan," intended to provide the Company's officers certain benefits in the event their employment is terminated by us in certain circumstances. The Severance Plan also provides important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated.
The Severance Plan applies to certain executives who do not have individual employment or severance agreements that provide for severance benefits, including Messrs. Olsen, Falkenstein, and Ms. George. Under the Severance Plan, if a participating NEO’s employment is terminated by the Company without "Cause" (as defined in the Severance Plan), other than following a "Change in Control" as described in the following paragraph, the Company will pay to the NEO (1) a lump sum amount equal to his or her annual base salary, (2) a lump sum amount equal to 12 months of the monthly premium for coverage under the Company’s group health insurance plan in which the NEO participates on the date of termination (less administrative charges and the portion of the premium paid by an active employee for the same type of coverage) (the "COBRA Charge"), grossed up for the estimated taxes payable on such payment, and (3) a lump sum amount equal to the NEO’s "Target Bonus" for the year of termination (except to the extent the NEO is already entitled to a bonus for the year of termination under the applicable bonus plan). For purposes of the Severance Plan, if the participant does not have a target bonus under the annual bonus program under which he or she is covered at the time of termination, the "Target Bonus" will be equal to the average of his or her actual annual bonus payouts for the two years prior to such termination.
Under the Severance Plan, if a participating NEO’s employment is terminated by the Company without "Cause" or by the NEO for "Good Reason" (as defined in the Severance Plan), within the two-year period following a "Change in Control" (as defined in the Severance Plan), the Company will pay to the NEO: (1) a lump sum amount equal to the sum of 24 months of the NEO’s base salary plus Target Bonus, (2) a lump sum amount equal to 24 months of the COBRA Charge, grossed up for the estimated taxes payable on such payment, and (3) a lump sum amount equal to the NEO’s Target Bonus for the year of termination, pro-rated based on the number of days completed in the performance year as of the termination date (except to the extent the NEO is already entitled to a bonus for the year of termination under the applicable bonus plan).
A participating NEO’s entitlement to severance under the Severance Plan is generally conditioned upon his or her execution and non-revocation of a customary release of claims against the Company and the NEO’s agreement to and compliance with certain restrictive covenants.
Amended and Restated Severance and Change-in-Control Agreements. In November 2020, we entered into amended and restated severance and change-in-control agreements with each of Messrs. Lindsay and Wall. Each of those agreements continued for an initial term of three years and continue to automatically renew for 1-year periods unless either party gives notice not to extend the term. Under each of these agreements, if the executive's employment is terminated by the Company during the two-year period from the consummation of a change in control (as defined in the agreement) other than for cause (as defined in the agreement), disability or death, or if employment is terminated by the executive for good reason (as defined in the agreement), the executive shall receive (i) severance payments in a lump sum amount equal to two times the sum of (x) the executive's annual salary plus (y) the executive's target bonus; (ii) a lump sum cash bonus payment based on the average annual bonus earned by the executive over the two years prior to the year in which the termination occurs, pro-rated based on the number of days in the year in which termination occurs that lapse prior to termination; (iii) a lump sum cash payment equal to the executive's accrued, unused vacation time; and (iv) a lump sum payment in an amount equal to two years' worth of the executive's monthly COBRA Charge for continued coverage under the Company's group health insurance plan, in each case, payable on the sixtieth day following termination. In the event of termination by the Company other than for cause, disability or death, or termination for good reason, in the absence of a change in control, or more than two years following a change in control, the executive would be entitled to (i)(a) continued salary for twenty-four months following termination plus bonus payments in an amount equal to one-twelfth of the executive's target bonus in each of the twenty-four months following termination, payable no less frequently than on a monthly basis beginning on the sixtieth day following termination for Mr. Lindsay (b) continued salary for eighteen months following termination plus bonus payments in an amount equal to one-twelfth of the executive's target bonus in each of the eighteen months following termination, payable no less frequently than on a monthly basis beginning on the sixtieth day following termination for Mr. Wall; and (ii) a lump sum cash payment in an amount equal to the executive's accrued, unused vacation time, payable on the sixtieth day following termination.
The executive's entitlement to severance under each agreement is generally conditioned upon the executive's execution and non-revocation of a customary release of claims against the Company and the executive's agreement to and compliance with certain restrictive covenants.
Equity Award Treatment. Under the terms of the Amended and Restated 2020 Plan and the related award agreements that apply to our executive officers, all outstanding unvested stock options, RSAs and earned PSUs immediately vest in the event of termination of employment due to death or disability. With respect to PSUs that have not been earned at the time of a termination of employment due to death or disability, those PSUs will not vest immediately, but rather, will vest pro rata at the earned amount that is determined at the end of the performance period applicable to those PSUs. In the event of termination for any other reason not in connection with a change in control, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, RSAs and PSUs would vest upon a termination by the employer without Cause or by the NEO for Good Reason during the following two years.

Assuming Mr. Lindsay's employment terminated or there was a change in control on December 29, 2023, potential payments and benefits have an estimated value of:

Douglas A. Lindsay
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$3,346,057	$1,146,300	$4,492,357
Termination due to Disability	$—	$3,346,057	$1,146,300	$4,492,357
Termination by Company without Cause	$4,175,192	$—	$—	$4,175,192
Termination by Executive for Good Reason	$4,175,192	$—	$—	$4,175,192
Termination by Company without Cause (following CIC)	$4,231,685	$4,719,091	$960,950	$9,911,726
Termination by Executive for Good Reason (following CIC)	$4,231,685	$4,719,091	$960,950	$9,911,726
Change in Control (CIC)	$—	$—	$—	$—
Assuming Mr. Olsen's employment terminated or there was a change in control on December 29, 2023, potential payments and benefits have an estimated value of:

Stephen Olsen
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$901,626	$—	$901,626
Termination due to Disability	$—	$901,626	$—	$901,626
Termination by Company without Cause	$1,330,327	$—	$—	$1,330,327
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$2,660,654	$1,269,087	$675,000	$4,604,741
Termination by Executive for Good Reason (following CIC)	$2,660,654	$1,269,087	$675,000	$4,604,741
Change in Control (CIC)	$—	$—	$—	$—

Assuming Mr. Wall's employment terminated or there was a change in control on December 29, 2023, potential payments and benefits have an estimated value of:

C. Kelly Wall
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$621,836	$358,200	$980,036
Termination due to Disability	$—	$621,836	$358,200	$980,036
Termination by Company without Cause	$1,387,356	$—	$—	$1,387,356
Termination by Executive for Good Reason	$1,387,356	$—	$—	$1,387,356
Termination by Company without Cause (following CIC)	$1,885,594	$863,589	$311,350	$3,060,533
Termination by Executive for Good Reason (following CIC)	$1,885,594	$863,589	$311,350	$3,060,533
Change in Control (CIC)	$—	$—	$—	$—
Assuming Mr. Falkenstein's employment terminated or there was a change in control on December 29, 2023, potential payments and benefits have an estimated value of:

Russell Falkenstein
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$327,455	$—	$327,455
Termination due to Disability	$—	$327,455	$—	$327,455
Termination by Company without Cause	$661,088	$—	$—	$661,088
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$1,653,773	$450,769	$161,088	$2,265,630
Termination by Executive for Good Reason (following CIC)	$1,653,773	$450,769	$161,088	$2,265,630
Change in Control (CIC)	$—	$—	$—	$—

Assuming Ms. George's employment terminated or there was a change in control on December 29, 2023, potential payments and benefits have an estimated value of:

Rachel G. George
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$553,063	$—	$553,063
Termination due to Disability	$—	$553,063	$—	$553,063
Termination by Company without Cause	$825,000	$—	$—	$825,000
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$1,650,000	$765,854	$325,000	$2,740,854
Termination by Executive for Good Reason (following CIC)	$1,650,000	$765,854	$325,000	$2,740,854
Change in Control (CIC)	$—	$—	$—	$—
Severance Plan Definitions. For purposes of our Severance Plan, "Cause" generally means (i) the commission by the executive of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice; (ii) the willful engaging by the executive in misconduct which is deemed by the Compensation Committee, in good faith, to be materially injurious to the Company or an affiliate of the Company; or (iii) the willful and continued failure or habitual neglect by the executive to perform the executive's duties with the Company or an affiliate of the Company substantially in accordance with the operating and personnel policies and procedures of the Company or an affiliate of the Company generally applicable to all of their team members.
For purposes of our Severance Plan, "Change in Control" generally means (as further described in the Severance Plan): (i) the acquisition (other than from the Company) by any person of beneficial ownership, of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the "Outstanding Company Voting Securities", excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.
For purposes of our Severance Plan "Good Reason" generally means: (i) any material reduction in the named executive officer’s base salary; (ii) any material reduction in the named executive officer’s authority, duties or responsibilities; (iii) any material change in the geographic location at which the named executive officer must perform his duties (for this purpose, the relocation of the named executive officer's principal office location more than 50 miles from its current location would be deemed material); or (iv) any material breach of the Severance Plan by the Company, in each case, subject to notice and cure provisions set forth in the Severance Plan.
Amended and Restated Severance and Change-In-Control Agreement Definitions. Our Amended and Restated Severance and Change-In-Control Agreement contains definitions for the terms "Cause," "Change in Control," and "Good Reason" which are substantially similar to those contained in "—Potential Payments Upon Termination or Change in Control—Severance Plan Definitions" above.

For purposes of the Amended and Restated Severance and Change-In-Control Agreement, "Disability" generally means the named executive officer’s inability, due to physical or mental injury or illness, to perform essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.
CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” paid employee and the annual total compensation of our Chief Executive Officer (“CEO”).
For 2023, our last completed fiscal year:
•The annual total compensation of our CEO was $5,779,365;
•The annual total compensation of the employee identified as the median paid employee of our Company (other than the CEO) was $37,498; and
•The ratio between the annual total compensation of our CEO to the annual total compensation of the individual identified as the median paid employee of our Company was estimated to be 154 to 1.
The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the Summary Compensation Table (See “Executive Compensation – 2023 Summary Compensation Table”). While the methodology used to identify the median employee involves several assumptions and adjustments, we believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with the applicable SEC rules. Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios reported by other companies.
Methodology to Identify Median Employee
•Date Used to Determine Employee Population and Identify Median. For purposes of identifying the median employee, we selected December 29, 2023 as the date for determining our employee population and identifying the median compensation employee (excluding the CEO). As in 2022, we used the last business day of the applicable fiscal year.
•Pay Data Used. To identify the median employee, we derived compensation information from our payroll records for fiscal year 2023. We used a consistently applied compensation measure, which included total taxable income, or its equivalent. We then annualized compensation for employees hired during 2023, while avoiding creating full-time equivalents.
The pay ratio provided above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

Pay versus Performance
The following table provides information in accordance with the rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Compensation Committee did not consider the Pay versus Performance disclosure below in making its pay decisions for any of the years shown.

Year(1)	Summary Compensation Table Total for PEO Douglas A. Lindsay($)(2)	Compensation Actually Paid to PEO Douglas A. Lindsay ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment based on:		Net Income ($ Thousands)	Adjusted EBITDA ($ Millions) (4)(5)
					TSR ($)(3)	Peer Group TSR ($)(3)
2023	5,779,365	5,003,312	1,585,339	1,451,938	62.03	178.66	2,823	136.0
2022	5,908,963	(449,814)	1,415,929	463,017	65.13	142.31	(5,280)	144.1
2021	5,998,425	8,967,530	1,613,531	2,001,712	130.33	181.12	109,934	234.1
2020	4,772,048	5,395,175	1,216,139	1,291,524	98.80	108.42	(265,912)	191.5
(1) The principal executive officer (PEO) and non-PEO NEOs for the applicable years were as follows:
•2023: Mr. Lindsay served as the Company's PEO and Mr. Olsen, Mr. Wall, Mr. Falkenstein, and Ms. George served as the non-PEO NEOs.
•2022 and 2021: Mr. Lindsay served as the Company's PEO and Mr. Olsen, Mr. Wall, Mr. Noe, and Ms. George served as the non-PEO NEOs.
•2020: Mr. Lindsay served as the Company's PEO and Mr. Olsen, Mr. Wall, Ms. George and Mr. Robert Sinclair served as the non-PEO NEOs.
(2) A reconciliation between the amount presented for purposes of the Summary Compensation Table and Compensation Actually Paid for the year ended 2023 can be found in the tables below. Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and Non-PEO NEOs as set forth in the tables below. Equity Values are calculated in accordance with FASB ASC Topic 718.
(3) For each of 2020, 2021, 2021 and 2023, TSR for the Company and the peer group was calculated as the cumulative Total Shareholder Return based on a deemed fixed investment of $100 at market close on November 30, 2020, the date the Company became an independent publicly traded company, assuming dividend reinvestment. For purposes of this disclosure, our peer group is the S&P 600 Specialty Retail Index. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4) The Company has identified Adjusted EBITDA as the Company-selected measure for the Pay versus Performance disclosure, as we believe it represents the most important financial performance measure used to link compensation actually paid to the PEO and non-PEO NEOs to the Company’s performance for 2023. See Appendix A in this Proxy Statement for a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most directly comparable GAAP measure for the years ended December 31, 2023, and 2022. The reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure for the year ended December 31, 2021 can be found in Appendix A of the Proxy Statement filed with the SEC on March 24, 2022, which includes adjustments to exclude restructuring charges, separation costs, and acquisition costs incurred in connection with the acquisition of BrandsMart U.S.A.
(5) The Company-selected measure of Adjusted EBITDA for the year ended December 31, 2020 represents the Aaron's Business Adjusted EBITDA as defined in the Proxy Statement filed with the SEC on July 14, 2021. Due to the spin-off transaction, the level of performance under the 2020 annual cash incentive and performance share unit awards was determined by the Former Parent Committee in November 2020, immediately prior to the spin-off transaction, based on actual performance for January 2020 through October 2020 and an estimate of performance achievement that would have occurred in November and December 2020 if the separation had not occurred, in each case adjusted to exclude expenses associated with the separation. Given the pending separation of the two businesses into new public entities prior to the end of the 2020 fiscal year, the Former Parent Committee determined that attempting to calculate performance against the pre-set annual targets after the separation would not be reasonable. Aaron’s Business Adjusted EBITDA is based on GAAP earnings before interest expense, taxes, depreciation, and amortization for the Aaron's Business, adjusted for certain non-GAAP items related to non-routine items that are not reflective of ordinary earnings activity. Estimated Aaron's Business Adjusted EBITDA results reflect adjustments to exclude restructuring charges, consulting and early termination charges related to a sales and marketing agreement, goodwill impairment charges and separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company. The Company believes that using this measure in the table above for 2020 is reasonable as this was the measure that was used to measure our PEO and certain Non-PEO NEO's incentive compensation during the year ended December 31, 2020.

PEO: Douglas Lindsay	2023
Summary Compensation Table	$5,779,365
Less: Grant date fair value of equity awarded in covered year (as shown in the Stock Awards and Option Awards columns of the Summary Compensation Table)	(3,769,622)
Plus:
Fair value as of December 31 of equity awards granted during the covered year that remained outstanding and unvested as of the covered year end	3,318,218
Change in fair value of outstanding equity awards granted in prior fiscal years that remained outstanding and unvested as of the covered year end	(358,090)
Change in fair value of equity awards granted in prior fiscal years that vested during the covered fiscal year	33,441
Compensation Actually Paid	$5,003,312

Non-PEO NEOs (Average)	2023
Summary Compensation Table	$1,585,339
Less: Grant date fair value of equity awarded in covered year (as shown in the Stock Awards and Option Awards columns of the Summary Compensation Table)	(648,744)
Plus:
Fair value as of December 31 of equity awards granted during the covered year that remained outstanding and unvested as of the covered year end	571,059
Change in fair value of outstanding equity awards granted in prior fiscal years that remained outstanding and unvested as of the covered year end	(62,183)
Change in fair value of equity awards granted in prior fiscal years that vested during the covered fiscal year	6,467
Compensation Actually Paid	$1,451,938
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company TSR and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company's cumulative TSR and S&P 600 Specialty Retail Index over the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
10
8
6
4
2
0
-2
Compensation Actually Paid ($ Millions)
$200
$160
$120
$80
$40
$0
TSR (11/30/2020 Indexed to $100)
100.00
5.4
108.42
98.80
1.3
9.0
181.12
130.33
2.0
142.31
65.13
0.5
-0.4
178.66
5.0
62.03
1.5
11/30/2020
12/31/2020
12/31/2021
12/31/2022
12/31/2023
Fiscal Year
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
The Aaron's Company, Inc. TSR
S&P 600 Specialty Retail Index TSR

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the four most recently completed fiscal years.
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted EBITDA during the four most recently completed fiscal years.

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2023 to Company performance. The measures in this table are not ranked.

Adjusted EBITDA
Relative TSR
Revenue

AUDIT COMMITTEE REPORT
Committee Composition and Skills
The Audit Committee (the "Committee") of the Board of Directors (the "Board") of The Aaron's Company, Inc. (the "Company") is comprised of five non-employee directors. The Board has determined that each member of the Committee meets the independence and financial literacy requirements of the New York Stock Exchange ("NYSE") and the additional, heightened independence criteria that apply to members of the Committee under NYSE rules and rules promulgated by the Securities and Exchange Commission (the "SEC"). The Board has also determined that Mses. Bailey and Barrett and Mr. Johnson are "audit committee financial experts," as defined by the SEC. See "Governance" for highlights of the experience, qualifications and skills of each Committee member.
Responsibilities of the Audit Committee, Management, and the External Auditor
The Committee is responsible for the appointment, compensation, and oversight of the Company's independent registered public accounting firm, which is currently Ernst & Young LLP and we refer to as "EY," the Company’s independent registered public accounting firm. Further, the Committee is responsible for monitoring and overseeing the Company’s financial reporting, internal controls, and internal audit functions, as set forth in the Committee’s charter, which is a written charter adopted by the Company’s Board that outlines the responsibilities and practices of the Committee. The Committee charter is available through the Company’s website.
Regarding its oversight of the Company’s internal audit function, the Committee is responsible for reviewing the internal audit plan, approving the annual budget, and staffing of the Company’s internal audit department for the upcoming fiscal year. The Company’s Vice President of Internal Audit reports directly to the Committee, and meets with the Committee in executive session on a quarterly basis to discuss the progress and results of the internal audit and other matters.
The Committee also oversees the Company’s risk function, which includes oversight of management's establishment of an enterprise risk program to assess, monitor and manage the Company's risks, including, among others, financial, regulatory and cybersecurity risks and risks related to environmental and sustainability initiatives.
In carrying out that oversight, the Committee receives quarterly reports from the Company’s most senior risk officers and managers on matters such as, any changes to the Company's risk profile and risks on which management has been devoting attention. In addition, the Committee conducts reviews with management designed to ensure that management has established proper procedures relating to any complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by team members of any concerns regarding accounting or auditing matters.
Finally, the Committee reviews and discusses the quarterly and annual earnings press releases (including any presentation of non-GAAP information being disclosed), consolidated financial statements (including any presentation of non-GAAP financial information) and disclosures contained in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including those under the heading "Management’s Discussion and Analysis of Financial Condition and Results of Operations" with management, the Company's internal auditors and EY. During fiscal year 2023, the Committee held eight meetings.
Management is responsible for:
•The presentation and integrity of the Company’s consolidated financial statements;
•Implementing accounting and financial reporting principles;
•Establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act"));
•Establishing and maintaining internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act);
•Evaluating the effectiveness of disclosure controls and procedures;
•Evaluating the effectiveness of internal controls over financial reporting;
•Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting; and
•Establishing and maintaining the Company’s Enterprise Risk Management program.

EY is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and for expressing an opinion as to their conformity with generally accepted accounting principles. EY also is responsible for performing an audit of internal controls over financial reporting in accordance with the standards of the PCAOB. The Committee is responsible for reviewing and discussing EY’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for the relevant fiscal year.
Appointment and Oversight of EY
EY has served as the Company’s independent registered public accounting firm since 2020 and as the independent registered public accounting firm for Former Parent since 1991. Prior to retaining an independent registered public accounting firm, the Committee considers, among other things:
•Historical and recent performance on the Company’s audit, if applicable;
•Capability, expertise, and relevant industry knowledge;
•External information on audit quality and performance, such as reports from the PCAOB;
•Fees and related staffing for the Company's audit; and
•Independence and tenure as the Company’s auditor, if applicable, including the benefits and independence risks of having a long-tenured auditor, and the controls and processes of the Company and the auditor that help ensure such auditor’s independence.
For the upcoming fiscal year, the Committee will continue to meet with representatives of EY’s audit practice, including certain members of EY’s leadership.
Discussions with EY
The Committee regularly meets with EY, with and without management present, to discuss, among other matters, the results of its examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In keeping with its responsibilities, the Committee discusses with EY the matters required to be discussed by SEC requirements and PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Committee received the written disclosures and the letter from EY based on applicable PCAOB requirements regarding EY's communications with the Committee concerning independence and has discussed with EY their independence.
Audited Consolidated Financial Statements
The Committee has reviewed and discussed the Company's audited, consolidated financial statements for the fiscal year ended December 31, 2023 (the "2023 Financials") with management and EY. Based on these discussions, the discussions with EY and independence matters referred to above, reports of management and EY, and the Committee’s review of the representations of management, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s written charter, the Committee recommended to the Board that the 2023 Financials be included in the Company’s Annual Report on Form 10-K for filing with the SEC.
Pre-Approval of Services Performed by EY
The Committee has adopted a policy regarding pre-approval of audit and permitted non-audit services to be provided to the Company by its independent registered public accounting firm. Fees for any permitted non-audit services provided by the independent registered public accounting firm that exceed the pre-approval levels prescribed in the policy must be approved in advance by the Committee Chair or the Committee.

Audit Committee
Kelly H. Barrett (Chair)
Laura N. Bailey
Timothy A. Johnson
Kristine K. Malkoski
Marvonia P. Moore

AUDIT MATTERS
Fees Billed in the Last Two Fiscal Years
EY served as our independent registered public accounting firm for the years ended December 31, 2023 and December 31, 2022 and has been selected by the Audit Committee to continue as our independent registered public accounting firm for the current fiscal year. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

	Year Ended December 31,
	2023	2022
Audit Fees(1)	$2,862,500	$2,943,200
Audit-Related Fees(2)	50,000	210,000
Tax Fees(3)	701,962	989,358
Total	$3,614,462	$4,142,558
(1)Audit fees consisted of services related to the annual audit of our consolidated financial statements (including amounts incurred in connection with audit procedures related to the acquisition of BrandsMart U.S.A. during the year ended December 31, 2022), internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards, and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements, such as SEC filings, consents and debt covenant compliance letters.
(2)Includes fees associated with certain due diligence procedures related to the acquisition of BrandsMart U.S.A. during 2022. Audit related services for 2023 included review services related to the Company's Canadian franchise filings.
(3)Includes fees for tax compliance, tax due diligence efforts (including fees associated with due diligence procedures related to the acquisition of BrandsMart U.S.A. during 2022), tax advice and tax planning services.
Approval of Auditor Services
The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which we refer to as the "Pre-Approval Policy." Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).
Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chair. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent auditors to management.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information, as of March 14, 2024, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers for 2023, and (iv) all of our executive officers and directors as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
BlackRock, Inc.	4,444,298	(3)	14.70%
50 Hudson Yards
New York, NY 10001
The Vanguard Group	2,075,266	(4)	6.84%
100 Vanguard Boulevard
Malvern, PA 19355
Dimensional Fund Advisors LP	1,803,458	(5)	5.90%
6300 Bee Cave Road, Building One
Austin,TX 78746
Douglas A. Lindsay	909,944	(7)	2.89%
John W. Robinson III	291,065	(6)	*
Steve Olsen	219,268	(8)	*
C. Kelly Wall	148,165	(9)	*
Rachel G. George	107,399	(10)	*
Russell Falkenstein	100,517	(11)	*
Hubert L. Harris, Jr.	4,470	(12)	*
Kelly Barrett	22,361	(13)	*
Walter G. Ehmer	—	(14)	*
Laura N. Bailey	—	(15)	*
Marvonia P. Moore	19,324	(16)	*
Timothy A. Johnson	20,000	(17)	*
Wangdali C. Bacdayan	20,000	(18)	*
Kristine K. Malkoski	—	(19)	*
All executive officers and directors as a group (a total of 14 persons)	1,862,513	(20)	5.91%
* Less than 1%.
(1)Unless otherwise stated, the address for each beneficial owner is c/o The Aaron’s Company, Inc., 400 Galleria Parkway SE, Suite 300, Atlanta, Georgia 30339.
(2)Percentages for executive officers and directors are based on (i) 31,484,506 shares of common stock outstanding at March 14, 2024 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter, and any RSUs, RSAs, and PSUs, that vest for each named person within 60 days thereafter.
(3)As of December 31, 2023, based on information provided in a Schedule 13G/A filed with the SEC on January 22, 2024 by BlackRock, Inc., which we refer to as "BlackRock," in which BlackRock reported that it has sole voting power with respect to 3,920,173 shares of our common stock and sole power to dispose of, or direct the disposition of, 4,444,298 shares of our common stock.
(4)As of December 31, 2023, based on information provided in a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, which we refer to as "Vanguard," in which Vanguard reported that it has shared voting power with respect to 63,848 shares of our common stock, sole power to dispose of, or direct the disposition of, 2,000,127 shares of our common stock, and shared power to dispose of, or direct the disposition of, 75,139 shares of our common stock.
(5)As of December 31, 2023, based on information provided in a Schedule 13G filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP, in which Dimensional Fund Advisors LP reported that it has sole voting power with respect to 1,765,467 shares of our common stock and sole power to dispose of, or direct the disposition of, 1,803,458 shares of our common stock.
(6)Amounts represent 280,036 shares of common stock held by Mr. Robinson and 11,029 RSUs vesting on May 3, 2024. Does not include 4,467 RSUs that have vested but will not be issued until such date that Mr. Robinson ceases to serve as a director of the Company.
(7)Amounts represent (i) 283,256 shares of common stock held by Mr. Lindsay, (ii) 537,162 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable and (iii) 89,526 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include 119,347 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions.
(8)Amounts represent (i) 55,938 shares of common stock held by Mr. Olsen, (ii) 98,602 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable and (iii) 64,728 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include 31,945 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions.
(9)Amounts represent (i) 1,563 shares of common stock held by Mr. Wall's 401(k) plan, (ii) 38,625 shares of common stock held by Mr. Wall, (iii) 63,882 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable and (iv) 44,095 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include 21,012 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions.

(10)Amounts represent (i) 24,480 shares of common stock held by Ms. George and 7,500 indirectly held by Ms. George's spouse, (ii) 29,015 shares of common stock issuable upon the exercise of options under the Amended and Restated 2020 Plan that are currently exercisable and (iii) 46,404 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include 18,490 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions.
(11)Amounts represent (i) 17,896 shares of common stock held by Mr. Falkenstein, (ii) 37,426 shares of common stock issuable upon the exercise of options under the Amended and Restated 2020 Plan that are currently exercisable and (ii) 45,195 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include 10,718 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions.
(12)Amounts represent 2,470 shares of common stock held by Mr. Harris and 2,000 shares of common stock indirectly held by Mr. Harris’ spouse. Does not include (i) 19,911 RSUs that have vested but will not be issued until such date that Mr. Harris ceases to serve as a director of the Company or (ii) 11,029 RSUs vesting on May 3, 2024 that Mr. Harris has elected to defer until he ceases to serve as a director of the Company.
(13)Amounts represent 11,332 shares of common stock held by Ms. Barrett and 11,029 RSUs vesting on May 3, 2024. Does not include 6,979 RSUs that have vested but will not be issued until such date that Ms. Barrett ceases to serve as a director of the Company.
(14)Amount does not include (i) 18,159 RSUs that have vested but will not be issued until such date that Mr. Ehmer ceases to serve as a director of the Company or (ii) 11,029 RSUs vesting on May 3, 2024 that Mr. Ehmer has elected to defer until he ceases to serve as a director of the Company.
(15)Amount does not include (i) 13,226 RSUs that have vested for Ms. Bailey but will not be issued until such date that Ms. Bailey ceases to serve as a director of the Company or (ii) 11,029 RSUs vesting on May 3, 2024 that Ms. Bailey has elected to defer until she ceases to serve as a director of the Company.
(16)Amount represents 8,295 shares of common stock held by Ms. Moore and 11,029 RSUs vesting on May, 3, 2024. Does not include 6,894 RSUs that have vested but will not be issued until such date that Ms. Moore ceases to serve as a director of the Company.
(17)Amount represents 20,000 shares of common stock held by Mr. Johnson but does not include (i) 13,226 RSUs that have vested but will not be issued until such date that Mr. Johnson ceases to serve as a director of the Company or (ii) 11,029 RSUs vesting on May 3, 2024 that Mr. Johnson has elected to defer until he ceases to serve as a director of the Company.
(18)Amount represents 20,000 shares of common stock held by Mr. Bacdayan. Does not include 12,893 RSUs vesting on October 1, 2024.
(19)Does not include 12,893 RSUs vesting on October 1, 2024 that Ms. Malkoski has elected to defer until she ceases to serve as a director of the Company.
(20)Amounts represent (i) 762,329 shares of common stock held directly by the respective individuals, (ii) 9,500 shares of common stock held indirectly by certain individuals as described above, (iii) 766,087 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable, (iv) 289,947 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting (v) 1,563 shares of common stock held in 401(k) plan accounts and (vi) 33,087 RSUs vesting on May 3, 2024. Does not include (i) 201,512 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions, (ii) 82,862 RSUs that have vested but will not be issued until such date that the respective individual ceases to serve as a director of the Company, (iii) 44,116 RSUs vesting on May 3, 2024 that certain directors of the Company have elected to defer until such date that the respective individual ceases to serve as a director of the Company, (iv) 12,893 RSUs vesting on October 1, 2024 for Mr. Bacdayan, or (v) 12,893 RSUs vesting on October 1, 2024 for Ms. Malkoski that she has elected to defer until she ceases to serve as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions
The charter of the Audit Committee provides that the Audit Committee shall review and ratify all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review, and approval or ratification, of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $120,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disinterested directors serving on our Board of Directors, for approval, ratification, or other action.
In addition, our Company’s Code of Conduct provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Conduct sets forth various examples of when conflict of interest situations may arise, including when an officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in or with the Company; has certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receives improper gifts or favors from such businesses.
Related Party Transactions
Since January 1, 2023, there were no reportable related party transactions, and there are currently no proposed transactions in excess of $120,000 in which the Company is to be a participant and in which any related party had or will have a direct or indirect material interest.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING
What is the purpose of this Proxy Statement?
This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This Proxy Statement is also used by our Board of Directors to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the Annual Meeting in person. Our Board of Directors has designated Douglas A. Lindsay, C. Kelly Wall and Rachel G. George to vote the shares of common stock represented by proxies at the Annual Meeting.
Who is entitled to vote on the matters discussed in the Proxy Statement?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on March 14, 2024, the "record date" for the Annual Meeting, including shares of restricted stock that are still subject to vesting requirements. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
What constitutes a quorum for the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, 31,484,506 shares of our common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the Annual Meeting. Shares represented by valid proxies received but marked as abstentions, and shares reflecting broker nonvotes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.
How many votes am I entitled to for each share of common stock I hold?
Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on. You are not entitled to cumulate votes with respect to the proposal to elect directors.
What proposals will require my vote?
You are being asked to vote on the following proposals:
•Election of ten directors to each serve a one-year term expiring at the 2025 Annual Meeting of Shareholders, or until their successor is duly elected and qualified.
•Approve, on a non-binding advisory basis, the Company's executive compensation.
•Ratification of the appointment of EY as the Company's independent registered public accounting firm for 2024.
•Approval of an amendment and restatement to The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan.
What vote is required to approve each proposal or elect directors, and how will my vote be counted?
Proposal 1-Election of Directors
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting with respect to the election of any nominee, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors which can then choose to accept it, reject it, or take other action our Board of Directors deems appropriate.
Proposal 2-Advisory Vote to Approve Executive Compensation
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

Proposal 3-Ratification of the Appointment of the Independent Registered Public Accounting Firm
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the proposal to appoint EY as the Company's independent registered public accounting firm for 2024. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2024 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 4-Approval of an Amendment and Restatement to The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the proposal to approve the Amended and Restated 2020 Plan. Assuming a quorum is present, the approval of the Amended and Restated 2020 Plan requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. NYSE rules require that the total votes cast on this proposal represent greater than 50% of all shares entitled to vote on this proposal. For purposes of this proposal, the NYSE considers an abstention as a vote against approval. Because your bank, broker or other holder of record does not have discretionary voting authority to vote your shares on this proposal absent specific instructions from you, broker non-votes could create a situation where the total votes cast do not exceed 50% of all shares entitled to vote on this proposal. It is therefore important that you vote, or direct the holder of record to vote, on this proposal.
How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:
•"FOR" the election of ten directors to each serve a one-year term expiring at the 2025 Annual Meeting of Shareholders, or until their successor is duly elected and qualified. (Proposal 1).
•"FOR" the proposal to approve, on a non-binding advisory basis, the Company's named executive officer compensation (Proposal 2).
•"FOR" the proposal to ratify the appointment of EY as our independent registered public accounting firm for 2024 (Proposal 3).
•"FOR" the proposal to approve an amendment and restatement of The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan (Proposal 4).
How do I vote?
If you are a shareholder of record, then you have four voting options. You may vote:
•Over the Internet at the website listed in our Notice and Access Letter.
•By telephone using the telephone number listed in our Notice and Access Letter.
•By completing, signing, dating and returning a written proxy card. To vote by using a written proxy card, mark your selections on the proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope which will be included with the written proxy card.
•By attending the Annual Meeting and voting in person.
We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting to ensure your shares are voted even if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to May 14, 2024 at 11:59 p.m., Eastern Time, to ensure your vote is counted. Proxy cards from shareholders who requested a written proxy card will be accepted when received up through the closing of the polls at the Annual Meeting.
If you are a registered holder and you vote your proxy by telephone or over the Internet, or if you complete, sign, date, and return a written proxy card, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted "FOR" proposals 1, 2, 3, and 4 in this Proxy Statement, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.
If you are a beneficial holder, then please refer to the instructions provided by your broker, bank, or other nominee regarding how to vote.

What is the difference between a shareholder of record and a beneficial holder of shares?
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a "shareholder of record" with respect to those shares. Shareholders of record will receive a copy of the Notice and Access Letter and, if requested, written copies of this Proxy Statement, the Annual Report and a proxy card to vote their shares of our common stock.
If your shares are held in "street name" through a broker, bank, or other nominee, then you are considered the "beneficial holder" of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank, or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank, or other nominee. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank, or other nominee.
I am a beneficial holder. How are my shares voted if I do not return voting instructions?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of EY as our independent registered public accounting firm for 2024 is considered a routine matter.
However, the election of directors, the non-binding, advisory resolution to approve our executive compensation and the proposal to approve an amendment and restatement to the Amended and Restated 2020 Equity and Incentive Plan are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.
Can I change my mind after I vote?
If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:
•Vote again using the Internet or by telephone prior to the Annual Meeting.
•Sign another proxy card with a later date and return it to us prior to the Annual Meeting.
•Attend the Annual Meeting in person and vote in person.
If you hold your shares in "street name" as a beneficial holder, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.
How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?
If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then Douglas A. Lindsay, C. Kelly Wall and Rachel G. George, or any one of them, as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Annual Meeting but which is not described in this Proxy Statement, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law or by our charter. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for shareholder action at the Annual Meeting.
Who will tabulate and certify the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting, and certify the final vote on all matters considered at the Annual Meeting.
What does it mean if I receive more than one copy of the Notice and Access Letter?
This means that you have multiple accounts holding shares of our common stock with brokers or our transfer agent. You will need to vote separately with respect to each proxy card that you receive. Please vote all of the shares you are entitled to vote. See "Additional Information—Householding of Annual Meeting Materials" for more information.

How can I request a written set of proxy materials, including a proxy card, or an additional set of proxy materials for the Annual Meeting?
All shareholders have the ability to access this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, a written proxy card and the Annual Report by (i) accessing the materials at www.proxyvote.com or the Investor Relations section of our website located at aarons.com or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339, Attn. Corporate Secretary.
What happens if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting, except with respect to Proposal 4, for which NYSE considers an abstention as a vote against approval
What do I need to do if I want to attend the Annual Meeting?
Only shareholders, our Board of Directors, Board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of March 14, 2024 to be admitted to the Annual Meeting. If you hold your shares through a bank, broker, or other nominee, more commonly known as holding shares in "street name," and desire to vote at the Annual Meeting, you must inform your bank, broker, or other nominee and request a "legal" proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned the Company's common stock as of the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.
How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Innisfree to assist with the solicitation of proxies for a fee estimated to be up to $20,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses.
In addition to solicitation by mail and the Internet, certain officers, directors, and team members of the Company may solicit proxies by telephone, email, facsimile, or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers, and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers, and other nominees for their reasonable out-of-pocket expenses.
IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE AND ACCESS LETTER.

ADDITIONAL INFORMATION
Shareholder Proposals for 2025 Annual Meeting of Shareholders
We currently anticipate that the 2025 Annual Meeting of Shareholders will be held on our around May 21, 2025. In accordance with the provision of Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2025 Annual Meeting of Shareholders by submitting their proposals in writing to our Board of Directors in a timely manner. For a shareholder proposal to be considered timely for inclusion in our proxy statement for our 2025 Annual Meeting of Shareholders, the shareholder proposal must be received at our principal executive offices no later than November 21, 2024. If we hold our 2025 Annual Meeting of Shareholders more than 30 days before or after May 15, 2025 (the 1-year anniversary date of the 2024 Annual Meeting of Shareholders), the deadline by which shareholders proposals must be received will be a reasonable time before we begin to print and send proxy materials for the 2025 Annual Meeting of Shareholders. In addition, shareholders seeking to present proposals for inclusion in our proxy statement must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.
Other shareholder proposals not made pursuant to the provisions of Rule 14a-8 must be submitted in writing to our Board of Directors in compliance with the Company’s amended and restated bylaws between 90 to 120 days prior to the date of the 2025 Annual Meeting of Shareholders in order to be considered timely. As a result, if the 2025 Annual Meeting of Shareholders is held on May 21, 2025, such shareholder proposals must be submitted in writing to the Board no earlier than January 21, 2025, and no later than the close of business on February 20, 2025. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2025 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2025 Annual Meeting of Shareholders.
Any shareholder desiring to nominate a candidate for election as a director at the 2025 Annual Meeting of Shareholders (other than any candidate to be sponsored by and proposed at the instance of the management) must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on January 15, 2025, and no later than the close of business on March 14, 2025. However, if we hold our 2025 Annual Meeting of Shareholders more than 30 days before or more than 70 days after May 15, 2025 (the 1-year anniversary date of the 2024 Annual Meeting of Shareholders), the deadline by which shareholders must submit the nomination will be the tenth (10th) day following the day when the date of the 2025 Annual Meeting of Shareholders is first publicly announced by us. Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including any termination of team members, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated there under, in connection with any acquisition of shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act.
The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.

Compliance with Universal Proxy Rules for Director Nominations
In addition to satisfying the requirements under our amended and restated bylaws, if a shareholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the 1-year anniversary date of the 2024 Annual Meeting (that is, no later than March 14, 2025). If the date of the 2025 Annual Meeting of Shareholders is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2025 Annual Meeting of Shareholders and the 10th calendar day following the date on which public announcement of the date of the 2025 Annual Meeting of Shareholders is first made.
Householding of Annual Meeting Materials
As permitted by the SEC, only one copy of our Notice and Access Letter regarding the annual meeting may be delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our Notice and Access Letter (or proxy materials, if applicable) to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of our Notice and Access Letter may contact us to request multiple copies in the future. Alternatively, shareholders residing at the same address and currently receiving multiple copies of our Notice and Access Letter (or proxy materials, if applicable) may request that only a single copy be mailed in the future. The Company will promptly deliver additional copies of this Proxy Statement and other proxy materials to any shareholder who contacts the Company’s principal corporate office by writing to the Corporate Secretary, The Aaron's Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, Innisfree.
Communicating with the Board of Directors
The Company’s security holders and other interested parties may communicate with our Board of Directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.
Corporate Governance Documents
The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Conduct, its Code of Ethics for the Chief Executive Officer and the Senior Financial Officers and team members and its Corporate Governance Guidelines can each be viewed by clicking the "Corporate Governance" tab on the Investor Relations section of the Company’s website at https://investor.aarons.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Other Action at the Annual Meeting
As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
Moreover, our Board of Directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that our Board of Directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.
*   *   *   *   *   *

BY ORDER OF THE BOARD OF DIRECTORS

Rachel G. George
Executive Vice President, General Counsel,
Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer
March 21, 2024

Appendix A

USE OF NON-GAAP FINANCIAL INFORMATION
We use various non-GAAP financial measures to evaluate the performance of our management team, including the named executive officers. For the assessment of the performance of management, the Compensation Committee of our Board of Directors believes certain non-GAAP measures better reflect the operational performance of the business. Adjusted EBITDA is a supplemental measure of the Company's performance that is not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and is used to evaluate the performance of our management team. Adjusted EBITDA provides the Compensation Committee, management, and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount and typically are not budgeted for in setting management performance targets.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company’s segments. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP measures may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
The Adjusted EBITDA metrics discussed in this Proxy Statement are calculated as the Company's earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. For the year ended December 31, 2023, Adjusted EBITDA also excludes restructuring charges, separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company, acquisition-related costs, and stock compensation expense. The amounts for these non-GAAP adjustments can be found in the Adjusted EBITDA table below.

Adjusted EBITDA
(In Thousands)	Year Ended December 31, 2023	Year Ended December 31, 2022 (1)
Net Earnings - GAAP	$2,823	$6,662
Income Taxes	(3,881)	(9,463)
(Loss) Earnings Before Income Taxes	$(1,058)	$(2,801)
Interest Expense	15,512	9,875
Depreciation	79,993	72,912
Amortization	10,348	2,651
EBITDA	$104,795	$82,637
Separation Costs	201	1,204
Restructuring Expenses, net	15,597	32,717
BrandsMart Acquisition Transaction Costs	3,638	14,616
Impairment of Goodwill	—	12,933
Stock Compensation[2]	11,723	—
Adjusted EBITDA	$135,954	$144,107
(1) The Adjusted EBITDA results for the year ended December 31, 2022 exclude the results of BrandsMart U.S.A. for the year ended December 31, 2022, as the targets for 2022 incentive performance were established prior to the acquisition of BrandsMart U.S.A..
(2) Beginning in 2023, Adjusted EBITDA excluded stock-based compensation expense.

Appendix B

THE AARON’S COMPANY, INC.

AMENDED AND RESTATED 2020 EQUITY AND INCENTIVE PLAN
(Amended and Restated Effective [MAY 15, 2024])

ARTICLE 1 PURPOSE AND GENERAL PROVISIONS

1.1    Adoption of Amended and Restated Plan. The Aaron’s Company, Inc., a Georgia corporation (the “Company”), hereby adopts The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan (Amended and Restated Effective [May 15, 2024]), as may be amended or amended and restated from time to time (the “Plan”). The Plan amends and restates in its entirety The Aaron’s Company, Inc. 2020 Equity and Incentive Plan, which was originally effective November 30, 2020, and which was previously amended and restated in its entirety effective August 25, 2021. The Plan was approved by the Company’s Board of Directors on [May 15, 2024], and will be effective as of the date it is approved by the Company’s shareholders (the “Effective Date”).
1.2    Purpose of Plan. The purpose of the Plan is to promote the long-term growth and profitability of the Company and its Subsidiaries by (i) providing certain employees, directors, consultants, advisors and other persons who perform services for the Company and its Subsidiaries with incentives to contribute to the success of the Company, and (ii) enabling the Company to attract, retain and reward individuals to serve as directors, officers and employees.
1.3    Types of Awards. Awards under the Plan may be made to eligible Participants in the form of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Annual Incentive Awards, or any combination thereof. In connection with the Spin-Off and pursuant to the terms of the Employee Matters Agreement between the Company and Holdings entered into in connection with the Spin-Off (the “Employee Matters Agreement”), certain employees and directors of the Company, Holdings and their respective subsidiaries received Assumed Spin-Off Awards.
1.4    Termination of the Plan. No awards shall be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date. Awards granted under the Plan prior to the tenth (10th) anniversary of the Effective Date shall remain outstanding beyond that date in accordance with the terms and conditions of the Plan and the Agreements corresponding to such Awards.

ARTICLE 2. DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

“409A AWARD” means an Award that is not exempt from Code Section 409A.
“AGREEMENT” means the written or electronic agreement evidencing an Award granted to a Participant under the Plan. As determined by the Committee, each Agreement shall consist of either (i) a written agreement in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice of Award in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Awards, and if required by the Committee, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company (other than the particular Award recipient) to execute any or all Agreements on behalf of the Company.
“ANNUAL INCENTIVE AWARD” mean an Award under Article 10 that entitles the Participant to receive a payment in cash or other property specified by the Committee to the extent performance goals are achieved.
“ASSUMED SPIN-OFF AWARD” means an award previously issued under this Plan in accordance with the terms of the Employee Matters Agreement, as an adjustment to, in substitution of, or in accordance with, a stock option, restricted stock, restricted or deferred stock unit, or performance share unit that was granted to certain employees and directors of the Company, Holdings and their respective subsidiaries under an equity plan of Holdings, which Assumed Spin‑Off Award was issued upon the effective time of the Spin-Off.
“AWARD” means an award granted to a Participant under the Plan that consists of one or more Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Annual Incentive Awards, Assumed Spin-Off Awards or a combination of these.

“BOARD” means the Board of Directors of the Company.
“CAUSE” means, unless provided otherwise in the applicable Agreement, (i) the Participant’s material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Employer, which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Employer; (ii) the Participant’s conviction of or failure to contest prosecution for a felony or a crime involving fraud, embezzlement, theft or moral turpitude; (iii) the Participant’s breach of the Agreement (including, without limitation, any provisions relating to maintaining confidential information and not soliciting the Employer’s employees and customers); or (iv) the willful and continued failure or habitual neglect by the Participant to perform his duties with the Employer substantially in accordance with the operating and personnel policies and procedures of the Employer. “Cause” shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if the Participant has entered into an employment agreement with the Employer that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply to the Participant for Awards under this Plan.
“CHANGE IN CONTROL” means the occurrence of one of the following events:
(a)    The acquisition (other than from the Company) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act (but without regard to any time period specified in Rule 13d-3(d)(l)(i))), of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;
(b)    A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(c)    Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Transaction”); excluding, however, a Transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Transaction, of the Outstanding Company Voting Securities.
Notwithstanding the foregoing, for purposes of any 409A Award, if that Award provides for a change in the time or form of payment upon a Change in Control, then (solely for purposes of determining the time and form of payment) no Change in Control shall be deemed to have occurred upon an event described above unless the event would also constitute a change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the Company’s assets under Code Section 409A.
“CODE” means the Internal Revenue Code of 1986, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Code includes any applicable regulations promulgated under that section. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.
“COMMITTEE” means the Compensation Committee of the Board or such other committee consisting of two or more members of the Board as may be appointed by the Board from time to time to administer this Plan pursuant to Article 3. If the Common Stock is traded on the NASDAQ or the NYSE, all of the members of the Committee shall be independent directors within the meaning of the NASDAQ’s or NYSE’s listing standards (as applicable). If any member of the Committee does not qualify as a “Non-Employee Director” within the meaning of Rule 16b‑3 under the Exchange Act, the Board shall appoint a subcommittee of the Committee, consisting of at least two Non-Employee Directors to grant Awards to Insiders; each member of such subcommittee shall be a Non-Employee Director. References to the Committee in the Plan shall include and, as appropriate, apply to any such subcommittee.
“COMMON STOCK” means the Common Stock, par value $0.50 per share, of the Company, and any security into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.
“COMPANY” means The Aaron’s Company, Inc., a Georgia corporation, and its successors and assigns.
“DISABILITY” means, with respect to any Incentive Stock Option, a disability as determined under Code Section 22(e)(3), and with respect to any other Award, unless provided otherwise in an applicable Agreement (in which case such definition shall apply for purposes of the Plan with respect to that particular Award), (i) with respect to a Participant who is eligible to participate in a program of long-term disability insurance maintained by the Employer, the date on which the insurer or administrator under such program of long-term disability insurance determines that the Participant is eligible to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in a program of long-term disability insurance maintained by the Employer), the Participant’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of one hundred eighty (180) days, whether or not consecutive, occurring within any period of twelve (12) consecutive months, subject to any limitation imposed by federal, state or local laws, including, without limitation, the American with Disabilities Act.
Notwithstanding the preceding provisions of this definition or anything in any Agreement to the contrary, to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the Participant’s Disability, then there shall not be a Disability that triggers payment until the date (if any) that the Participant is disabled within the meaning of Code Section 409A(a)(2)(C). Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Disability (and other Participant rights that are tied to a Disability, such as vesting, shall not be affected by the prior sentence).
“EFFECTIVE DATE” shall have the meaning ascribed to such term in Section 1.1 hereof.
“EMPLOYEE” means any individual whom the Employer treats as a common law employee for payroll tax purposes, either within or outside the United States.
“EMPLOYER” means the Company and the Subsidiaries.
“EXCHANGE ACT” means the Securities Exchange Act of 1934, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Exchange Act includes any applicable regulations promulgated under that section. All citations to sections of the Exchange Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.
“FAIR MARKET VALUE” of a share of Common Stock of the Company means, as of the date in question,
(a)    if the Common Stock is listed for trading on the NASDAQ, the closing sale price of a share of Common Stock on such date, as reported by the NASDAQ or such other source as the Committee deems reliable, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(b)    if the Common Stock is listed for trading on the NYSE, the closing sale price of a share of Common Stock on such date, as reported by the NYSE or such other source as the Committee deems reliable, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(c)    if the Common Stock is not listed for trading on the NASDAQ or the NYSE but is listed for trading on another national securities exchange, the closing sale price of a share of Common Stock on such date as reported on such exchange, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(d)    if the Common Stock is not listed for trading on a national securities exchange but nevertheless is publicly traded and reported (through the OTC Bulletin Board or otherwise), the closing sale price of a share of Common Stock on such date, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale; or
(e)    if the Common Stock is not publicly traded and reported, the fair market value as established in good faith by the Committee or the Board.
For purposes of subsection (c) above, if the Common Stock is not traded on the NASDAQ or the NYSE but is traded on more than one other securities exchange on the given date, then the largest exchange on which the Common Stock is traded shall be referenced to determine Fair Market Value.
Notwithstanding the foregoing but subject to the next paragraph, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Agreement applicable to the Award. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a share of Common Stock on the NASDAQ or other securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.
Notwithstanding the foregoing, (i) in the case of an Option or SAR, Fair Market Value shall be determined in accordance with a definition of fair market value that permits the Award to be exempt from Code Section 409A; and (ii) in the case of an Option that is intended to qualify as an ISO under Code Section 422, Fair Market Value shall be determined by the Committee in accordance with the requirements of Code Section 422.
“HOLDINGS” means PROG Holdings, Inc. (formerly known as Aaron’s Holdings Company, Inc.), a Georgia corporation.
“INCENTIVE STOCK OPTION” or “ISO” means an Option that is designated as an “incentive stock option” and intended to meet the requirements of Code Section 422.
“INSIDER” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Exchange Act Section 16(a).
“NASDAQ” means The NASDAQ Stock Market LLC or its successor.
“NON-EMPLOYEE” means any consultant or advisor, other than an Employee or Non‑Employee Director, who is a natural person that provides bona fide services to the Employer that are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
“NON-EMPLOYEE DIRECTOR” means any individual who is a member of the Board and who is not also employed by the Employer.
“NONQUALIFIED STOCK OPTION” or “NQSO” means any Option that is not designated as an “incentive stock option” or that otherwise does not meet the requirements of Code Section 422.
“NYSE” means the New York Stock Exchange or its successor.
“OPTION” means an Award granted under Article 5 that is either an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation, shall be treated as a Nonqualified Stock Option.
“OPTION EXERCISE PRICE” means the price at which a share of Common Stock may be purchased by a Participant pursuant to the exercise of an Option.
“OTHER AWARD” means any form of equity-based or equity-related award, other than an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Performance Share, a Performance Unit or an Annual Incentive Award, that is granted pursuant to Article 9.
“PARTICIPANT” means (i) an Employee, Non-Employee or Non-Employee Director who is selected by the Committee to receive (or who has received) an Award under this Plan and (ii) each person who, as of the Spin-Off, has an outstanding Assumed Spin-Off Award.
“PERFORMANCE PERIOD” shall have the meaning ascribed to such term in Section 8.3.
“PERFORMANCE SHARE” means an Award under Article 8 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant by delivery of Common Stock, cash or other property as the Committee shall determine upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.
“PERFORMANCE UNIT” means an Award under Article 8 of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee), which value may be paid to the Participant by delivery of Common Stock, cash or other property as the Committee shall determine upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.
“PERMITTED TRANSFEREE” means any members of the immediate family of the Participant (i.e., spouse, children, and grandchildren), any trusts for the benefit of such family members or any partnerships whose only partners are such family members.
“PERSON” means any “person” or “group” as those terms are used in Exchange Act Sections 13(d) and 14(d).
“PLAN” means The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan (Amended and Restated Effective [May 15, 2024]) set forth in this document and as it may be amended from time to time.
“RESTRICTED STOCK” means an Award of shares of Common Stock under Article 7 of the Plan, which shares are issued with such restrictions as the Committee, in its sole discretion, may impose.
“RESTRICTED STOCK UNIT” or “RSU” means an Award under Article 7 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant by delivery of Common Stock, cash or other property as the Committee shall determine and that has such restrictions as the Committee, in its sole discretion, may impose.

“RESTRICTION PERIOD” means the period commencing on the date an Award of Restricted Stock or an RSU is granted and ending on such date as the Committee shall determine, during which time the Award is subject to forfeiture as provided in the Agreement.
“SHARE POOL” shall have the meaning ascribed to such term in in Section 4.1.
“SPIN-OFF” means the distribution of shares of Common Stock to the shareholders of Holdings, pursuant to the Separation and Distribution Agreement between the Company and Holdings, entered into in connection with such distribution.
“STOCK APPRECIATION RIGHT” or “SAR” means an Award granted under Article 6 that provides for delivery of cash or other property as the Committee shall determine with a value equal to the excess of the Fair Market Value of a share of Common Stock on the day the Stock Appreciation Right is exercised over the specified exercise price.
“SUBSIDIARY” means a corporation or other entity of which outstanding shares or ownership interests representing fifty percent (50%) or more of the combined voting power of such corporation or other entity entitled to elect the management thereof are owned directly or indirectly by the Company. With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, the Company and the Committee shall be authorized to act on behalf of all other entities included within the definition of “Subsidiary.”

ARTICLE 3. ADMINISTRATION; POWERS OF THE COMMITTEE

3.1    General. This Plan shall be administered by the Committee.
3.2    Authority of the Committee.
a.Subject to the provisions of the Plan, the Committee shall have the full and discretionary authority to (i) select the Employees, Non-Employees and Non-Employee Directors who are eligible to receive Awards under the Plan, (ii) determine the form and substance of Awards made under the Plan and the conditions and restrictions, if any, subject to which such Awards will be made, (iii) modify the terms of Awards made under the Plan, (iv) interpret, construe and administer the Plan and Awards granted thereunder, (v) make any adjustments necessary or desirable in connection with Awards made under the Plan to eligible Participants located outside the United States, and (vi) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.
b.The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect.
c.Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive, final and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto.
d.In the event the Company shall assume outstanding equity awards or the right or obligation to make such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards as it shall deem equitable and appropriate to prevent dilution or enlargement of benefits intended to be made under the Plan.
e.In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may rely on the advice of experts, including but not limited to employees of the Company and professional advisors.
3.3    Rules for Foreign Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, but subject to shareholder approval to the extent required by Code Section 422, other applicable law, or any listing standards applicable to the Common Stock, (i) amend or vary the terms of the Plan in order to conform such terms with the requirements of each non-U.S. jurisdiction where a Participant works or resides or to meet the goals and objectives of the Plan; (ii) establish one or more sub-plans for these purposes; and (iii) establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. For purposes of clarity, the terms and conditions contained herein that are subject to variation in a non-U.S. jurisdiction shall be reflected in a written addendum to the Plan with respect to each Participant or group of Participants affected by such non-U.S. jurisdiction.
3.4    Delegation of Authority. The Committee may, in its discretion, at any time and from time to time, delegate to one or more of its members such of its authority as it deems appropriate (provided that any such delegation shall be to at least two members of the Committee with respect to Awards to Insiders). The Committee may, at any time and from time to time, delegate to one or more other members of the Board such of its authority as it deems appropriate. To the extent permitted by law and applicable stock exchange rules, the Committee may also delegate its authority to one or more persons who are not members of the Board, except that no such delegation will be permitted with respect to Awards to Insiders.

3.5    Agreements. Each Award granted under the Plan shall be evidenced by an Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Committee, including without limitation, provisions related to the consequences of termination of employment. Each Agreement shall specify the period over which the Award will vest or with respect to which any risk of substantial forfeiture will lapse. A copy of the Agreement shall BE made available to the Participant, and the Committee may, but need not, require that the Participant sign (or otherwise acknowledge receipt of) a copy of the Agreement or a copy of a notice of grant. Each Participant may be required, as a condition to receiving an Award under this Plan, to enter into an agreement with the Company containing such non-compete, confidentiality, and/or non-solicitation provisions as the Committee may adopt and approve from time to time (as so modified or amended, the “Non-Compete Agreement”). The provisions of the Non-Compete Agreement may also be included in, or incorporated by reference in, the Agreement.
3.6    Indemnification. No member or former member of the Committee or the Board or person to whom the Committee has delegated responsibility under the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. The Company shall indemnify and hold harmless each member and former member of the Committee and the Board against all cost or expense (including counsel fees and expenses) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s or former member’s own willful misconduct, fraud, bad faith or as expressly prohibited by statute. Such indemnification shall be in addition (without duplication) to any rights to indemnification or insurance the member or former member may have as a director or under the by-laws of the Company or otherwise.

ARTICLE 4. SHARES AVAILABLE UNDER THE PLAN

4.1    Number of Shares. Subject to adjustment as provided in this Section 4.1, and in Section 4.3, the aggregate number of shares of Common Stock that are available for issuance pursuant to Awards granted under the Plan is 8,302,000 shares of Common Stock (the “Share Pool”) (consisting of 3,300,000 shares that were approved by the Company’s sole shareholder in 2020, plus 3,475,000 shares that were approved by the Company’s shareholders in 2021, plus 1,527,000 shares to be approved by the Company’s shareholders in 2024), which includes shares of Common Stock subject to all Assumed Spin-Off Awards. All of the Share Pool may, but is not required to, be issued pursuant to Incentive Stock Options. If Awards are granted in substitution or assumption of awards of an entity acquired, by merger or otherwise, by the Company (or any Subsidiary), to the extent such grant shall not be inconsistent with the terms, limitations and conditions of Code Section 422, Exchange Act Rule 16b-3 or applicable NASDAQ or NYSE rules, the number of shares subject to such substitute or assumed Awards shall not increase or decrease the Share Pool (the awards described in this sentence, “Substitute Awards”).
The shares issued pursuant to Awards under the Plan shall be made available from shares currently authorized but unissued or shares currently held (or subsequently acquired) by the Company as treasury shares, including shares purchased in the open market or in private transactions.
The following rules shall apply for purposes of the determination of the number of shares of Common Stock available for grants of Awards under the Plan:
a.    Each share subject to an Option shall be counted as one share subject to an Award and deducted from the Share Pool.
b.    Each share of Restricted Stock, each Restricted Stock Unit that may be settled in shares of Common Stock, and each share subject to an Other Award that may be settled in shares of Common Stock shall be counted as one share subject to an Award and deducted from the Share Pool. Restricted Stock Units and Other Awards that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.
c.    Each Performance Share that may be settled in shares of Common Stock shall be counted as one share subject to an Award, based on the number of shares that would be paid under the Performance Share for achievement of target performance, and deducted from the Share Pool. Each Annual Incentive Award and each Performance Unit that may be settled in shares of Common Stock shall be counted as a number of shares subject to an Award, based on the number of shares that would be paid under the Annual Incentive Award or Performance Unit for achievement of target performance, with the number determined by dividing the value of the Annual Incentive Award or Performance Unit at the time of grant by the Fair Market Value of a share of Common Stock at the time of grant, and this number shall be deducted from the Share Pool. In the event that the Award (of Performance Shares, Performance Units or an Annual Incentive Award) is later settled for a greater number of shares than the number previously deducted from the Share Pool for such Award, such additional number of shares of Common Stock actually settled in respect of such Award shall be deducted from the Share Pool at the time of such settlement; in the event that the Award is later settled for a lesser number of shares than the number previously deducted from the Share Pool for such Award, the difference between the number of shares of Common Stock actually settled in respect of such Award and the number previously deducted from the Share Pool shall be added back to the Share Pool. Annual Incentive

Awards, Performance Shares and Performance Units that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.
d.    Each share subject to a Stock Appreciation Right that may be settled in shares of Common Stock shall be counted as one share subject to an Award and deducted from the Share Pool. Stock Appreciation Rights that may not be settled in shares of Common Stock shall not result in a reduction from the Share Pool.
e.    If, for any reason, any shares subject to an Award under the Plan are not issued or are returned to the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or a Restricted Stock Unit, or the termination, expiration or cancellation of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, or Other Award, or settlement of any Award in cash rather than shares, such shares shall again be available for Awards under the Plan and, if originally deducted from the Share Pool, shall be added back to the Share Pool.
f.    Notwithstanding anything to contrary contained herein, if the Option Exercise Price, purchase price and/or tax withholding obligation under an Award is satisfied by the Company retaining shares or by the Participant tendering or otherwise using shares (either by actual delivery or attestation), the number of shares so retained, tendered or otherwise used shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. To the extent an SAR that may be settled in shares of Common Stock is, in fact, settled in shares of Common Stock, the gross number of shares subject to such Stock Appreciation Right shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall not be added back to the Share Pool.
4.2    Option and SAR Limit. Subject to adjustment as provided in Section 4.3, the maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted in any one fiscal year of the Company to any one Participant shall be one million (1,000,000); provided, however, that such limit shall not apply to Assumed Spin-Off Awards. The share counting rules specified in subsections (a) through (f) of Section 4.1 shall not apply for purposes of applying the foregoing individual limitation of this Section 4.2.
4.3    Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than an ordinary cash dividend) results in the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Common Stock), or a material change in the value of the outstanding shares of Common Stock as a result of the change, transaction or distribution, then the Committee shall make adjustments, as it determines are equitably required to prevent the enlargement or dilution of benefits intended to be made available under the Plan, in:
a.    the number and class of stock or other securities that comprise the Share Pool as set forth in Section 4.1, including, without limitation, with respect to Incentive Stock Options;
b.    the limitations on the aggregate number of shares of Common Stock that may be awarded to any one Participant under Options and SARs as set forth in Section 4.2;
c.    the number and class of stock or other securities subject to outstanding Awards, and which have not been issued or transferred under an outstanding Award;
d.    the Option Exercise Price under outstanding Options, the exercise price under outstanding Stock Appreciation Rights, and the number of shares of Common Stock to be transferred in settlement of outstanding Awards; and
e.    the terms, conditions or restrictions of any Award and Agreement, including but not limited to the price payable for the acquisition of shares of Common Stock.
It is intended that, if possible, any adjustment contemplated above shall be made in a manner that satisfies applicable legal requirements as well as applicable requirements with respect to taxation (including, without limitation and as applicable in the circumstances, Code Section 424, and Code Section 409A) and accounting (so as to not trigger any charge to earnings with respect to such adjustment).
Without limiting the generality of the above, any good faith determination by the Committee as to whether an adjustment is required in the circumstances and the extent and nature of any such adjustment shall be final, conclusive and binding on all persons.

4.4    Minimum Vesting Requirement. Notwithstanding any other provision of this Plan (outside of this Section 4.4) to the contrary, Awards granted under this Plan (other than cash‑based awards) shall vest no earlier than the first anniversary of the applicable grant date; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (a) Substitute Awards; (b) Common Stock delivered in lieu of fully vested cash obligations; and (c) additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.3). Nothing in this Section 4.4 or otherwise in this Plan, however, shall preclude the Committee, in is sole discretion, from providing for continued vesting or accelerated vesting for any Award under this Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service or a Change in Control.
4.5    Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event shall the aggregate dollar value of any form of cash compensation (including retainer fees) and/or grants of RSUs or other types of equity awards made under this Plan or otherwise, earned by any Non-Employee Director in any fiscal year of the Company exceed $750,000. Reimbursement of expenses incurred by Non-Employee Directors in connection with carrying out their duties as a Non-Employee Director of the Company shall not be included in the determination of whether the compensation earned by any Non-Employee Director exceeds the aforementioned limit on Non-Employee Director compensation.

ARTICLE 5. STOCK OPTIONS

5.1    Grant of Options. Subject to the terms and provisions of the Plan, the Committee may from time to time grant Options to eligible Participants. The Committee shall have sole discretion in determining the number of shares subject to Options granted to each Participant. The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that the Committee may grant Incentive Stock Options only to individuals who are employees (within the meaning of Code Section 3401(c)) of the Company or its subsidiaries (as defined for this purpose in Code Section 424(f)). Notwithstanding anything in this Article 5 to the contrary, except for Options that are specifically designated as intended to be subject to Code Section 409A, the Committee may only grant Options to individuals who provide direct services on the date of grant of the Options to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation section 1.409A-1(b)(5)(iii)(e)) in each entity in the chain.
5.2    Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the Option Exercise Price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Option shall become vested and exercisable and such other provisions as the Committee shall determine. The Option Agreement shall further specify whether the Award is intended to be an ISO or an NQSO. Any portion of an Option that is not designated in the Agreement as an ISO or otherwise fails or is not qualified as an ISO (even if designated as an ISO) shall be an NQSO. Neither dividends nor dividend equivalents shall be paid with respect to Options.
5.3    Option Exercise Price. The per share Option Exercise Price for each Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted (except with respect to Assumed Spin-Off Awards). Notwithstanding the foregoing, an Option may be granted with an Option Exercise Price lower than set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another Option in a manner satisfying the provisions of Code Section 424(a) relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, spin off, or liquidation; provided that the Committee determines that such Option Exercise Price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the Option from Code Section 409A (unless the Committee clearly and expressly foregoes such exemption at the time the Option is granted).
5.4    Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its grant date. If an Agreement does not specify an expiration date, the Option’s expiration date shall be the tenth (10th) anniversary of its grant date.
5.5    Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall specify, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic exercise on a certain date and/or for accelerated or continued vesting and other rights upon the occurrence of events specified in the Agreement.
5.6    Payment. Options shall be exercised, in whole or in part, by the delivery of a written or electronic notice of exercise to the Company or its designated representative in the form prescribed by the Company, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised and satisfying any requirements that the

Committee may apply from time to time. Full payment of the Option Exercise Price for such shares (less any amount previously paid by the Participant to acquire the Option) must be made on or prior to the Payment Date, as defined below. The Option Exercise Price shall be paid to the Company in United States dollars either: (a) in cash, (b) by check, bank draft, money order or other cash equivalent approved by the Committee, (c) unless not permitted by the Committee, by tendering previously acquired shares of Common Stock (or delivering a certification or attestation of ownership of such shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price (provided that the tendered shares must have been held by the Participant for any period required by the Committee), (d) unless not permitted by the Committee, by cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, (e) by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law, including a net exercise; or (f) by a combination of the foregoing. “Payment Date” shall mean the date on which a sale transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the Option exercise. No certificate or cash representing a share of Common Stock shall be delivered until the full Option Exercise Price has been paid.
5.7    Special Rules for ISOs. The following rules apply notwithstanding any other terms of the Plan.
a.    No ISOs may be granted under the Plan after the tenth (10th) anniversary of the date the Plan was approved by the Board.
b.    In no event shall any Participant who owns (within the meaning of Code Section 424(d)) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent” or “subsidiary” (within the meaning of Code Section 424(e) or (f), respectively) be eligible to receive an ISO (i) at an Option Exercise Price less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the ISO is granted, or (ii) that is exercisable later than the fifth (5th) anniversary date of its grant date.
c.    The aggregate Fair Market Value of shares of Common Stock with respect to which ISOs (within the meaning of Code Section 422) granted to a Participant are first exercisable in any calendar year under the Plan and all other incentive stock option plans of the Employer shall not exceed One Hundred Thousand Dollars ($100,000). For this purpose, Fair Market Value shall be determined with respect to a particular ISO on the date on which such ISO is granted. In the event that this One Hundred Thousand Dollar ($100,000) limit is exceeded with respect to a Participant, then ISOs granted under this Plan to such Participant shall, to the extent and in the order required by Treasury Regulations under Code Section 422, automatically become NQSOs granted under this Plan.
d.    Solely for purposes of determining the limit on ISOs that may be granted under the Plan, the provisions of Section 4.1 that replenish the Share Pool shall only be applied to the extent permitted by Code Section 422 and the regulations promulgated thereunder.

ARTICLE 6. STOCK APPRECIATION RIGHTS

6.1    Grant of SARs. Subject to the terms and provisions of the Plan, the Committee may grant SARs to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall determine. A Stock Appreciation Right shall entitle the holder, within a specified period (which may not exceed 10 years), to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the specified exercise price, times the number of shares with respect to which the SAR is exercised. The Committee may provide in the Agreement for automatic exercise on a certain date, for payment of the proceeds on a certain date, and/or for accelerated or continued vesting and other rights upon the occurrence of events specified in the Agreement. Notwithstanding anything in this Article 6 to the contrary, except for SARs that are specifically designated as intended to be subject to Code Section 409A, the Committee may only grant SARs to individuals who provide direct services on the date of grant of the SARs to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation section 1.409A-l(b)(5)(iii)(e)) in each entity in the chain.
6.2    Agreement. Each SAR grant shall be evidenced by an Agreement that shall specify the exercise price, the duration of the SAR, the number of shares of Common Stock to which the SAR pertains, the conditions upon which the SAR shall become vested and exercisable and such other provisions as the Committee shall determine. Neither dividends nor dividend equivalents shall be paid with respect to SARs.
6.3    Duration of SARs. Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR shall be exercisable later than the tenth (10th) anniversary of its grant date. If an Agreement does not specify an expiration date, the SAR’s expiration date shall be the tenth (10th) anniversary of its grant date.

6.4    Payment. The Committee shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of a Stock Appreciation Right will be in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such payment will be in the form of shares of Common Stock. If payment is to be made in shares, the number of shares shall be determined based on the Fair Market Value of a share on the date of exercise. The Committee shall have sole discretion to determine and set forth in the Agreement the timing of any payment made in cash or shares, or a combination thereof, upon exercise of SARs.
6.5    Exercise Price. The exercise price for each Stock Appreciation Right shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the SAR is granted. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than set forth in the preceding sentence if such SAR is granted pursuant to an assumption or substitution for another SAR in a manner satisfying the provisions of Code Section 424(a) relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided that the Committee determines that such SAR exercise price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the SAR from Code Section 409A (unless the Committee clearly and expressly foregoes such exemption at the time the SAR is granted).
6.6    Exercise of SARs. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall specify, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic accelerated or continued vesting and other rights upon the occurrence of events specified in the Agreement.

ARTICLE 7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1    Grant of Restricted Stock and Restricted Stock Units. Subject to provisions of the Plan, the Committee may from time to time grant Awards of Restricted Stock and RSUs to Participants. Awards of Restricted Stock and RSUs may be made either alone or in addition to or in tandem with other Awards granted under the Plan.
7.2    Agreement. The Restricted Stock or RSU Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of shares of Restricted Stock or the number of RSUs granted; the purchase price, if any, to be paid for such Restricted Stock or RSUs, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; any restrictions applicable to the Restricted Stock or RSU such as continued service or achievement of performance objectives; the length of the Restriction Period, if any, and any circumstances that will shorten or terminate the Restriction Period; and rights of the Participant to vote Restricted Stock or receive dividends or dividend equivalents with respect to Restricted Stock or RSUs during the Restriction Period (subject to Section 7.4). The Restriction Period may be of any duration and the Agreement may provide for lapse of the Restriction Period in installments over the course of the Restriction Period, as determined by the Committee. The Committee shall have sole discretion to determine and specify in each RSU Agreement whether the RSUs will be settled in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such settlement will be in the form of shares of Common Stock.
7.3    Certificates. Upon an Award of Restricted Stock to a Participant, shares of restricted Common Stock shall be registered in the Participant’s name. Certificates, if issued, may either (i) be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse, and/or (ii) be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Committee, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. Upon settlement of an RSU in shares, and, with respect to Restricted Stock, if and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant or registered in the Participant’s name on the Company’s or transfer agent’s records; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the terms of the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law. Concurrently with the settlement of RSUs by the delivery of shares and with the lapse of any risk of forfeiture applicable to the Restricted Stock, the Participant shall be required to satisfy any applicable federal, state and local tax requirements as set out in Article 16 below.
7.4    Dividends and Other Distributions. Except as provided in this Article 7 or in the applicable Agreement, a Participant who receives a Restricted Stock Award shall have (during and after the Restriction Period), with respect to such Restricted Stock Award, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends and other distributions to the extent, if any, such shares possess such rights; provided, however, that any dividends or distributions on such shares of Restricted Stock (during the Restriction Period) shall either be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award or be paid to the

Company for the account of the Participant and held pending and subject to the same restrictions on vesting as the underlying Award, as set forth in the applicable Agreement; provided that, for the avoidance, doubt, payment with respect to any such amounts will not occur until, and will be contingent upon, the vesting of the Restricted Stock to which they relate. The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts (provided that all such terms shall, to the extent required, comply with Code Section 409A). A Participant receiving a Restricted Stock Unit Award shall not possess voting rights and shall accrue dividend equivalents on such Restricted Stock Units only to the extent provided in the Agreement relating to the Award; provided, however, that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from, Code Section 409A. Dividend equivalents on RSUs shall be subject to the same restrictions on vesting and payment as the underlying Award.

ARTICLE 8. PERFORMANCE SHARES AND UNITS

8.1    Grant of Performance Shares and Performance Units. The Committee may grant Performance Shares and Performance Units to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall determine.
8.2    Agreement. The Performance Share or Performance Unit Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of Performance Shares or Performance Units granted; the purchase price, if any, to be paid for such Performance Shares or Performance Units, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; the performance objectives applicable to the Performance Shares or Performance Units; and any additional restrictions applicable to the Performance Shares or Performance Units such as continued service. The Committee shall have sole discretion to determine and specify in each Performance Shares or Performance Units Agreement whether the Award will be settled in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifics otherwise, such settlement will be in the form of shares of Common Stock. Any such shares may be granted subject to any restrictions deemed appropriate by the Committee.
8.3    Value of Performance Shares and Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. In addition to any non-performance terms applicable to the Award, the Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares, Performance Units or both, as applicable, that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance objectives must be met shall be called a “Performance Period.”
8.4    Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of the Performance Shares or Performance Units shall be entitled to receive a payout of the number and value of Performance Shares or Performance Units, as applicable, earned by the Participant over the Performance Period, if any, to be determined as a function of the extent to which the corresponding performance objectives have been achieved and any applicable nonperformance terms have been met.
8.5    Dividends and Other Distributions. A Participant receiving Performance Shares or Performance Units shall not possess voting rights. A Participant receiving Performance Shares or Performance Units or any other Award that is subject to performance conditions shall accrue dividend equivalents on such Award only to the extent provided in the Agreement relating to the Award; provided, however, that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from, Code Section 409A. Any rights to dividends or dividend equivalents on Performance Shares or Performance Units or any other Award subject to performance conditions shall be subject to the same restrictions on vesting and payment as the underlying Award.

ARTICLE 9. OTHER AWARDS

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards to Participants not described in Articles 5 through 8 or Article 10 of this Plan that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company (“Other Awards”). Subject to Section 4.4, Other Awards may include awards of, or the right to acquire, shares of Common Stock that are not subject to forfeiture or other restrictions, which may be awarded in payment of Non-Employee Director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of a performance goal, or otherwise. Other Awards may also provide for cash payments based in whole or in part on the value or future value of shares of Common Stock, for the acquisition or future acquisition of shares of Common Stock, or any combination of the foregoing. Notwithstanding the foregoing, where the value of an Other Award is based on the difference in the value of a share of Common Stock at different points in time, the grant or exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant unless the Other Award is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that the Other Award preserves the economic benefit of the replaced award and is either exempt from or in compliance with the requirements of Code Section 409A. The Committee may authorize the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Other Awards shall be deferred until, and paid contingent upon, the earning and vesting of such Other Awards.

ARTICLE 10. ANNUAL INCENTIVE AWARDS

The Committee may grant Annual Incentive Awards to Participants in such amounts and upon such terms as the Committee shall determine. The Committee may specify the terms and conditions of Annual Incentive Awards in individual Agreements or through the timely adoption of plan rules or other Annual Incentive Award plan documentation. Unless provided otherwise at the time of grant, Annual Incentive Awards shall have a Performance Period of one fiscal year except that, if any Annual Incentive Award is made at the time of the Participant’s commencement of employment with the Employer or on the occasion of a promotion, then the Performance Period may be less than one fiscal year. Unless provided otherwise at the time of grant, Annual Incentive Awards (i) shall be payable in cash, and (ii) are intended to be exempt from Code Section 409A as short-term deferrals, and, thus, will be payable no later than 2½ months after the end of the Company’s fiscal year to which the Award relates.

ARTICLE 11. PERFORMANCE MEASURES

11.1    In General. The Committee may, in its discretion, include performance objectives in any Award. The performance objectives may include, but are not limited to, levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria: earnings, earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and rent (EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on shareholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); total shareholder return (either in absolute terms or relative to that of a peer group determined by the Committee); profit; economic profit; capitalized economic profit; operating profit; after-tax profit; net operating profit after tax (NOPAT); pre-tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (EPS); consolidated pre-tax earnings; net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common shareholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; comparable store sales; sales per square foot; inventory turnover; inventory turnover ratio; productivity ratios; number of active stores/sites (including but not limited to Company-owned stores, franchised stores, and/or retail or merchant stores at which the Company has entered into lease-to-own arrangements during a specified time period); number of customers; invoice volume; debt/capital ratio; return on total capital; cost; unit cost; cost control; expense targets or ratios, charge off levels; operating efficiency; operating expenses; customer satisfaction; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; the Company’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee); and book value per share.
All criteria may be measured on a Generally Accepted Accounting Principles (“GAAP”) basis, adjusted GAAP basis, or non-GAAP basis. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. The performance objective for an Award may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, Employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. If the Committee specifies more than one individual performance objective for a particular Award, the Committee shall also specify, in writing, whether one, all or some other number of such objectives must be attained.
The Committee may specify such other conditions and criteria as it chooses, and may specify that it can us its negative discretion to decrease the amount that would otherwise be payable under an Award based on the attainment or failure to attain such other conditions and criteria.

11.2    Determinations of Performance. For each Award that has been made subject to a performance objective, within ninety (90) days following the end of each Performance Period, the Committee shall determine whether the performance objective for such Performance Period has been satisfied. When applicable, prior to paying out an Award, the Committee shall also determine whether any performance objective or other conditions or criteria specified to guide the exercise of its negative discretion were satisfied, and thereby make a final determination with respect to the Award. If a performance objective applicable for a Performance Period is not achieved, the Committee in its sole discretion may pay all or a portion of that Award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Company-wide performance or the performance of the specific division, subsidiary, Employer, department, region, or function employing the Participant.
11.3    Adjustments and Exclusions. In determining whether any performance objective has been satisfied, the Committee may include or exclude the effect of any or all extraordinary items and/or other items that are unusual or non-recurring, including but not limited to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Employer, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any performance objective for a Performance Period as it deems equitable to recognize unusual or non-recurring events affecting the Employer, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine. To the extent that a performance objective is based on the price of the Common Stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in such performance objective as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.

ARTICLE 12. ASSUMED SPIN-OFF AWARDS

12.1    Effective on the Spin-Off, the Company issued Assumed Spin-Off Awards under the Plan, as provided in the Employee Matters Agreement. Notwithstanding anything in this Plan to the contrary, each Assumed Spin-Off Award is subject to the terms and conditions of the equity compensation plan and award agreement to which such Assumed Spin-Off Award was subject immediately prior to the Spin-Off, subject to the adjustment of such Award by the Compensation Committee of Holdings and the terms of the Employee Matters Agreement, provided that following the date of the Spin-Off, each Assumed Spin-Off Award relates solely to shares of Common Stock and be administered by the Committee in accordance with the administrative procedures in effect under this Plan.

ARTICLE 13. CHANGE IN CONTROL

Unless provided otherwise in an Agreement, upon a Change in Control of the Company, each outstanding Option, SAR, Restricted Stock and RSU shall vest as of or immediately prior to the Change in Control if such Award is not assumed or continued or replaced with an Award that constitutes a Replacement Award. “Replacement Award” means an award (A) of the same type (e.g., option, RSU, etc.) as the Award, (B) that has a value at least equal to the value of the Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control or is payable solely in cash, and (D) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Award or Replacement Award failing to comply with or be exempt from Code Section 409A. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Award if the requirements of the two preceding sentences are satisfied.
Unless provided otherwise in an Agreement, if the Participant receives a Replacement Award in connection with a Change in Control, and the Participant’s employment is terminated without Cause within two years following the consummation of a Change in Control, outstanding Replacement Awards held by such Participant shall vest on the Participant’s termination date.
With respect to Awards that are subject to one or more performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated Award will be paid under the provisions of this Article 13 prior to when any or all such performance objectives are certified (or without regard to whether they are certified) or may make necessary and appropriate adjustments in the performance objectives.

ARTICLE 14. BENEFICIARY DESIGNATION

To the extent permitted by the Committee, each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any vested but unpaid Award is to be paid in case of the Participant’s death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing (including electronically if permitted by the Company) with the Company or its designee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s spouse, and if the Participant has no surviving spouse, to the Participant’s estate.

ARTICLE 15. DEFERRALS

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to RSUs and Other Awards, or the satisfaction of any requirements or objectives with respect to Performance Shares and Performance Units. If any such deferral election is permitted or required, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, which rules and procedures shall comply with Code Section 409A. The deferral of Option and SAR gains is prohibited.

ARTICLE 16. WITHHOLDING TAXES

16.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with this Plan or any Award.
16.2    Share Withholding. Except as otherwise determined by the Committee or provided in the Agreement corresponding to an Award:
a.    With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units or Other Awards, upon the achievement of performance objectives related to Annual Incentive Awards, Performance Shares or Performance Units, or upon any other taxable event arising as a result of or in connection with an Award granted hereunder that is settled in shares of Common Stock, unless other arrangements are made with the consent of the Committee, Participants shall satisfy the withholding requirement by the Company withholding shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to not more than the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates (or at any greater rate as may be permitted under accounting standards without resulting in adverse accounting treatment, as determined by the Committee). All such withholding arrangements shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
b.    If permitted by the Committee, a Participant may elect to deliver shares of Common Stock to satisfy, in whole or in part, the withholding requirement. Such an election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The Fair Market Value of the shares to be delivered will be determined as of the date the amount of tax to be withheld is determined. Such delivery must be made subject to the conditions and pursuant to the procedures established by the Committee with respect to the delivery of shares of Common Stock in payment of the corresponding Option Exercise Price.
c.    If permitted by the Committee, a Participant who is subject to the Company’s securities Insider Trading Policy relative to disclosure and trading on inside information, at the time the tax withholding requirement arises with respect to his or her Restricted Stock or, to the extent settled in shares of Common Stock, his or her Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Options or SARs, may elect to satisfy such withholding requirement by delivering payment of the tax required to be withheld in cash or by check on the date on which the amount of tax to be withheld is determined. Once made, the election shall be irrevocable.

ARTICLE 17. AMENDMENT AND TERMINATION

17.1    Amendment or Termination of Plan. The Board or the Committee may at any time terminate and from time to time amend the Plan in whole or in part, but no such action shall materially adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless such action is required by applicable law or any listing standards applicable to the Common Stock or the affected Participants consent in writing. To the extent required by Code

Section 422, other applicable law, and/or any such listing standards, no amendment shall be effective unless approved by the shareholders of the Company.
17.2    Amendment of Agreement. The Committee may, at any time, amend outstanding Agreements in a manner not inconsistent with the terms of the Plan; provided, however, except as expressly permitted or provided for in the Plan or in the Agreement, if such amendment is materially adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant (as determined by the Committee) without the consent of such Participant. Except for adjustments as provided in Section 4.3 or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Awards or cancel outstanding Options or SARs with per share exercise prices that are more than the Fair Market Value at the time of such cancellation (including following a Participant’s voluntary surrender of such “underwater” Options or SARs) in exchange for cash, other awards, or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval. This Section 17.2 is intended to prohibit the repricing of “underwater” Options and SARs and will not be construed to prohibit the adjustments provided for in Section 4.3 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 17.2 may not be amended without approval by the Company’s shareholders.
17.3    Clawback. All Awards granted under this Plan (and payments and shares in settlement of Awards and any other payments or benefits received under this Plan) are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock at any point may be traded) (the “Compensation Recovery Policy”), and relevant sections of any Agreement to which this Plan is applicable (or any related documents) shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. Further, by accepting any Award (or related benefit) under the Plan, a Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participants’ accounts or from any other compensation, to the extent permissible under Code Section 409A.
17.4    Cancellation of Awards for Detrimental Activity. The Committee may provide in the applicable Agreement or a separate policy that if a Participant engages in detrimental activity, as defined in such Agreement or separate policy, the Committee may, notwithstanding any other provision in this Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award as of the first date the Participant engages in the detrimental activity, unless sooner terminated by operation of another term of this Plan or any other agreement. Without limiting the generality of the foregoing, the Agreement or separate policy may also provide that if the Participant exercises an Option or SAR, receives an RSU, Performance Share, Performance Unit, Annual Incentive Award or Other Award payout, or receives or vests in shares of Common Stock under an Award at any time during the time specified in such Agreement or separate policy, the Participant shall be required to (a) pay to the Company any cash received with respect to the Award or (b) pay to the Company the excess of the then fair market value of the shares that were received with respect to the Award (or if the Participant previously disposed of such shares, the fair market value of such shares at the time of the disposition) over the total price paid by the Participant for such shares.
17.5    Assumption or Cancellation of Awards Upon a Corporate Transaction.
a.    In the event of a sale of all or substantially all of the assets or stock of the Company, a spinoff, the merger of the Company with or into another corporation such that shareholders of the Company immediately prior to the merger exchange their shares of stock in the Company for cash and/or shares of another entity or any other corporate transaction to which the Committee deems this provision applicable (any such event is referred to as a “Corporate Transaction”), all Awards will be subject to the agreement of merger or consolidation or applicable transaction agreement.
b.    The Committee may, in its discretion, cause each Award to be assumed or for an equivalent Award to be substituted by the successor or spun-off corporation or a parent or subsidiary of such successor corporation and adjusted as appropriate.
c.    In addition or in the alternative, the Committee, in its discretion, may cancel all or certain types of outstanding Awards at or immediately prior to the time of the Corporate Transaction provided that the Committee either (i) provides that the Participant is entitled to a payment (in cash or shares) equal to the value of the Award, as determined below and to the extent there is any such value, or (ii) at least fifteen (15) days prior to the Corporate Transaction (or, if not feasible to provide fifteen (15) days’ notice, within a reasonable period prior to the Corporate Transaction), notifies the Participant that, subject to rescission if the Corporate Transaction is not successfully completed within a certain period, the Award will be terminated and provides the Participant the right to exercise the Option or other Award as to all shares, including shares that would not otherwise be exercisable (or with respect to Restricted Stock, RSUs, Performance Shares, Performance Units, or Other Awards, provides that all restrictions shall lapse) prior to the Corporate Transaction.
d.    For purposes of Section 17(c), the value of the Award shall be measured as of the date of the Corporate Transaction and shall equal the value of the cash, shares or other property that would be payable to the Participant upon exercise or vesting of the Award, as applicable, less the amount of any payment required to be tendered by the Participant upon such exercise. The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the per share amount payable upon or in respect of such event over the exercise price of such Option or SAR and may cancel each Option or SAR with an exercise price greater than the per share amount payable upon or in respect of such event without any payment to the person holding such Option or SAR. For example, under this provision, in connection with a Corporate Transaction, the Committee can cancel all outstanding Options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to the Corporate Transaction if their Options had been fully exercised immediately prior to such Corporate Transaction, less the aggregate Option Exercise Price that would have been payable therefor, or if the amount that would have been payable to the Option holders pursuant to such Corporate Transaction if their Options had been fully exercised immediately prior thereto would be less than the aggregate Option Exercise Price that would have been payable therefor, the Committee can cancel any or all such Options for no consideration or payment of any kind. Payment of any amount payable pursuant to this cancellation provision may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.
e.    Any actions taken under this Section 17.5 shall be valid with respect to a 409A Award only to the extent that such action complies with Code Section 409A.

ARTICLE 18. MISCELLANEOUS PROVISIONS

18.1    Restrictions on Shares. If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such Award may be exercised in whole or in part (as applicable), no such Award may be paid out (as applicable) and no shares may be issued pursuant to such Award (as applicable) unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards applicable to the Common Stock and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.
Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity.
18.2    Rights of a Shareholder. Except as provided otherwise in the Plan or in an Agreement, no Participant awarded an Option, SAR, RSU, Performance Share, Performance Unit or Other Award shall have any right as a shareholder with respect to any shares covered by such Award prior to the date of issuance to him or her or his or her delegate of a certificate or certificates for such shares or the date the Participant’s name is registered on the Company’s books as the shareholder of record with respect to such shares.
18.3    Transferability. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the Participant’s death, to a beneficiary in accordance with Article 14 or by will or the laws of descent and distribution. If permitted by the Committee, a Participant may transfer NQSOs to a Permitted Transferee in accordance with procedures approved by the Committee. Except for a permitted transfer of NQSOs by a Participant to a Permitted Transferee, unless the Committee determines otherwise consistent with securities and other applicable laws, rules and regulations, (i) no Award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than upon the Participant’s death, to a beneficiary in accordance with Article 14 or by will or the laws of descent and distribution, and (ii) each Option and SAR outstanding to a Participant may be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative (provided that Incentive Stock Options may be exercised by such guardian or legal representative only if permitted by the Code and any regulations promulgated thereunder). In the event of a transfer to a Permitted Transferee as permitted under this Section 18.3 or by the Committee, appropriate evidence of any transfer to the Permitted Transferee shall be delivered to the Company at its principal executive office. If all or part of an Award is transferred to a Permitted Transferee, the Permitted Transferee’s rights thereunder shall be subject to the same restrictions and limitations with respect to the Award as the Participant. For the avoidance of doubt, any permitted transfer of an Award will be without payment of consideration by the Permitted Transferee.
18.4    No Fractional Shares. Unless provided otherwise in the Agreement applicable to an Award, no fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and any fractional share otherwise payable pursuant to an Award shall be forfeited unless the Agreement provides for payment of cash for such fractional share.
18.5    No Implied Rights. Nothing in the Plan or any Agreement shall confer upon any Participant any right to continue in the employ or service of the Employer, or to serve as a Non‑Employee Director thereof, or interfere in any way with the right of the Employer to terminate the Participant’s employment or other service relationship at any time and for any reason. Unless otherwise determined by the Committee, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. An Award of any type made in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type of Award to such Participant in that year or any subsequent year. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.
18.6    Transfer of Employee. The transfer of an Employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an Employee is placed on military, disability or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship. If an Employee’s employment or other service relationship is with a Subsidiary and that entity ceases to be a Subsidiary of the Company, a termination of employment shall be deemed to have occurred when the entity ceases to be a Subsidiary unless the Employee transfers his or her employment or other service relationship to the Company or its remaining Subsidiaries.
18.7    Expenses of the Plan. The expenses of the Plan shall be borne by the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan.
18.8    Compliance with Laws. The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required. It is the intent of the Company that the awards made hereunder comply in all respects with Rule 16b-3 under the Exchange Act and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention. Any provision herein relating to compliance with Rule 16b-3 under the Exchange Act shall not be applicable with respect to participation in the Plan by Participants who are not Insiders.
18.9    Acknowledgments. Notwithstanding anything in the Plan or an Agreement to the contrary, nothing in the Plan or in an Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to section 21F of the Exchange Act.
18.10    Successors. The terms of the Plan and outstanding Awards shall be binding upon the Company and its successors and assigns.
18.11    Tax Elections. Each Participant agrees to give the Committee prompt written notice of any election made by such Participant under Code Section 83(b) or any similar provision thereof. Notwithstanding the preceding sentence, the Committee may condition any Award on the Participant’s not making an election under Code Section 83(b).
18.12    Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which shares of Common Stock are traded.
18.13    Compliance with Code Section 409A. At all times, this Plan shall be interpreted and operated (i) with respect to 409A Awards in accordance with the requirements of Code Section 409A, and (ii) to maintain the exemptions from

Code Section 409A of Options, SARs and Restricted Stock and any Awards designed to be exempt under Code Section 409A. To the extent there is a conflict between the provisions of the Plan relating to compliance with Code Section 409A and the provisions of any Agreement issued under the Plan, the provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a 409A Award to the extent such discretionary authority would conflict with Code Section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Code Section 409A by reason of Code Section 409A(a)(2)(B)(i), any payment under an Award shall be delayed until the earliest date of payment that will result in compliance with the rules of Code Section 409A(a)(2)(B)(i) (regarding the required six (6) month delay for distributions to specified employees that are related to a separation from service). To the extent that a 409A Award provides for payment upon the recipient’s termination of employment as an Employee or cessation of service as a Non-Employee Director or Non-Employee, the 409A Award shall be deemed to require payment upon the individual’s “separation from service” within the meaning of Code Section 409A. To the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the occurrence of a change in control, then such payment shall not be made unless such change in control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a change in control. To the extent an Award is a 409A Award and is subject to a substantial risk of forfeiture within the meaning of Code Section 409A (or will be granted upon the satisfaction of a condition that constitutes such a substantial risk of forfeiture), any compensation due under the Award (or pursuant to a commitment to grant an Award) shall be paid in full not later than the sixtieth (60th) day following the date on which there is no longer such a substantial risk of forfeiture with respect to the Award (and the Participant shall have no right to designate the year of the payment), unless the Committee shall clearly and expressly provide otherwise at the time of granting the Award. In the event that an Award shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party.
18.14    Legal Construction.
a.    If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.
b.    Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.
c.    To the extent not preempted by federal law, the Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Georgia, without giving effect to any choice of law provisions. Unless otherwise provided in the applicable Agreement, the recipient of an Award is deemed to submit to the exclusive jurisdiction and venue of the Federal and state courts of Georgia to resolve any and all issues that may arise out of or relate to the Plan or such Agreement.
IN WITNESS WHEREOF, this Plan is executed as of [May 15, 2024], the date the Board approved this Plan, to be effective as of the Effective Date.

THE AARON’S COMPANY, INC.

By:___________________________
Name: Rachel G. George
Title: Executive Vice President, General Counsel, Corporate     Secretary, and Chief Corporate Affairs Officer

[Signature Page to The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan]

The Aaron's Company, Inc.

THE AARON'S COMPANY, INC.
CORPORATE SECRETARY
400 GALLERIA PARKWAY, SE
SUITE 300
ATLANTA, GA 30339

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Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 14, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 12, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V31008-P01434 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE AARON'S COMPANY, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Ten Directors

Nominees:

	For	Against	Abstain
1a. Wangdali C. Bacdayan	☐	☐	☐
1b. Laura N. Bailey	☐	☐	☐
1c. Kelly H. Barrett	☐	☐	☐
1d. Walter G. Ehmer	☐	☐	☐
1e. Hubert L. Harris, Jr.	☐	☐	☐
1f. Timothy A. Johnson	☐	☐	☐
1g. Douglas A. Lindsay	☐	☐	☐
1h. Kristine K. Malkoski	☐	☐	☐
1i. Marvonia P. Moore	☐	☐	☐
1j. John W. Robinson III	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Shareholders will also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V31009-P01434

THE AARON'S COMPANY, INC.
Annual Meeting of Shareholders
May 15, 2024 10:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Douglas A. Lindsay, C. Kelly Wall and Rachel G. George, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE AARON'S COMPANY, INC. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 15, 2024, at the law offices of Troutman Pepper Hamilton Sanders LLP, located at 600 Peachtree Street, N.E., Suite 3000, Atlanta, GA 30308, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this card is signed and returned without voting instructions, you will be deemed to have instructed the proxies to vote the shares in accordance with the recommendations of the Company's Board of Directors.

Participants in any retirement plan of the Company may vote their proportionate share of Company common stock held in the plan by signing and returning this card, or by voting electronically or by telephone. By doing so, you are instructing the trustee to vote all of the shares at the meeting, and at any and all adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side of this proxy. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote your shares in accordance with the recommendations of the Company's Board of Directors listed above. If this card is not returned (and your shares are not otherwise voted electronically or by telephone) or if this card is returned unsigned, your shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.

Continued and to be signed on reverse side